As filed with the Securities and Exchange Commission on April 21, 2005
Registration No. 333-115897

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 3
on
Form S-1
to
REGISTRATION STATEMENT ON FORM S-3
UNDER THE
SECURITIES ACT OF 1933

DIGITAL RECORDERS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-1362926
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(214) 378-8992
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David L. Turney
Chairman, Chief Executive Officer and President
Digital Recorders, Inc.
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(214) 378-8992
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies requested to:
Quentin Faust, Esq.
Andrews Kurth, L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas 75201
      Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the Selling Shareholders shall determine.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 21, 2005
PROSPECTUS
DIGITAL RECORDERS, INC.
237,500 Shares of Common Stock
        This prospectus relates to the offer and sale of up to 237,500 shares of common stock of Digital Recorders, Inc., a North Carolina corporation, that may be offered and sold from time to time by the shareholders described in this prospectus under “Selling Shareholders” or by pledges, donees, transferees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution or other non-sale related transfer. As used in this prospectus, “we,” “us,” “our” and similar expressions refer to Digital Recorders, Inc. and its subsidiaries.
      The Selling Shareholders may offer their shares from time to time through or to one or more underwriters, brokers or dealers, on the NASDAQ SmallCap Market, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or otherwise. We will not receive any proceeds from the sale of shares by the Selling Shareholders. In connection with any sales, the Selling Shareholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act.
      We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Shareholders will pay commissions and selling expenses, if any, incurred by them.
      Our common stock is traded on the NASDAQ SmallCap Market under the symbol “TBUS.” The closing sale price on NASDAQ on March 31, 2005 was $2.31 per share. Our common stock is also traded on the Boston Stock Exchange under the symbol “TBU.”

       Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Shareholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus. The shares covered by this prospectus include 625,000 outstanding shares of common stock and 187,500 shares of common stock issuable upon the exercise of warrants that we previously issued to the Selling Shareholders. This prospectus also covers any shares of common stock, and related preferred stock purchase rights that may become issuable pursuant to anti-dilution adjustment provisions that would increase the number of shares issuable upon exercise of the warrants as a result of stock splits, stock dividends or similar transactions.
      A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 8, and any supplements before making a decision to invest in our common stock.

PROSPECTUS SUMMARY
      This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the “Company,” “Digital Recorders,” “DRI,” “we,” “us” and “our” refer to Digital Recorders, Inc. and its consolidated subsidiaries.
Our Company
      We were incorporated in 1983 and became a public company through an initial public offering in November 1994. We are a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies’ surveillance capabilities. Our transit communications products — TwinVision® and Mobitec route destination signage systems, Talking Bus® voice announcement systems, and Internet-based, automatic vehicle monitoring systems — enhance public transportation in a number of countries around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies capture, arrest and prosecute criminals. We currently operate through the following two major business segments: (1) the transportation communications segment; and (2) the law enforcement and surveillance segment.
      Transportation Communications Segment. Our transportation communications segment produces products sold worldwide within the passenger information communication market. We conduct these operations through our Digital Recorders business unit in the United States and through our TwinVision® and DRI Europa AB subsidiaries, and the subsidiaries of DRI Europa AB, Transit Media-Mobitec GmbH and Mobitec AB, outside the United States. This segment accounted for approximately 97 percent of our net sales in 2003 and 96 percent in 2002 and 2001. We sell to transportation vehicle equipment customers generally in two broad categories, including end-user customers and original equipment manufacturers. Our end-user customers include:

•	municipalities;

•	regional transportation districts;

•	federal, state, and local departments of transportation;

•	transit agencies;

•	public, private, or commercial operators of vehicles; and

•	rental car agencies.
      Our original equipment manufacturer customers are the manufacturers of transportation vehicles. The relative percentage of sales to end customers compared to original equipment manufacturer customers varies widely and frequently from quarter-to-quarter and year-to-year and within products and product lines comprising our mix of total revenue in any given period.
      Law Enforcement and Surveillance Segment. Our law enforcement and surveillance segment consists of our wholly owned subsidiary, Digital Audio Corporation, in Durham, North Carolina, which we acquired in 1995. Digital Audio serves customers in the federal, state and local law enforcement agencies or organizations in the United States, as well as similar agencies in foreign countries such as the Royal Canadian Mounted Police, Australian Federal Police and London Metropolitan Police. It produces a line of digital audio filter systems and tape transcribers used to improve the quality and intelligibility of both live and recorded voices. We market Digital Audio products to various customers, including:

•	U.S. federal, state, and local law enforcement agencies or organizations;

•	U.S. military and intelligence organizations;

•	comparable national and regional agencies of foreign governments; and

•	private and industrial security and investigation firms.
An Overview of Our Industry, Markets and Products
      Our electronic signage and automatic voice announcement and vehicle locating systems provide customers of our transportation communications segment with next stop, transfer point, route and destination information, vehicle location and operational condition information, and public service announcements. On the public side of this market, mass transit operating authorities can normally obtain funding for equipment purchases from the U.S. Federal Transit Administration. While as much as 80 percent of major capital acquisitions can be federally funded in most instances, overall federal funding in the U.S. transportation communications segment market accounts for roughly 20 percent of all funding of all activities in the U.S. market. The balance comes from a combination of state and local sources and passenger fare revenues. Typical privately funded users of our transit communications sector products include rental car shuttle vehicles and tour vehicle operators. Funding for markets outside of the U.S. comes from a variety of sources. These sources vary widely region-to-region and may include combinations of local, regional, municipal, federal and private entities or funding mechanisms.
      The automatic voice announcement systems market, served by our Digital Recorders business unit, emerged primarily because of ADA legislation. Our Digital Recorders business unit pioneered development of automatic voice announcement technology. Our Digital Recorders Talking Bus® system met favorable acceptance in terms of concept, design, and technology, and was acknowledged to be ADA-compliant.
      The automatic vehicle location capability of the Digital Recorders Talking Bus® system has enabled us to expand our served market to include fleet management services for operators of transit vehicle systems.
      The electronic destination sign market, which is served by Transit Media-Mobitec GmbH, TwinVision® and Mobitec AB, is highly competitive and mature, with business growth closely tied to overall market size, increased market share, or technological advances. Virtually all new transit buses manufactured worldwide have some form of destination sign system, and approximately 95 percent of those systems in the U.S. and 70 percent in major international markets are electronic. We believe that TwinVision® holds approximately the same level of market share in the U.S. as its only significant competitor, while Mobitec AB and Transit Media-Mobitec GmbH hold significant market shares internationally. Those market shares vary widely from region to region. For example, we believe Mobitec AB has a majority of the market share in Nordic markets and we believe that Transit Media-Mobitec GmbH has less than 10 percent of the market share in Central Europe.
      Our Digital Audio subsidiary’s market within our law enforcement and surveillance segment consists of government organizations at the local, state and federal level. Digital Audio also markets its products, which include audio collection, filtering, forensic examination and countermeasures devices, in North America and approximately 15 foreign countries directly and through a network of dealers. Typically, about 30 percent of Digital Audio’s sales are to international customers, although that percentage varies widely from quarter-to-quarter and year-to-year.
Competition
      Transportation Communications Segment. Most of the markets in which we participate are highly competitive and are subject to rapid technological advances, as well as evolving industry and regulatory standards. We believe the principal competitive factors in all markets we serve include ease of use, after-sales service and support, price, the ability to integrate products with other technologies, maintaining leading edge technology, and responding to governmental regulation.
      In DRI’s Transportation Communications Segment electronic destination sign market, management views Luminator Holding L.P., an operating unit of Mark IV Industries, Inc., as its principal competitor. Clever Devices Ltd. and Meister Electronics, LC, are two of DRI’s significant competitors in the domestic automatic voice announcement systems market. In the Integrated Systems market, management considers

INIT GmbH, Siemens AG, and Orbital Sciences Corporation to be DRI’s most significant competitors. Numerous other competitors exist in the international market, most tending to serve discrete territories. Of the international competitors, those comprising the majority of competitive market shareholders are: Meister, LLE, Luminator, Hanover Displays, Gorba, INIT, Siemens, and Orbital. All of these but Orbital, Luminator, and Hanover Displays are based in Central Europe. Hanover Displays is based in the United Kingdom with the majority market share there, as well as sales in selected regions of the continental European market. Orbital and Luminator are based in the United States.
      Law Enforcement and Surveillance Segment. DAC is a leader among the small number of participants in this industry and few, if any of which, are directly competitive across the entire DAC product line. Filtering products produced for the commercial sound industry by companies such as AKG Acoustics GmbH are not specifically designed for voice filtering. As a result, we do not believe companies manufacturing those products pose significant competition. Management recognizes Adaptive Digital Systems, Inc., REI®, and Intelligent Devices as key competitors in a small industry group that compete with similar technologies.
Customers
      We generate a significant portion of our sales from a relatively small number of key customers, the composition of which may vary from year to year. Our major customers (defined as those customers to which we made sales greater than 10 percent of DRI’s total sales) in 2004, 2003, and 2002 were transit bus original equipment manufacturers. In 2004, two customers accounted for 22.9 percent of sales. In 2003, one customer accounted for 16.2 percent of sales. In 2002, two customers accounted for 21.8 percent of sales. We sell our products to a limited set of customers. Concentration and credit risk are a function of the orders we receive in any given period of time. Loss of one or more of these key customers could have an adverse impact, possibly material, on the Company.
Our Research and Development
      We are committed to the continued technological enhancement of all of our products and to the development or acquisition of products having related applications, although continued development of any product is dependent upon product acceptance in the market place. Research and development expenses (excluding certain capitalized software development costs) were $1.9 million, or 4.0 percent of net sales in 2004, compared to $2.1 million, or 4.7 percent of net sales in 2003, and $2.5 million, or 5.5 percent of net sales, in 2002. Because we believe that technological advances are necessary to maintain and improve our product lines and, thus, our market position in a highly competitive market environment, we expect to continue to invest a significant amount of capital relative to our revenues on research and development in the foreseeable future. As a result of our high level of research and development spending, we may experience fluctuations in our operating results because costs may be incurred in periods prior to the related or resulting revenues, and because research and development costs fluctuate in accordance with projects undertaken as opposed to being a percentage of revenue or otherwise related to sales.
Our Manufacturing Operations
      Transportation Communications Segment. Our principal supplier for the DR business unit for most of fiscal year 2004 is an ISO 9002 certified contract-manufacturing firm that produces DR-designed equipment. DR also performs part of its assembly work in-house. Although we were solely dependent on the contract manufacturer to provide products for our DR business unit for most of fiscal year ended 2004, we do not intend to be solely dependent on them or other suppliers for major components in the longer term. In keeping with this policy, in 2004, we executed contracts with other suppliers to perform some of the services the current supplier provides.
      TM-M and TVna purchase display components and assemblies for electronic destination sign systems from multiple companies in Europe and the United States. We have contracts with domestic and foreign electronic manufacturing and/or contract assembly firms to assemble these components and assemblies.

Domestic production is compliant with “Buy-America” regulations. In 2002 and again in 2004, TVna moved part of its assembly process in-house.
      Mobitec AB produces the majority of its products in Herrljunga, Sweden. It purchases raw materials and components and assembles primarily from suppliers located in the Nordic and European markets.
      Mobitec Brazil Ltda produces its products in Caxias do Sul, Brazil. It purchases raw materials and components and assemblies from companies in Europe and LED’s from DRI’s subsidiary TVna, and the remainder from various local suppliers in Brazil.
      Law Enforcement and Surveillance Segment. DAC primarily buys component parts and assembles its products internally. Printed circuit board components and enclosures are purchased from well-established vendors and small local suppliers. DAC typically works with ISO-certified suppliers.
      Other than described above, we believe alternative suppliers would be readily available for all raw materials and components for each of our businesses.
      Our website address is www.digitalrecorders.com. Information on our website is not part of this prospectus. More detailed information about our business is contained under the heading “Business” below.
Risk Factors
      See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in our common stock.
The Offering

Common stock offered by the Selling Shareholders	237,500 shares

Offering prices	The shares may be offered and sold at prevailing market prices or such other prices as the Selling Shareholders may determine.

Common stock outstanding	9,660,848 shares as of March 31, 2005

Dividend policy	Holders of Series AAA Redeemable Nonvoting Preferred Stock and Series E Redeemable Nonvoting Convertible Preferred Stock are entitled to receive cumulative quarterly dividends when and if declared by our board of directors, at the rate of 5% per annum and 7% per annum, respectively, in cash, on the liquidation value of those shares. Subject to the rights of our outstanding preferred stock and subject to restrictions imposed by an outstanding convertible subordinated debenture and related purchase agreement and our domestic senior credit facility, dividends on our common stock may be declared and paid when and as determined by our board of directors. We do not presently intend to begin paying dividends on our common stock in the foreseeable future.

NASDAQ SmallCap Market symbol	TBUS

Boston Stock Exchange symbol	TBU

Use of proceeds	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders who offer and sell their shares.

Voting rights	The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Under North Carolina law, the approval of the holders of shares of each series of our outstanding preferred stock, voting as a separate class, may be required for certain matters, such as mergers and amendments to our articles of incorporation.
Our Address
      Our principal executive offices are located at 5949 Sherry Lane, Suite 1050, Dallas, Texas 75225, and our telephone number is (214) 378-8992.
Selected Financial Data
      The following table presents consolidated selected financial data. The statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2004 and 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 have been derived from our audited consolidated financial statements that are not included herein.
      The information included in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except share and per share amounts)
Statements of Operations Data:
Net sales	$47,773	$44,026	$45,138	$37,215	$29,886
Gross profit	17,946	16,876	16,209	13,826	10,906
Operating income (loss)	(1,442)	(420)	724	419	233
Net loss applicable to common shareholders	(3,476)	(2,233)	(367)	(62)	(456)
Net loss applicable to common shareholders per common share
Basic and diluted	$(0.49)	$(0.58)	$(0.10)	$(0.02)	$(0.14)
Weighted average number of common shares and common share equivalents outstanding Basic and diluted	7,149,544	3,873,133	3,746,119	3,495,954	3,274,108

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Current assets	$20,876	$18,677	$20,178	$18,001	$15,515
Total assets	38,041	34,552	33,383	28,810	17,820
Current liabilities	12,929	16,335	17,856	10,249	12,218
Long term debt	653	6,647	7,738	11,601	—
Minority interest	441	338	268	209	—
Redeemable Preferred Stock	—	—	1,770	1,770	1,770
Shareholders’ equity	23,641	11,232	5,752	4,982	3,833
Quarterly Financial Data:
      The following is a summary of unaudited quarterly results of operation for the years ended December 31, 2004 and 2003, respectively.

	Year Ended December 31, 2004

	Q1	Q2	Q3	Q4	Total

	(In thousands, except share and per share amounts)
Net sales	$12,136	$11,746	$11,508	$12,383	$47,773
Gross profit	5,084	5,037	4,756	3,069	17,946
Operating income (loss)	595	242	308	(2,587)	(1,442)
Net income (loss) applicable to common shareholders	86	(98)	(623)	(2,841)	(3,476)
Net income (loss) applicable to common shareholders per common share:
Basic	$0.02	$(0.01)	$(0.08)	$(0.40)	$(0.49)
Diluted	$0.02	$(0.01)	$(0.08)	$(0.40)	$(0.49)
Weighted average number of common shares and common share equivalents outstanding
Basic	3,944,475	6,858,851	8,202,786	9,491,736	7,149,544
Diluted	4,110,127	6,858,851	8,202,786	9,491,736	7,149,544

	Year Ended December 31, 2003

	Q1	Q2	Q3	Q4	Total

	(In thousands, except share and per share amounts)
Net sales	$10,917	$12,521	$10,612	$9,976	$44,026
Gross profit	4,344	5,007	4,170	3,355	16,876
Operating income (loss)	131	638	518	(1,707)	(420)
Net income (loss) applicable to common shareholders	(211)	216	104	(2,342)	(2,233)
Net income (loss) applicable to common shareholders per common share
Basic	$(0.06)	$0.06	$0.03	$(0.60)	$(0.58)
Diluted	$(0.06)	$0.04	$0.02	$(0.60)	$(0.58)
Weighted average number of common shares and common share equivalents outstanding
Basic	3,804,475	3,812,167	3,944,475	3,944,475	3,873,133
Diluted	3,804,475	6,198,130	6,320,130	3,944,475	3,873,133
      During the third quarter of 2004, the Company recorded a full valuation allowance against its deferred tax assets representing a non-cash charge of $787 thousand to tax expense. SFAS No. 109 “Accounting for Income Taxes (“FAS 109”), requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In addition, the Company expects to provide a full valuation allowance on future domestic tax benefits until the Company can sustain a level of profitability that demonstrates its ability to utilize the deferred tax assets. Also during the quarter, the Company’s domestic operations recorded a charge for obsolete inventory, representing a non-cash charge of $135 thousand in cost of sales, to recognize its net realizable value.
      During the fourth quarter of 2004, the Company’s domestic and foreign operations recorded an additional charge for obsolete inventory, representing a non-cash charge of $1.4 million, against cost of sales to recognize its net realizable value.
      During the fourth quarter of 2003, the Company closed the sale of 300 shares of Series F Convertible Preferred Stock, par value $.10 to Dolphin Offshore Partners, L.P. for a purchase price of $1.5 million. In connection with the sale of the Series F Stock to Dolphin, the Company issued warrants to Dolphin to purchase 319,419 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to certain adjustments. In connection with the issuance of the Series F Stock and related warrants, the Company recorded the beneficial conversion feature, representing a non-cash charge of $703 thousand, against income available for common shareholders based on the relative fair value of the stock and warrants.
      During the fourth quarter of 2003, the Company recorded a partial valuation allowance against its deferred tax assets representing a non-cash charge of $616 thousand to tax expense.

RISK FACTORS
      An investment in our common stock involves significant risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before buying shares of our common stock. Many of the risks discussed below have affected our business in the past, and many are likely to continue to do so. These risks may materially adversely affect our business, financial condition, operating results or cash flows, or the market price of our common stock. Each of these risk factors could adversely affect the value of an investment in our common stock.
Risks Related to Our Indebtedness, Financial Condition and Results of Operations

Our substantial debt could adversely affect our financial position, operations and ability to grow.
      We have a substantial amount of debt. As of December 31, 2004, our total debt of approximately $6.7 million consisted of long-term debt in the amount of $3.0 million, including current maturities of approximately $2.4 million, and short-term debt of $3.7 million. Included in the long-term debt is $250 thousand under our outstanding eight percent (8.0%) convertible debentures to a director of the Company, $1.7 million of unsecured indebtedness payable to the former owner of Mobitec, and $1.0 million payable under a term loan to a Swedish bank. The short-term debt consisted of $3.7 million outstanding under our domestic and European revolving credit facilities.
      As of February 28, 2005, our total debt of approximately $7.6 million consisted of long-term debt in the amount of $2.9 million, including current maturities of approximately $2.3 million, and short-term debt of $4.8 million. Included in the long-term debt is $1.6 million of unsecured indebtedness to the former owner of Mobitec AB, $964 thousand outstanding under a term loan to a Swedish bank and $250,000 under our outstanding 8.0% convertible debenture held by a shareholder and director. The short-term debt consisted of the outstanding balances under our domestic and European revolving credit facilities. Our substantial indebtedness could have adverse consequences in the future. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce amounts available for working capital, capital expenditures, research and development and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to our competitors that may have less debt than we do;

•	make it more difficult for us to obtain additional financing that may be necessary in connection with our business;

•	make it more difficult for us to implement our business and growth strategies; and

•	cause us to have to pay higher interest rates on future borrowings.
     Some of our debt bears interest at variable rates.
      If interest rates increase, or if we incur additional debt, the potential adverse consequences, including those described above, may be intensified. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity financing or restructure our debt. Our existing credit facilities contain covenants that, among other things, limit our ability to incur additional debt.

Future cash requirements or restrictions on cash could adversely affect our financial position, and an event of default under our outstanding debt instruments could impair our ability to conduct business operations.
      Our cash balance declined in the current year and we could incur negative overall cash flow in future periods. If cash flow significantly deteriorates in the future, our liquidity and ability to operate our business could be adversely impacted. Additionally, our ability to raise financial capital may be hindered due to our net losses and the possibility of future negative cash flow, thus reducing our operating flexibility.
      The following items, among others, could require unexpected future cash payments, limit our ability to generate cash or restrict our use of cash:

•	triggering of certain payment obligations, or acceleration of payment obligations, under our revolving credit facilities or our outstanding convertible debentures;

•	triggering of redemption obligations under our outstanding convertible debentures;

•	costs associated with unanticipated litigation relating to our intellectual property or other matters;

•	taxes due upon the transfer of cash held in foreign locations; and

•	taxes assessed by local authorities where we conduct business.
      During the third quarter of 2003, we entered into a $10.0 million revolving credit facility with LaSalle Business Credit, LLC. This facility permits us to borrow an amount determined on the basis of a formula that applies specified percentages to our domestic inventory and accounts receivable balances and then deducts a reserve amount established by the lender (currently $900 thousand). The credit facility has an initial term of three years and is secured by substantially all of our domestic assets. The credit agreement also has affirmative, negative, and financial covenants with which we must comply. At December 31, 2004, we were not in compliance with the fixed charge coverage ratio under the credit facility, but secured a waiver from the lender, LaSalle Business Credit, for this violation and covenants were reset going forward. We were also not in compliance with the fixed charge covenant ratio under the credit facility as of March 31, 2005, but secured an additional waiver from the lender.
      We also have a revolving credit facility with a Swedish bank that we use in connection with our European operations and which is secured by substantially all the assets of our Mobitec AB subsidiary. Our maximum borrowing capacity under that facility is 10.6 million Swedish krona, equivalent to approximately $1.5 million U.S. dollars. That facility also contains affirmative, negative, and financial covenants.
      We additionally have a revolving credit facility with a German bank that we use in connection with our German operations which is secured by accounts receivable and inventory of our German subsidiary, Transit-Media Mobitec GmbH. Our maximum borrowing capacity under that facility is 0.6 million Euros, equivalent to approximately $699 thousand U.S. Dollars.
      As of December 31, 2004, our outstanding balances were $1.1 million under the domestic facilities and $2.7 million under the European facilities.
      A convertible subordinated debenture in the amount of $250 thousand dated August 26, 2002, is payable to a shareholder and member of the Board of Directors, and is due in full August 26, 2009, if not sooner redeemed or converted, with annual interest at 8.0 percent paid monthly. The loan agreement under which the convertible debenture was issued subjects the Company to a 1:1 ratio of Earnings Before Interest, Depreciation, and Amortization (EBITDA) to interest to be calculated quarterly on a rolling four-quarter basis and a 1.3:1 current ratio to be calculated at each quarter end. Both ratios were waived by the debt holder for calendar year 2004. On March 31. 2005, the financial covenants were amended to provide for tangible net worth and escalating fixed charges coverage ratios the same as those set for the in the LaSalle Credit Agreement. The amended covenants were waived by the debt holder for the first quarter 2005.
      While we plan to adhere to the covenants in our credit facilities to the best of our ability for subsequent quarters in 2005, in the event that it appears we are unable to avoid an event of default, it may be necessary or advisable to retire and terminate one or more of the facilities and pay all remaining balances borrowed. Any such payment would further limit our available cash and cash equivalents. Furthermore, we may not be able to retire the credit facilities if we do not have adequate resources available when necessary to avoid an event of default or if we do not have adequate time to retire the credit facilities. The consequences of an event of default under one or more of our credit facilities or other debt instruments may prevent us from conducting normal business operations.
      The above cash requirements or restrictions could lead to an inadequate level of cash for operations or for capital requirements, which could have a material negative impact on our financial position and significantly harm our ability to operate the business.

We have a history of net losses and cannot assure you that we will become profitable.
      We have incurred losses in almost every fiscal year since we have been a public company. Our net loss applicable to common shareholders was $3.5 million in 2004, $2.2 million in 2003, and $367 thousand in 2002. We cannot assure you that we will become profitable or, if we do, that we will be able to sustain or increase profitability in the future. We had an accumulated deficit of $9.4 million as of December 31, 2003 and $12.6 million of December 31, 2004. If we cannot achieve or sustain profitability, our financial condition will be materially adversely affected and it will be much more difficult, if possible at all, to obtain additional financing and to continue to grow our business.

Our efforts to reduce costs may not be effective. If we fail to reduce costs effectively, we may not achieve profitability or positive cash flow.
      We believe cost containment and expense reductions are essential to achieving profitability and positive cash flow from operations in future periods. Our efforts to reduce expenses have positively affected our results in recent periods, but we must continue to contain costs and further reduce expenses in order to achieve and sustain profitability. We cannot assure you that we will be able to do so. If we are not able to grow our sales while reducing our costs, as a percentage of sales, we will not be able to achieve profitability and our business and financial condition could be materially and adversely affected. Moreover, sales lost due to the cancellation of, or our inability to fill, an order in one period may not necessarily be made up by sales in any future period.

Our operating results will continue to fluctuate.
      Our operating results may fluctuate from period to period and period over period depending upon numerous factors, including (1) customer demand and market acceptance of our products and solutions; (2) new product introductions; (3) variations in product mix; (4) delivery due date changes; and (5) other factors. We operate in a market characterized by long sales cycles. From first contact to order delivery may be a period of two years or longer in certain instances. Delivery schedules, as first established with the customer in this long cycle may change with little or no advance notice as the original delivery schedule draws near. Our business is sensitive to the spending patterns and funding of our customers, which in turn are subject to prevailing economic conditions and other factors beyond our control. Moreover, we derive sales primarily from significant orders from a limited number of customers. For that reason, a delay in delivery of our products in connection with a single order may significantly affect the timing of our recognition of sales between periods. Moreover, sales lost due to the cancellation of, or our inability to fill, an order in one period may not necessarily be made up by sales in any future period.

Risks Related to Internal Controls

Our former auditor identified a material weakness in our internal controls.
      In connection with the audit of our financial statements for the year ended December 31, 2003, our former auditors, McGladrey & Pullen LLP, identified a material weakness in that there were not sufficient internal control policies and procedures over financial reporting to ensure that financial statements and schedules were reliable and accurate. Further, they identified reportable conditions including the lack of organized documentation for capitalized software, a lack of formal procedures to reconcile inter-company accounts and transactions, and a lack of segregation of duties in certain foreign subsidiaries, and that there were not sufficient internal control policies and procedures over financial reporting for non-routine and complex transactions to ensure the reliability and accuracy of our financial statements and schedules. Insufficient internal controls over financial reporting could cause us to fail to meet our reporting obligations, result in material misstatements in our financial statements, and negatively affect investor confidence.

Steps taken meant to resolve material weaknesses in internal controls identified in previous years audit may not provide continuing remediation.
      Although remediation steps were implemented by the end of fiscal year 2004, the material weakness may not be considered remediated until these procedures operate for a period of time, are tested, and it is concluded that such procedures are operating effectively. We cannot assure you that the steps we have taken will be sufficient to fully remediate the material weakness or that additional material weaknesses or significant deficiencies in our internal controls over financial reporting will not be discovered in the future. Any failure to remediate the material weakness identified by our former auditors or implement required new or improved controls, or difficulties encountered in their implementation, could adversely affect our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any of the foregoing occurrences could cause investors to lose confidence in our internal control environment.

Risks Related to Our Operations and Product Development

A significant portion of our sales is derived from sales to a small number of customers. If we are not able to obtain new customers or repeat business from existing customers, our business could be seriously harmed.
      We sell our products to a limited and largely fixed set of customers and potential customers. In our transportation communications segment, we sell primarily to original equipment manufacturers and to end users such as municipalities, regional transportation districts, transit agencies, federal, state and local departments of transportation, and rental car agencies. The identity of the customers who generate the most significant portions of our sales may vary from year to year. In 2004, two major customers accounted for 22.9 percent of our net sales, compared to one major customer accounting for 16.2 percent in 2003 and two major customers accounting for 21.8 percent in 2002. If any of our major customers stopped purchasing products from us, and we were not able to obtain new customers to replace the lost business, our business and financial condition would be materially adversely affected. Many factors affect whether customers reduce or delay their investments in products such as those we offer, including decisions regarding technology spending levels and general economic conditions in the countries and specific markets where the customers are located.

We depend on third parties to supply components we need to produce our products.
      Our products and solutions are dependent upon the availability of quality components that are procured from third-party suppliers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts (which can adversely affect the reliability and reputation of our products), a shortage of components and reduced control over delivery schedules (which can adversely affect our manufacturing efficiencies) and increases in component costs (which can adversely affect our profitability).
      We have some single-sourced supplier relationships, because either alternative sources are not readily or economically available or the relationship is advantageous due to performance, quality, support, delivery, and capacity or price considerations. If these sources are unable to provide timely and reliable supply, we could experience manufacturing interruptions, delays, or inefficiencies, adversely affecting our results of operations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could affect operating results adversely.

Many of our customers rely on government funding, and that subjects us to risks associated with governmental budgeting and authorization processes.
      A majority of our sales address end customers having some degree of national, federal, regional, state, or local governmental-entity funding. These governmental-entity funding mechanisms are beyond our control and often are difficult to predict. Further, general budgetary authorizations and allocations for state, local, and federal agencies can change for a variety of reasons, including general economic conditions, and have a material adverse effect on us. For example, the TEA-21 legislation under which the funding for our transportation products business segment domestic sales are derived was subject to reauthorization in 2003. However, the current TEA-21 program has been extended through a series of continuing resolutions pending enactment of new long-term legislation, which is currently in process in Congress. Although the Environmental and Public Works Committee of the U.S. Senate has approved legislation reauthorizing TEA-21, and the House of Representatives “T&I” Committee has acted similarly with its proposal, this legislation is still subject to further review and negotiation and could even fail to be enacted. These continuing resolutions, and delay in enactment of reauthorization legislation, tend to create uncertainty in the market. That uncertainty in turn can tend to delay, or depress, order opportunities. We are involved through the industry trade association, the America Public Transportation Association, the Web site of which regularly posts status information on legislative matters. While we believe the reauthorization will occur, and that resulting federal funding will be at or above the present approximately $7 billion annually, we cannot assure you that the legislation will be reauthorized as we expect. In addition to federal funding to the public transit side of our domestic market, some of our customers rely on state and local funding. These tend to be affected by general economic conditions. For example, some transit operating authorities reduced service in 2002 and 2003, potentially extending into 2004, in response to the slow economy and uncertainties on the reauthorization of TEA-21; this can have a depressing effect on sales of our products. It is not possible to precisely quantify this impact. Any unfavorable change in any of these factors and considerations could have a material adverse effect upon us.
     We must continually improve our technology to remain competitive.
      Our industry is characterized by, and our business strategy is substantially based upon, continuing improvement in technology. This results in frequent introduction of new products, short product life cycles, and continual change in product price/performance characteristics. We must develop new technologies in our products and solutions in order to remain competitive. We cannot assure you that we will be able to continue to achieve or sustain the technological leadership that is necessary for success in our industry. In addition, our competitors may develop new technologies that give them a competitive advantage, and we may not be able to obtain the right to use those technologies at a reasonable cost, if at all, or to develop alternative solutions that enable us to compete effectively. A failure on our part to manage effectively the transitions of our product lines to new technologies on a timely basis could have a material adverse effect upon us. In addition, our business depends upon technology trends in our customers’ businesses. To the extent that we do not anticipate or address these technological changes, our business may be adversely impacted.
     We cannot assure you that any new products we develop will be accepted by customers.
      Even if we are able to continue to enhance our technology and offer improved products and solutions, we cannot assure you we will be able to deliver commercial quantities of new products in a timely manner or that our products will achieve market acceptance. Further, it is necessary for our products to adhere to generally accepted and frequently changing industry standards, which are subject to change in ways that are beyond our control.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.
      Our success depends in large part on the continued service of our management and other key personnel who have significant knowledge, experience, and contacts in the industries that comprise our primary markets. Our ability to continue to attract, motivate, and retain employees having these qualifications is essential to our future success. The loss of the services of key personnel could cause us to lose market share to a competitor or otherwise materially adversely affect our business or financial condition.
Risks Related to Our International Operations

There are numerous risks associated with international operations, which represent a significant part of our business.
      Our international operations generated about 40 percent of our sales in 2004. Our sales outside the United States were primarily in Europe (particularly the Nordic countries), South America, the Middle East, and Australia. The success and profitability of international operations are subject to numerous risks and uncertainties, such as economic and labor conditions, political instability, tax laws (including U.S. taxes upon foreign subsidiaries), and changes in the value of the U.S. dollar versus the local currency in which products are sold. Any unfavorable change in one or more of these factors could have a material adverse effect upon us.

We maintain cash deposits in foreign locations, portions of which may be subject to significant tax or tax withholding upon transfer or withdrawal.
      Many countries impose taxes or fees upon removal from the country of cash earned in that country. Moreover, complying with foreign tax laws can be complicated and we may incur unexpected tax obligations in some jurisdictions. While we believe our tax positions in the foreign jurisdictions in which we operate are proper and fully defensible, tax authorities in those jurisdictions may nevertheless assess taxes and render judgments against us if we are unable to adequately defend our position. In such an event, we could be required to make unexpected cash payments in satisfaction of such assessments or judgments or incur additional expenses to defend our position.
Risks Related to Intellectual Property

We may not be able to defend successfully against claims of infringement against the intellectual property rights of others, and defense could be costly.
      Third parties, including our competitors, individual inventors or others, may have patents or other proprietary rights that may cover technologies that are relevant to our business. Several claims of infringement have been asserted against us in the past. Even if we believe a claim asserted against us is not valid, defending against the claim may be costly. Intellectual property litigation can be complex, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. In some cases, we may decide that it is not economically feasible to pursue a vigorous and protracted defense and decide, instead, to negotiate licenses or cross-licenses authorizing us to use a third party’s technology in our products. If we are unable to defend successfully against litigation of this type, or to obtain and maintain licenses on favorable terms, we could be prevented from manufacturing or selling our products, which would cause severe disruptions to our operations. For these reasons, intellectual property litigation could have a material adverse effect on our business or financial condition.
     Enforcing our intellectual property and proprietary rights could be costly.
      We currently own two design patents and have a combination of copyrights, alliances, trade secrets, nondisclosure agreements, and licensing agreements to establish and protect our ownership of, and access to, proprietary and intellectual property rights. The loss or circumvention of any one or more of these protective aspects would not significantly impact our current business. However, if it became necessary or desirable to enforce our rights in the future, doing so could be costly.

Risks Related to Our Equity Securities and Convertible Debentures

The public market for our Common Stock may be volatile, especially since market prices for technology stocks often have been unrelated to operating performance.
      We cannot assure you that an active trading market will be sustained or that the market price of our Common Stock will not decline. Recently, the stock market in general, and the shares of technology companies in particular, have experienced significant price fluctuations. The market price of our Common Stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

•	Actual or anticipated variations in our quarterly operating results;

•	Historical and anticipated operating results;

•	Announcements of new product or service offerings;

•	Technological innovations;

•	Competitive developments in the public transit industry;

•	Changes in financial estimates by securities analysts;

•	Conditions and trends in the public transit industry;

•	Funding initiatives and other legislative developments affecting the transit industry;

•	Adoption of new accounting standards affecting the technology industry or the public transit industry; and

•	General market and economic conditions and other factors.
      Further, the stock markets, and particularly the NASDAQ Small Cap Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. These broad market factors have and may continue to adversely affect the market price of our Common Stock. In addition, general economic, political and market conditions, such as recessions, interest rate variations, international currency fluctuations, terrorist acts, military actions or war, may adversely affect the market price of our Common Stock.
     Our preferred stock and convertible debentures have preferential rights over our Common Stock.
      We currently have outstanding shares of Series AAA Redeemable Nonvoting Preferred Stock and Series E Redeemable Nonvoting Convertible Preferred Stock, as well as certain eight percent convertible debentures, all of which have rights in preference to holders of our Common Stock in connection with any liquidation of the Company. The aggregate liquidation preference is $1.2 million for the Series AAA stock and $615 thousand for the Series E stock, in each case plus accrued but unpaid dividends, and the aggregate principal amount of the outstanding eight percent convertible debentures is $250 thousand. Holders of the Series AAA and Series E stock are entitled to receive cumulative quarterly dividends at the rate of 10 percent per annum (five percent after February 10, 2005) and seven percent per annum, respectively, on the liquidation value of those shares. The purchase agreements, pursuant to which we issued our outstanding eight percent convertible debentures, as well as our domestic senior credit facility, prohibit the payment of dividends to holders of our Common Stock. The holders of the debentures have the right to require us to redeem the debentures upon the occurrence of certain events, including certain changes in control of the Company or our failure to continue to have our stock listed on The NASDAQ Stock Market or another stock exchange. In such an event, the holders would have the right to require us to redeem the debentures for an amount equal to the principal amount plus an 18 percent annual yield on the principal amount through the date of redemption, and we might not have the ability to make the required redemption payments. The preferential rights of the holders of our convertible debentures and preferred stock could substantially limit the amount, if any, that the holders of our Common Stock would receive upon any liquidation of the Company.

Risks Related to Anti-Takeover Provisions

Our articles of incorporation, bylaws, and North Carolina law contain provisions that may make takeovers more difficult or limit the price third parties are willing to pay for our stock.
      Our articles of incorporation authorize the issuance of shares of “blank check” preferred stock, which would have the designations, rights, and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable regulatory restrictions), to issue additional preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Our board of directors could also use the issuance of preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although it is currently under reconsideration, our articles of incorporation also provide that our board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or changes in our management because less than a majority of the existing directors are up for election at each annual meeting. In addition, our bylaws require that certain shareholder proposals, including proposals for the nomination of directors, be submitted specified periods in advance of our annual shareholders’ meetings. These provisions could make it more difficult for shareholders to effect corporate actions such as a merger, asset sale, or other change of control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock, and they may have the effect of delaying or preventing a change in control.
      We are also subject to two North Carolina statutes that may have anti-takeover effects, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act. These statutes could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. They also might limit the price that certain investors might be willing to pay in the future for our shares of Common Stock, and they may have the effect of delaying or preventing a change of control.

Risks Associated with Potential Growth
     We may not be able to obtain the financing we will need to continue to grow.
      Our business and operating strategy embraces growth. That includes internal, organic as well as external, acquisition-oriented growth scenarios. This requires that we maintain a high degree of emphasis on finding and securing financing sources of various types in both equity and debt categories. Success in these financing requirements can be adversely impacted by economic conditions and other factors beyond our control. Although we believe that our revolving credit facilities and cash flow from operations will be adequate to fund our current business operations at least through the end of 2005, we cannot assure you that we will not require additional sources of financing to fund our operations. Any significant acquisition or other growth initiative would also require additional financing. Additional financing may not be available to us on terms we consider acceptable, if it is available at all. If we cannot raise funds on acceptable terms, we may not be able to develop next-generation products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. Further, if we issue equity securities, the new equity securities may have rights, preferences, or privileges senior to those of our Common Stock.
     There are many risks associated with potential acquisitions.
      We intend to continue to evaluate potential acquisitions that we believe will enhance our existing business or enable us to grow. If we acquire other companies or product lines in the future, it may dilute the value of existing shareholders’ ownership. The impact of dilution may restrict our ability to consummate further acquisitions. Issuance of equity securities in connection with an acquisition may restrict utilization of net operating loss carryforwards because of an annual limitation due to ownership change limitations under the Internal Revenue Code. We may also incur debt and losses related to the impairment of goodwill and other intangible assets if we acquire another company, and this could negatively affect our results of operations. We currently do not have any definitive agreements to acquire any company or business, and we may not be able to identify or complete any acquisition in the future. Additional risks associated with acquisitions include the following:

•	it may be difficult to assimilate the operations and personnel of an acquired business into our own business;

•	management information and accounting systems of an acquired business must be integrated into our current systems;

•	our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns;

•	we may enter markets in which we have limited prior experience; and

•	we may lose key employees of an acquired business.
FORWARD-LOOKING STATEMENTS
      “Forward-looking” statements appear throughout this Prospectus. We have based these forward-looking statements on our current expectations and projections about future events. It is important to note our actual results could differ materially from those contemplated in our forward-looking statements as a result of various factors, including those described in Management’s Discussion and Analysis under the caption “Risk Factors” and “Quantitative and Qualitative Disclosure About Market Risk,” as well as all other cautionary language in this Prospectus. Readers should be aware that the occurrence of the events described in these considerations and elsewhere in this Prospectus could have an adverse effect on the business, results of operations or financial condition of the entity affected.
      Forward-looking statements in this Prospectus include, without limitation, the following:

•	Statements regarding our ability to meet our current capital requirements;

•	Statements regarding our ability to meet and maintain our existing debt obligations, including obligations to make payments under and to meet financial covenants related to such debt instruments;

•	Statements regarding our future cash flow position;

•	Statements regarding our ability to achieve expense reductions;

•	Statements regarding product sales in future periods;

•	Statements regarding anticipated future legislative action affecting the transportation and/or security industry, including, without limitation, the Transportation Equity Act for the 21st Century, and any successor legislation;

•	Statements regarding changes in future federal or state funding for transportation and or security-related funding;

•	Statements regarding possible growth through acquisitions;

•	Statements regarding future sources of capital to fund such growth, including sources of additional equity financing:

•	Statements regarding anticipated advancements in technology related to our products and services;

•	Statements regarding the availability of alternate suppliers of the component parts required to manufacture our products;

•	Statements regarding our intellectual property rights and our efforts to protect and defend such rights; and

•	Statements that contain words like “believe,” “anticipate,” “expect” and similar expressions that are used to identify forward-looking statements.
      Readers should be aware that all of our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):

•	Risks that we may not be able to meet our current and future capital requirements;

•	Risks that we may not be able to meet and maintain our existing debt obligations, including obligations to make payments under and meet financial covenants related to such debt instruments;

•	Risks regarding our future cash flow position;

•	Risks that we may be unable to achieve future expense reductions;

•	Risks that we may lose customers or that customer demand for our products and services may decline in future periods;

•	Risks that we may not be able to meet our current and future capital requirements;

•	Risks that me may not be able to meet and maintain our existing debt obligations, including obligations to make payments under and meet financial covenants related to such debt instruments;

•	Risks regarding our future cash flow position;

•	Risks that we may be unable to achieve future expense reductions;

•	Risks that we may lose customers or that customer demand for our products and services may decline in future periods;

•	Risks that future federal legislation effecting the transportation and/or security industry will not be enacted or, if enacted, will not be beneficial to us;

•	Risks that there will be reductions in federal and/or state funding for the transportation and/or security industry in future periods;

•	Risks that we may be unable to grow through future acquisitions;

•	Risks that we may be unable to secure additional sources of capital to fund future growth, including the inability to secure additional equity financing;

•	Risks that future technological advances may not occur when anticipated or that future technological advances will make our current product and service offerings obsolete;

•	Risks that we may be unable to obtain alternate suppliers of our component parts if our current suppliers are no longer available or cannot meet our future needs for such parts; and

•	Risks that our efforts to protect and defend our intellectual property rights will not be sufficient.
      This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.
      Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, without limitation, those discussed elsewhere in this Prospectus, particularly under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this Prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Prospectus.

USE OF PROCEEDS
      We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders who offer and sell their shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THAT ARE SET FORTH UNDER THE HEADING “FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” ELSEWHERE IN THIS PROSPECTUS.
Business — General
      We directly or through contractors, design, manufacture, sell, and service information technology and audio surveillance technology products through two major business segments. These two business segments are the Transportation Communications Segment and the Law Enforcement and Surveillance Segment. While service is a significant aspect of DRI’s marketing strategy, it is not yet a significant generator of revenue and was less than 2 percent of net sales for the years ended December 31, 2004, 2003, and 2002.
      DRI’s Transportation Communications Segment products are sold worldwide within the passenger information communication industry and market. We sell to transportation vehicle equipment customers generally in two broad categories, end customers and original equipment manufacturers of transportation vehicles. End customers include municipalities; regional transportation districts; federal, state, and local departments of transportation; transit agencies; public, private, or commercial operators of vehicles; and rental car agencies. The relative percentage of sales to end customers as compared to OEM customers varies widely and frequently from quarter-to-quarter and year-to-year and within products and product lines comprising DRI’s mix of total sales in any given period.
      DRI’s Law Enforcement and Surveillance Segment serves customers in the U.S. federal, state, and local law enforcement agencies or organizations, as well as their counterparts abroad. We produce a line of digital audio filter systems and tape transcribers used to improve the quality and intelligibility of both live and recorded voices. We market DRI’s law enforcement and surveillance products domestically and internationally to law enforcement entities and other customers in or supporting government organizations.
      Sales to DRI’s customers are characterized by a lengthy sales cycle that generally extends for a period of two to 24 months. In addition, purchases by a majority of DRI’s customers are dependent upon federal, state and local funding that may vary from year-to-year and quarter-to-quarter.
      We recognize product sales upon shipment of products to customers and service revenue upon completion of the service. Because DRI’s operations are characterized by significant research and development expenses preceding product introduction, net sales and certain related expenses may not be recorded in the same period, thereby producing fluctuations in operating results. DRI’s dependence upon large contracts and orders, as well as upon a small number of relatively large customers or projects, increases the magnitude of fluctuations in operating results particularly on a period-to-period, or period-over-period, comparison basis. For a more complete description of DRI’s business, including a description of DRI’s products, sales cycle and research and development, see “Business.”
Results of Operations
      The following discussion provides an analysis of our results of operations. This should be read in conjunction with our consolidated financial statements and related notes thereto. The operating results of the periods presented were not significantly affected by inflation.

      The following table sets forth the percentage of our revenues represented by certain items included in our statements of operations:

	Year Ended December 31,

	2004	2003	2002

Net sales	100.0%	100.0%	100.0%
Cost of sales	62.4	61.7	64.1

Gross profit	37.6	38.3	35.9

Operating expenses:
Selling, general and administrative	36.6	34.6	28.7
Research and development	4.0	4.7	5.5

Total operating expenses	40.6	39.3	34.2

Operating income (loss)	(3.0)	(1.0)	1.7
Other expense, foreign currency gain and interest	(1.4)	(1.5)	(1.8)

Income (loss) before income tax benefit (expense)	(4.4)	(2.5)	(0.1)
Income tax benefit (expense)	(2.0)	(0.2)	(0.1)

Income (loss) before minority interest in income of consolidated subsidiary	(6.4)	(2.7)	(0.2)
Minority interest in consolidated subsidiary	(0.2)	(0.2)	(0.1)

Net income (loss)	(6.6)%	(2.9)%	(0.3)%

Comparison of Results for the Years Ended December 31, 2004 and 2003
      Net Sales and Gross Profit. Net sales for 2004 increased $3.7 million, or 8.5 percent, from $44.0 million for 2003 to $47.8 million for 2004. DRI’s gross profit for 2004 increased $1.1 million, or 6.3 percent, from $16.9 million for 2003 to $17.9 million for 2004. Following is a discussion of the key factors affecting these changes in net sales and gross profit by segment.
      In 2004, the Company recorded revenues associated with a software license agreement of $1.1 million, as compared to $290 thousand in 2003. Without the software license revenues and related gross profit, net sales would have increased 6.7% from 2003 and our gross profit would have increased 1.6% from 2003.
      For 2004, sales for our Transportation Communications Segment increased $3.3 million, or 7.9 percent, from $42.6 million for 2003 to $45.9 million for 2004. The increase resulted from an increase in U.S. domestic sales of $1.6 million plus an increase in international sales of $1.7 million. In the U.S., the increase is primarily attributable to higher integrated systems sales, partially offset by lower sales in electronic sign systems.
      The increase in international sales is attributed to higher sales in the Nordic and Brazilian markets and more favorable average foreign currency exchange rates in 2004 compared to 2003. The increase in net sales due to foreign currency fluctuations in 2004 was approximately $1.5 million. DRI has no control over the foreign currency fluctuations and does not use currency hedging tools. The respective foreign companies primarily transact business in their functional currency thereby reducing the impact of foreign currency translation differences. If the U.S. dollar strengthens compared to the foreign currencies converted, it is possible the total sales reported in U.S. dollars could decline. Product prices on sales of products have declined in 2004 as compared to 2003, primarily due to competition. Expected sales growth in the Transportation Communications Segment will be dependent upon the expansion of new product offerings and technology, as well as expansion into new geographic areas. We believe our relatively high market share positions in most markets preclude significant sales growth from increased market share.
      Gross profit for the Transportation Communications Segment increased $922 thousand, or 5.8 percent, from $15.9 million in 2003 to $16.8 million in 2004. However, in 2004, the Company recorded a $1.7 million inventory obsolescence charge, as compared to a $220 thousand inventory obsolescence charge in 2003. Had the increase in inventory obsolescence not occurred, gross profit for the Transportation Communications Segment would have increased 16.4 percent from 2003. As a percentage of segment sales, gross profit was 37.3 percent of net segment sales in 2003 as compared to 36.6 percent in 2004. Of the $922 net increase in gross profit, $691 thousand was attributed to U.S. operations and $231 thousand was attributed to the international operations. Domestic gross margins improved primarily due to product cost savings in 2004 despite continued pricing pressures. As a percent of sales, U.S. operations increased average gross margins from 36.4 percent in 2003 to 42.1 percent in 2004, which was primarily attributed to decreases in the cost of key components in the electronic destination sign systems. The consolidated international operations realized average gross margins of 36.6 percent in 2004 and 38.9 percent in 2003.
      The decrease in gross margins is attributed to product mix and the introduction in 2004 of the lower priced all-LED electronic destination sign systems in the European markets. Though we may experience continued pricing pressure, we expect our gross margins within our individual product lines to be relatively stable in the near term as we continue to recognize cost savings resulting from recent and future cost reduction efforts. However, period-to-period, overall gross margins will still reflect the variations in sales mix and geographical dispersion of product sales. Part of the cost reductions in 2005 will result from the full effect of 2004 cost initiatives including in-house production of subassemblies such as cabling and wiring harnesses. Producing such items in-house saves costs, allows better delivery times for our customers, and allows us to produce in quantities that are more efficient. We also expect improvements in gross margins through more frequent sales of a combination of products and services offering a broader “project” solution, and through the introduction of technology improvements.
      For 2004, sales for the Law Enforcement and Surveillance Segment increased $403 thousand or 27.7 percent, from $1.5 million for 2003 to $1.9 million for 2004. The increase is attributed to the reallocation of federal and state funds to support post 911 security issues.
      Gross profit for the Law Enforcement and Surveillance Segment for 2004 increased $147 thousand, or 15.0 percent, from $981 thousand for 2003 to $1.1 million for 2004. However, the Company recorded a $73 thousand inventory obsolescence charge in 2004 compared to no such charge in 2003. Had the inventory obsolescence not occurred, gross profit for the Law Enforcement and Surveillance Segment would have increased $220 thousand or 22.4 percent from 2003. As a percentage of segment sales, gross profit was 67.3 percent of net segment sales in 2003 as compared to 60.7 percent, during 2004. Lower sales in 2004 versus 2003 to the U.S. Federal Government and from a special research project for a foreign government, which yield higher gross margins, contributed to the decline in gross margins. Management believes improvement in gross profit percentage is dependent upon overall economic and competitive conditions in the law enforcement and surveillance sector, introduction of new technology products, and the continued success of on-going cost reduction programs.
      Selling, General, and Administrative. Selling, general, and administrative expenses for 2004 increased $2.2 million, or 14.7 percent, from $15.2 million for 2003 to $17.4 million for 2004. The majority of this increase was comprised of the increased compensation and benefits of $380 thousand, or 3.9 percent over 2003; an increase in legal expense of $336 thousand stemming from defense costs relative to a patent infringement case settled in June 2004, and the costs incurred in connection with 2004 Series E, Series F, and Common Stock financings. The company also experienced an increase in audit and tax services professional fees of $386 thousand stemming from the 2004 financings and a change in independent accountants; an increase in public company costs including Board of Directors costs resulting from a greater number of committee meetings and financial communications (printing) costs of $245 thousand; and an increase in outside consulting costs including IT services of $489 thousand. All other general operating and administrative expenses increased by $733 thousand.
      The increase also includes foreign currency fluctuations, but the overall increase is attributed to:

•	additional personnel added during the year to support the additional requirements of reporting and management;

•	an increase in average health care benefits and taxes;

•	higher legal expenses in patent litigation;

•	higher audit and tax services due to changes in regulations, particularly the Sarbanes-Oxley Act of 2002;

•	higher depreciation from increases in capital asset purchase;

•	capitalization of internal developed systems and software; and

•	general inflation in the prices of goods and services.
      As a percentage of sales, these expenses were 36.6 percent in 2004 and 34.6 percent for 2003. Management believes, that as sales increase, these expenses will decrease as a percentage of sales. However, in terms of absolute dollars, selling, general, and administrative expenses are planned to increase in future periods due to (1) expansion into other geographic areas; (2) expansion through acquisition; and (3) introduction of new products and services.
      Research and Development Expenses. Research and development expenses for 2004 decreased $142 thousand, or 6.9 percent, from $2.1 million for 2003 to $1.9 million for 2004. This category of expenses includes internal engineering personnel, outside engineering expense for software and hardware development, sustaining product engineering, and new product development. As a percentage of net sales, these expenses decreased from 4.7 percent in 2003 to 4.0 percent in 2004. During 2004, certain engineering personnel were used in the development of software that met the capitalization criteria of SFAS No. 86, “Capitalization of Software Development Costs,” which resulted in recording approximately $1.0 million of 2004 costs as an asset that will be amortized as the sales of the software are realized over a period no longer than three years. Had this amount not been capitalized, research and development expenses for 2004 would have been $2.9 million as compared to $3.1 million for 2003. In the longer term, we expect these expenses expressed as a percentage of sales to range from approximately 5 to 7 percent.
      Operating Loss. Operating loss increased $1.0 million from $420 thousand in 2003 to $1.4 million in 2004. The increase is primarily due to higher operating expenses and personnel costs, and the inventory obsolescence adjustment. These factors were partially offset by the increased sales in both operating segments, all as described above.
      Other Income (Expense). Total other income in 2004 was $178 thousand, a net increase in expense of $73 thousand as compared to $105 thousand for 2003. This decrease was primarily due to an increase in other income totaling $129 thousand, a decrease in other expense of $75 thousand, and a decrease interest income of $19 thousand.
      Foreign Currency Gain. Total foreign currency gain in 2004 was $55 thousand, a net decrease of $267 thousand as compared to $322 thousand for 2003.
      Interest Expense. The net decrease in interest expense of $199 thousand from $1.1 million for 2003 to $908 thousand for 2004 was due to a decrease in long-term debt. In April 2004, approximately $4.0 million of convertible debentures with an annual interest rate of 8 percent were converted into Common Stock. Additionally, in April and October 2004, the Company completed two separate private placements of common shares totaling $5.0 million each and used the proceeds primarily to reduce debt and the working capital line of credit.
      Income Tax Expense. Net income tax expense, consisting primarily of net deferred tax expense, was $973 thousand in 2004 as compared with an income tax expense of $110 thousand in 2003. In 2004, the most significant component of income tax expense was an $888 thousand increase in the tax valuation allowance (expense) arising primarily from United States federal and state jurisdictions. The Company determined in 2004 that a significant portion of the deferred income tax assets previously recorded through 2003, would more likely than not, not be realizable.

      Net Loss Applicable to Common Shareholders. The net loss applicable to common shareholders increased $1.3 million from a net loss of $2.2 million in 2003 to a net loss of $3.5 million in 2004. The increased loss is primarily the result of the changes in net operating loss previously discussed, the income tax expense resulting from the valuation allowance, offset by the lack of a charge in 2004 comparable to the 2003 non-cash beneficial conversion charge of $703 thousand on the issuance of Series F convertible preferred stock in 2003.
Comparison of Results for the Years Ended December 31, 2003 and 2002
      Net Sales and Gross Profit. Net sales for the year ended December 31, 2003 decreased $1.1 million, or 2.5 percent, from $45.1 million for the year ended December 31, 2002 to $44 million for the year ended December 31, 2003. DRI’s gross profit for the year ended December 31, 2003 increased $667 thousand, or 4.1 percent, from $16.2 million for the year ended December 31, 2002 to $16.9 million for the year ended December 31, 2003. Following is a discussion of these changes in net sales and gross profit by segment.
      For the year ended December 31, 2003, sales for our Transportation Communications Segment decreased $1 million, or 2.3 percent, from $43.6 million for the year ended December 31, 2002 to $42.6 million for the year ended December 31, 2003. The decrease resulted from a decrease in U.S. domestic sales of $4.0 million partially offset by an increase in international sales of $3.0 million. The decrease in U.S. domestic sales in 2003 was attributed to late year contract shifts to 2004 and lost business due to order timing difficulties. The net sales for the three months ended December 31, 2003 was $10 million as compared to $13 million for the three months ended December 31, 2002. The decrease of $3 million or 23.5 percent was primarily the result of the order shifts and ultimate cancellation of certain transit authority orders due to contract differences. See Note 19, Quarterly Financial Data. The canceled orders are extraordinary and the underlying issues leading to such cancellation are not likely to materialize in 2004. All of these orders may or may not be realized in 2004 and, to the extent realized, may not be incremental to the year 2004 as planned. The increase in international sales is attributed to higher sales in the Nordic and Brazilian markets and more favorable average foreign currency exchange rates in 2003 compared to 2002. DRI has no control over the foreign currency fluctuations and does not require the use of currency hedging tools as the respective foreign companies primarily transact business in its functional currency thereby reducing the impact of foreign currency translation differences. If the U.S. dollar strengthens compared to the foreign currencies converted, it is possible the total sales reported in U.S. dollars could decline. Product prices on sales of products, which comprise a majority of sales, have declined in the year ended December 31, 2003 as compared to the prior year due to competition. Expected sales growth in the Transportation Communications Segment will be dependent upon the expansion of new product offerings and technology, as well as expansion into new geographic areas. We believe our relatively high market share positions in most markets preclude significant sales growth from increased market share.
      Gross profit for the Transportation Communications Segment for the year ended December 31, 2003 increased $873 thousand, or 5.8 percent, from $15.0 million for the year ended December 31, 2002 to $15.9 million for the year ended December 31, 2003. As a percentage of segment sales, gross profit was 37.3 percent of net segment sales in 2003 as compared to 34.5 percent during 2002. The net increase of $873 thousand was attributed to the international operations, which realized a net margin increase of $971 thousand offset by a small margin decrease of $98 thousand in the U.S. domestic gross margins. Substantially due to a lower sales volume resulting from the above-noted order shifts and delays, U.S. domestic gross margins remained relatively flat for 2003. As a percent of sales, U.S. operations increased average gross margins from 31.7 percent in 2002 to 36.4 percent in 2003, which was primarily attributed to decreases in the cost of key components in the electronic destination sign systems. The consolidated international operations realized average gross margins in 2003 of 38.9 percent and 40.2 percent in 2002. The slight decrease in gross margins is attributed to product mix and introduction in 2003 of the lower priced all-LED electronic destination sign systems in the European markets. The gross margins are affected by selling prices, which are expected to be relatively stable in the near term and direct cost of materials and services to manufacture and assemble products. We expect to realize gross margin improvements in 2004 reflecting the full effect of 2003 initiatives and through negotiating with suppliers lowered unit component costs, introduced technology improvements decreasing the overall system cost and began in-house production of sub-assemblies such as cabling and wiring hardness assemblies that are less expensive than third party manufactured harness assemblies. We believe improvement in gross profit percentage is dependent primarily upon overall economic and competitive conditions in the transportation sector, introduction of new technology products, and the continued success of on-going cost reduction programs.
      For the year ended December 31, 2003, sales for the Law Enforcement and Surveillance Segment decreased $131 thousand or 8.2 percent, from $1.6 million for the year ended December 31, 2002 to $1.5 million for the year ended December 31, 2003. The decrease is attributed to the reallocation of federal and state funds to support post 911 security issues as well as a delay in approval of the 2003 U.S. federal budget.
      Gross profit for the Law Enforcement and Surveillance Segment for the year ended December 31, 2003 decreased $207 thousand, or 17.4 percent, from $1.2 million for the year ended December 31, 2002 to $981 thousand for the year ended December 31, 2003. As a percentage of segment sales, gross profit was 67.3 percent of net segment sales in 2003 as compared to 74.8 percent during 2002. Lower sales to the U.S. Federal Government primarily contributed to the decline in gross margins. Management believes improvement in gross profit percentage is dependent upon overall economic and competitive conditions in the law enforcement and surveillance sector, introduction of new technology products, and the continued success of on-going cost reduction programs.
      Selling, General, and Administrative, Research and Development Expenses. Selling, general and administrative expenses for the year ended December 31, 2003 increased $2.2 million, or 17.3 percent, from $13 million for the year ended December 31, 2002 to $15.2 million for the year ended December 31, 2003. The majority of this increase was attributed to a net increase in compensation and benefits of $784 thousand; an increase in depreciation of $356 thousand; an increase in legal expense of $285 thousand; an increase in audit and tax services of $136 thousand; an increase in travel related expense of $82 thousand along with an $815 thousand increase in all other general operating and administrative expenses. The increase also includes foreign currency fluctuations, but the overall increase is attributed to additional personnel added during the year to support the additional requirements of reporting and management; an increase in average health care benefits and taxes; higher legal expenses in patent litigation, higher audit and tax services due to changes in regulations such as the Sarbanes-Oxley Act; higher depreciation from increases in capital asset purchase and capitalization of internal developed systems and software and general economic increases in goods and services. As a percentage of sales, these expenses were 34.6 percent for the year ended December 31, 2003 and 28.7 percent for the year ended December 31, 2002. Management believes these expenses will decrease as a percentage of sales in future periods if sales increases substantially and we continue to focus on expense and cost reduction and controls. However, selling, general and administrative expenses are planned to increase in future periods due to (1) expansion into other geographic areas; (2) expansion through acquisition; and (3) introduction of new products and services.
      Research and development expenses for the year ended December 31, 2003 decreased $435 thousand, or 17.5 percent, from $2.5 million for the year ended December 31, 2002 to $2.1 million for the year ended December 31, 2003. This category of expenses includes internal engineering personnel and outside engineering expense for software and hardware development, sustaining product engineering and new product development. As a percentage of net sales, these expenses decreased from 5.5 percent in 2002 to 4.7 percent in 2003. During 2003, certain engineering personnel were used in the development of software that met the capitalization criteria of SFAS No. 86, “Capitalization of Software Development Costs,” which resulted in recording of $1.1 million of 2003 costs as an asset that will be amortized as the sales of the software are realized over a period no longer than three years. Had this amount not been capitalized, research and development expenses for the year ended December 31, 2003 would have been $3.1 million as compared to $3 million for the year ended December 31, 2002. In the longer term, we expect these expenses to remain in the same general range as a percentage of sales, as in the past three years (approximately 5 percent to 8 percent).
      Operating Income. The net change in operating income for the year ended December 31, 2003 was a decrease of $1.1 million from operating income of $724 thousand for the year ended December 31, 2002 to a net operating loss of $420 thousand for the year ended December 31, 2003. This decrease is primarily due to decreased sales in both operating segments and higher operating expenses and personnel costs as described above. The more significant increases in selling, general and administrative expenses were in the U.S. parent entities expense categories of legal, audit, tax, accounting and bank fees.
      Other Income (Expense). Other income (expense) for the year ended December 31, 2003 was $105 thousand, a net increase of $44 thousand as compared to $61 thousand for 2002. This increase was primarily due to a decrease in other expense totaling $92 thousand, offset by decreases in other income of $48 thousand.
      Foreign Currency Gain. Total foreign currency gain in 2003 was $322 thousand, a net decrease of $13 thousand as compared to $309 thousand for 2002.
      Interest Expense. Interest expense decreased $76 thousand from $1.2 million for 2002 to $1.1 million for 2003. The decrease in interest expense was due to a decrease in the weighted average outstanding balance of long-term debt as well as lower interest rates.
      Income Tax Expense. Net income tax expense, consisting primarily of net deferred tax expense, was $110 thousand for the year ended December 31, 2003, as compared with an income tax expense of $42 thousand for the year ended December 31, 2002. In 2003, current tax expense of $1 thousand, arising from foreign jurisdictions, was partially offset by deferred tax benefits of $111 thousand arising primarily from United States federal and state jurisdictions.
      Net Loss Applicable to Common Shareholders. The net change in net loss applicable to common shareholders for the year ended December 31, 2003 was an increase of $1.9 million from a net loss of $367 thousand for the year ended December 31, 2002 to a net loss of $2.2 million for the year ended December 31, 2003. This increase is primarily the result of the net operating loss before minority interest in income of consolidated subsidiary of $1.1 million for the year ended December 31, 2003 and recording a non-cash beneficial conversion charge of $703 thousand on issuance of Series F convertible preferred stock. See Note 9 of the Notes to Consolidated Financial Statements.
      Profit Improvement in 2003. We estimate that approximately $400 thousand of profit improvement was realized from various initiatives. This is partially evidenced by the gross margin improvement during the year.
Future Outlook
      Recent Results. A preliminary review of first quarter 2005 indicates that results will be below our expectations primarily due to customer-requested order delays; this will create a significant loss for the quarter. However, we anticipate the delivery of those orders in the second quarter 2005.
      Pending Legislation. We are encouraged by the U.S. House of Representatives’ measure to renew the Transportation Equity Act for the 21st Century (TEA-21) with the Transportation Equity Act: A Legacy for Users (TEA LU, H.R. 3).
      In March 2005, the U.S. House of Representatives’ Transportation and Infrastructure Committee marked up a bill to authorize $283.9 billion in funding for transit and highway programs over six years through the U.S. government’s fiscal year 2009. This includes a significant increase to $52.3 billion in guaranteed funding for public transportation.
      We believe this new legislation, if enacted, may substantially stabilize the transit industry by helping to remove doubts about long-term funding. Those doubts, in our judgment, have caused slowness in our markets and the greater U.S. transit industry in 2004 and 2005.
      The proposals for the U.S. government’s fiscal year 2006 budget would provide funding for targeted infrastructure protection and security-oriented initiatives within the U.S. Department of Homeland Security. These actions could potentially add up to $600 million in funding available for infrastructure protection initiatives, including transit and rail security.

      We must caution that this legislation is not complete and it could possibly fail or stall. Further, even if it were passed this spring, it would not have a significant impact on our fiscal year 2005 revenue. We also could experience some additional market weakness in the last half of 2005 before this new legislation becomes effective. However, the removal of some market uncertainties and the increased funding may be positive developments for our revenue outlook in fiscal year 2006 and beyond.
      New Products, New Services, and Other Factors. Many of the Company’s core products and services have, for a long time, included security-related elements. These existing products and services have provided transit authorities with the ability to not only gather and deliver better, timelier information, but also to enhance passenger security. We are now adding new security-related features to our existing products and services, and we plan to introduce new products and services, to further enhance passenger security capabilities — a key focus for us in fiscal year 2005 and beyond.
      During 2005, we plan to (1) launch several additional products and services, including some that have specific security-related features and benefits for transit industry customers; (2) introduce new served markets in the U.S. and abroad; (3) intensify sales and marketing efforts in existing served markets; and (4) continue exploring acquisition and strategic alliance opportunities to further accelerate long-term growth.
      Long-Term Outlook. We believe that new products and services and intensified sales and marketing efforts, when coupled with the anticipated favorable outcome of the reauthorization of the Transportation Equity Act: A Legacy for Users (TEA-LU, H.R. 3), may position us to attain $55 million to $60 million-plus annualized run rate revenue over the next 18 months to 24 months. At that level of revenue, we expect profitability, but we can offer no assurances of such. This discussion of our future outlook is further qualified and limited by those risks and assumptions discussed herein as well as elsewhere in this Prospectus, including, without limitation, the section entitled “Business Risks”.
Liquidity and Capital Resources
      The Company’s net working capital as of December 31, 2004 was $7.9 million compared to $2.5 million as of December 31, 2003. Our principal sources of liquidity from current assets included cash and cash equivalents of $841 thousand, trade and other receivables of $10.2 million and inventories of $9.2 million. The U.S. asset based lending agreement provides for borrowings up to 85 percent of eligible trade accounts receivable and up to 35 percent of eligible inventory. The lending relationship with our foreign bank allows 75 percent advance rates on trade accounts receivable and 50 percent on inventory. The present asset based lending agreements are sufficient for day to day cash requirements although the Company would like to level out the sometimes erratic monthly sales volume thereby permitting liquidity projections to be more easily maintained and controlled. The Company continues to decrease the average days’ sales outstanding in accounts receivable and expects to increase inventory turns through better materials requirement planning, reworking what otherwise might be considered slow moving inventory and negotiating lower component prices through volume purchase programs. The most significant current liabilities at December 31, 2004 included short-term bank and asset based borrowings of $3.7 million, accounts payable of $4.5 million, accrued expenses of $2.2 million, and current maturities of long-term debt and dividends payable of $2.4 million and $52 thousand, respectively. The short-term bank borrowings are primarily asset based lending agreements and directly related to the sales and customer account collections. The senior asset based revolving debt with LaSalle Business Credit Corp (“LaSalle”) is classified as a current liability rather than a long-term liability. The Loan Agreement with LaSalle was negotiated with the intent that the revolving debt would be classified and managed as long-term debt; however, Emerging Issues Task Force (EITF) Issue No. 95-22 “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement”, requires the Company to classify all of our outstanding debt under the bank facility as a current liability. The Loan Agreement has a subjective acceleration clause which could enable the bank to call the loan, but such language is customary in asset based lending agreements and management does not expect the bank to use this particular clause to inhibit the Company from making borrowings as provided under the agreement. It is our intention to manage the bank credit facility as long-term debt with a final maturity date in 2006, as provided for in the agreement that we signed.

      Our operating activities used cash of $5.3 million for the year ended December 31, 2004. Sources of cash from operations totaled $807 thousand and resulted from a decrease in other receivables of $140 thousand, a decrease in prepaids and other current assets of $8 thousand, a decrease other assets of $160 thousand, an increase in accrued expenses of $59 thousand and our net loss of $3.2 million offset by non-cash expenses of $3.6 million. Non-cash expenses included $856 thousand related to our valuation allowance for deferred taxes and $1.4 million related to the write-down of obsolete inventory to its net realizable value. All other non-cash expenses were of normal, routine amounts associated with operations. Cash used in operating activities totaled $6.0 million and primarily resulted from increases in trade accounts receivable of $3.3 million and inventories of $800 thousand, and a decrease in trade accounts payable of $1.9 million. The increase in trade accounts receivable results from a 24 percent increase in sales during the fourth quarter of 2004 compared to the same quarter in 2003. The increase in inventories stemmed primarily from our foreign operations and resulted from a build-up of inventory components at year-end for delivery of finished sign systems in the first quarter of 2005. The decrease in trade accounts payable is a direct result of cash received from financing activities utilized to pay down outstanding balances substantially past trade terms. We consider the changes incurred in our operating assets and liabilities routine, other than the reduction of trade accounts payable resulting from financing activities, given the number and size of orders relative to our industry and our size. We expect working capital requirements to continue to increase with growth in sales, primarily due to the timing between when we must pay suppliers and the time we receive payment from our customers.
      Our investing activities used cash of $1.8 million for the year ended December 31, 2004. The primary uses of cash were for: (1) purchases of computer, test, and office equipment; and (2) costs incurred for internally developed software. Cash flows from investing activities resulted from a small number of routine sales of individual pieces of equipment no longer used or that had been replaced. We do not anticipate any significant expenditures for, or sales of, capital equipment in the near future.
      Our financing activities generated net cash of $6.9 million. Sources of cash resulted from issuance of common and preferred stock net of issuance costs of $10.3 million. Net proceeds from issuance of Common Stock resulted from two PIPE’s (private investment in public entities) and proceeds from the exercise of options and warrants. Net proceeds from issuance of preferred stock of $229 thousand resulted from the sale of our Series E preferred stock. Proceeds from these equity sales were used for working capital and other general corporate purposes. More specifically, the net proceeds were used to pay down existing lines of credit and trade accounts payable. Uses of cash in financing activities were for the payment of dividends on our Series AAA and Series E preferred stock of $330 thousand and the net of borrowings and payments on our revolving lines of credit of $3.3 million.
      At February 28, 2005, we had cash and cash equivalents of $379 thousand and a working capital surplus of $6.1 million.

Financing Activities in 2004
      On April 24, 2004, the Company sold 625,000 shares of Common Stock to institutional investors for $8.00 per share. The Company also granted the investors warrants to acquire 125,000 shares of Common Stock at an exercise price of $8.80 per share, exercisable for a period of five years. The Company used the net proceeds of the private placement for general working capital purposes.
      On April 23, 2004, BFSUS Special Opportunities Trust PLC and Renaissance U.S. Growth Investment Trust PLC converted debentures with a principal amount of $4.1 million and an interest rate of 8 percent annually into 2,075,000 shares of Common Stock. This conversion results in a reduction of $332 thousand interest expense annually. Mr. Cleveland, Renaissance Capital Group’s President and Chief Executive Officer, serves on DRI’s Board of Directors.
      Concurrent with the debenture conversion, all of the Company’s outstanding shares of Series F Convertible Preferred Stock, which were held by Dolphin Offshore Partners, L.P., were converted into 760,232 shares of the Company’s Common Stock. The Series F Convertible Preferred Stock had an aggregate liquidation value of $1.5 million and required the payment of dividends, payable in additional shares of Series F Convertible Preferred Stock, at the rate of 3.0 percent per annum.

      On October 6, 2004, we sold 1,207,729 shares of our common stock to an institutional investor for $4.14 per share. We received aggregate consideration for the sale in the amount of $5 million. We also granted the investor a warrant to acquire 241,546 shares of common stock at an exercise price of $6.00, exercisable for a period ending five years after the date of issuance. Additionally, we granted a placement agent a warrant to acquire 120,773 shares of our common stock at an exercise price of $5.28, exercisable for a period ending five years after the date of issuance. The warrants granted to the investor and the placement agent first become exercisable on April 6, 2005. In connection with the above transaction, we granted registration rights for the shares of Common Stock purchased in the private placement and issuable upon exercise of the warrants. A registration statement registering the Common Stock and warrants has been filed and is under review by the Securities and Exchange Commission.

Financing Activities in 2005
      On February 10, 2005, shareholders of the Company’s non-publicly traded Series AAA Preferred Stock approved two changes to its Series AAA Articles of Incorporation at a Special Meeting of such shareholders. The changes provide: (1) a reduction to the annual dividend rate for each share of Series AAA Preferred Stock from 10 percent to 5 percent; and (2) a reduction in the conversion rate for each share of Series AAA Preferred Stock from $8.00 per share to $5.50 per share.

Management Conclusion
      The Company believes the equity raised through Series E, Series F, and Common Stock placements in 2004, together with its borrowing availability under its existing credit facilities and its existing cash and cash equivalents are sufficient to fund existing operations for the subsequent 12-month period. However, we will pursue all appropriate measures to address liquidity pressures should cash flow prove unsatisfactory in 2005. We anticipate additional equity financing may be sought in 2005 in conjunction with potential acquisitions or the launch of new business initiatives.
      Additionally, management expects that increasing sales, continued improvement in the Company’s product costs resulting from ongoing cost reduction activities, ongoing efforts aimed at controlling administrative expenses, and improvements in managing the Company’s working capital will further contribute to its ongoing liquidity. However, if these plans do not achieve the improvements management believes they will, other courses of action would be pursued, which may include sales of divisions of the Company or other actions to curtail operations. If divisions were to be sold in a liquidation mode, the recorded values may not be fully realized.
Critical Accounting Policies
      DRI’s significant accounting policies and estimates used in the preparation of the Consolidated Financial Statements are discussed in Note 1 of the Notes to Consolidated Financial Statements. The following is a listing of DRI’s critical accounting policies and estimates and a brief description of each:

•	Allowance for doubtful accounts;

•	Inventory valuation;

•	Intangible assets and goodwill;

•	Income taxes, including deferred tax assets; and

•	Revenue recognition
      Allowance for Doubtful Accounts. Our allowance for doubtful accounts relates to trade accounts receivable. It reflects our estimate of the amount of our outstanding accounts receivable that are not likely to be collected. Most of our company’s sales are to large OEM equipment manufacturers or to state or local governmental units or authorities, so management expects low losses from true collectability problems resulting from insolvency or actual inability to pay. The allowance for doubtful accounts is a periodic estimate prepared by management based upon identification of the collections of specific accounts and the overall condition of the receivable portfolios. When evaluating the adequacy of the allowance for doubtful accounts, we analyze our trade receivables, the customer relationships underlying the receivables, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms.
      Inventory Valuation. We periodically evaluate the carrying amount of inventory based upon current shipping forecasts and warranty and post-warranty component requirements. Our company, as a part of the sale, typically extends a warranty term generally ranging from one to three years. We account for this liability through a warranty reserve on the balance sheet. Additionally, in special situations, we may, solely at our discretion, use extended or post-warranty services as a marketing tool. In these instances, such future warranty costs have previously been included in the established warranty reserves. Many of our customers have contractual or legal requirements, which dictate an extended period of time for us to maintain replacement parts. Our evaluation involves a multi-element approach incorporating inventory turnover and the stratification of inventory by risk category, among other elements. The approach incorporates both recent historical information and management estimates of trends. Our approach is intended to take into consideration potential excess and obsolescence in relation to our installed base, engineering changes, uses for components in other products, return rights with vendors and end-of-life manufacture. If any of the elements of our estimate were to deteriorate, additional write-downs may be required. The inventory write-down calculations are reviewed periodically and additional write-downs are recorded as deemed necessary.
      Intangible Assets and Goodwill. In 2002, Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” became effective and, as a result, we ceased to amortize goodwill at January 1, 2002. In lieu of amortization, SFAS No. 142 requires that we perform an impairment review of goodwill at least annually, or when management becomes aware of any circumstance or trend that is reasonably likely to give rise to impairment. SFAS No. 142 requires us to test goodwill for impairment at a level referred to as a reporting unit. Goodwill is considered impaired and a loss is recognized when the carrying value of a reporting unit exceeds its fair value. We use a number of valuation methods including quoted market prices, discounted cash flows and sales multiples to determine fair value.
      Income Taxes. We are required to pay income taxes in each of the jurisdictions in which we operate. These jurisdictions include the U.S. federal government and several states, and a number of foreign countries. Each of these jurisdictions has its own laws and regulations, some of which are quite complex and some of which are the subject of disagreement among experts and authorities as to interpretation and application. The estimation process for preparation of our financial statements involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items for income tax and accounting purposes. We review internally our operations and the application of applicable laws and rules to our circumstances. To the extent we believe necessary, we also seek the advice of professional advisers in various jurisdictions.
      Revenue Recognition. Revenue from product sales is recognized upon the shipment of products to customers, based upon a purchase agreement, established pricing, and defined shipping and delivery terms. Even though the Company receives customer sales orders that may require scheduled product deliveries over several months, sales are only recognized upon physical shipment of the product to the customer.
      Revenue from more complex or time-spanning projects within which there are multiple deliverables including products, services, and software are accounted for in accordance with Statement of Position 97-2, “Software Revenue Recognition” and Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” depending upon the facts and circumstances unique to each project. Under each of these Statements of Position, revenue is recognized over the life of the project based upon meeting specific delivery or performance criteria, or upon the percentage of project completion achieved in each accounting period, respectively.
      Service revenues are recognized upon completing the service. Service revenues include product repair not under a warranty agreement, city route mapping, product installation, training, and consulting to transit authorities and funded research and development projects. Service revenues were not a significant source of revenue for 2004, 2003, and 2002, but may increase in future periods due to higher post warranty repairs, retrofit installation and other service-related revenues not offered in previous years.
Off-Balance Sheet Arrangements
      DRI does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, sales or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors. Other than lease commitments, legal contingencies incurred in the normal course of business and employment contracts of key employees, we do not have any off-balance sheet financing arrangements or liabilities. We do not have any majority-owned subsidiaries or any interests in or relationships with any special-purpose entities that are not included in the consolidated financial statements.
Contractual Obligations
      We lease facilities under various operating and capital lease agreements with various terms and conditions, expiring at various dates through 2009. Our material contractual obligations at December 31, 2004 are as follows:

	Payments Due by Period

	Total
	Amounts	Less than			After
Contractual Obligations	Committed	1 Year	1-3 Years	4-5 Years	5 Years

	(In thousands)
Long-Term Debt Obligations	$2,964	$2,393	$405	$166	$—
Capital Lease Obligations	131	48	73	10	—
Operating Lease Obligations	1,980	671	1,209	100	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

	5,075	3,112	1,687	276	—
Interest Payments	523	404	111	8

Total	$5,598	$3,516	$1,798	$284	$—

      At February 28, 2005, our material contractual obligations consisted primarily of long-term debt obligations in the amount of $2.9 million and operating lease obligations in the amount of $1.9 million.
Impact of Inflation
      We believe that inflation has not had a material impact upon our results of operations for each of our fiscal years in the three-year period ended December 31, 2004. However, there can be no assurance that future inflation will not have an adverse impact upon our operating results and financial condition.
Management’s Plans for 2005
      For the years ended December 31, 2004, 2003, and 2002, the Company incurred net pre-tax losses of $2.1 million, $1.1 million, and $89 thousand, and operating activities provided (used) net cash of $(5.3) million, $1.2 million, and ($1.5) million, respectively. Sales for 2004 increased by approximately 8.5 percent compared to the 2003. However, significant non-cash charges, including an $888 thousand tax valuation allowance and $1.2 million additional inventory reserve, contributed substantially to the results reflecting a combined 65 percent of the 2004 net loss; and including a $616 thousand tax valuation allowance reflecting 47 percent of the 2003 net loss. Excluding these non-cash charges, the net loss would have been $1.1 million in 2004 compared to net losses of $687 thousand in 2003 and $190 thousand in 2002.
      The Company has continued to implement plans formulated in prior years to improve the operating results and to reduce the pressure on liquidity. Though many of the objectives were achieved in prior years, efforts will continue in 2005. The primary elements of the Company’s strategies, objectives, plans, and actions were, and will continue to be:
      Restructured Debt and Equity. The Company has historically raised significant amounts of cash through secured and subordinated debt financing.
      On November 6, 2003, the Company replaced its asset-based lending agreement formerly with Guaranty Business Credit Corporation with a three-year agreement (the “Credit Agreement”) with LaSalle Business Credit LLC. The Credit Agreement provides up to $10.0 million in borrowing to be used for acquisitions, working capital, and general corporate purposes. The borrowing is inclusive of $2.0 million for Letters of Credit and $0.5 million for term loans. The interest rate on loans under this agreement is the published prime lending rate (5.25 percent at December 31, 2004) plus 1.75 percent. There is a fee equal to .75 percent of the aggregate undrawn face amount, less letters of credit outstanding.
      Based upon fourth quarter and full year results in 2004, DRI did not meet its financial covenants under the Company’s working capital line of credit with LaSalle and another subordinated debt, however, such covenants were waived at December 31, 2004. Additionally, the Company did not meet its financial covenants under the working line of credit LaSalle and the subordinated debt for the first quarter of 2005; however, such covenants were also waived at March 31, 2005. The Company believes that the new covenants are achievable for subsequent quarters in 2005.
      On April 23, 2004, subordinated convertible debt holders holding aggregate common equivalent shares of 2,075,000, converted 100 percent of such debt into shares of Common Stock. As a result of this conversion, $4.1 million has been recorded as additional equity on the balance sheet and the annual cash interest expense will decrease by approximately $332 thousand.
      On February 10, 2005, holders of the Series AAA Preferred Stock voted to (1) reduce the annual dividend rate for each share of Series AAA Preferred Stock from 10 percent to 5 percent, and (2) reduce the conversion rate for each share of Series AAA Preferred Stock from $8.00 per share to $5.50 per share. These changes resulted in the number of Common Shares issuable upon the conversion of a single share of Series AAA Preferred Stock increasing from 625 shares to 909 shares. The reduction in the annual dividend rate will save the company approximately $60 thousand per year in dividends.
      The Company presently does not anticipate the need to secure additional debt financing or negotiate additional debt restructurings in order to meet the needs of current operations.
      Reduce Operating Costs and Improve Efficiency. In the normal course of business, the Company has aggressively sought opportunities to reduce the cost structure and increase overall efficiency and responsiveness to its customers. In 2003 and 2004, the Company initiated “tracked and monitored” profit improvement initiatives designed to further leverage the economy of scale that was developing in its operations. The Company intends to continue developing its manufacturing and assembly infrastructure and organization to meet expected production requirements. The Company will continue manufacturing in-house certain key components of its products such as cable harnesses and assemblies, electronic destination sign systems, digital audio filter equipment and sub-system electronics. The Company believes this will enable it to: (1) produce highly reliable, quality products; (2) protect the proprietary nature of its technology and processes; (3) properly control its manufacturing and assembly processes and operations; and (4) achieve significant cost reductions. The cost reductions encompass all major elements of cost and operating expenses.
      Increase Ownership Equity. During 2004, the Company was involved in a number of equity transactions that resulted in a stronger balance sheet. These transactions include the issuance of preferred and Common Stock in private placements, the exercise of warrants and stock options, the conversion of preferred stock to Common Stock, and the conversion of subordinated debt to Common Stock. In the aggregate, these transactions resulted in the reclassification of debt and preferred stock of approximately $7.1 million into common equity and net cash proceeds of approximately $10.6 million for general use of the company. Additionally, interest costs were reduced by $332 thousand per year and preferred stock dividends by $166 thousand per year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      In July 2004, the Company retained Gilbert Tweed Associates, Inc., an executive search firm located in New York City to conduct a search to fill the position of Chief Financial Officer. Ms. Pinson, a director of DRI, is President and COO of Gilbert Tweed Associates, Inc. and her firm was paid $68 thousand in recruiting fees and out-of-pocket expenses in 2004.
      In August 2002, DRI completed a privately negotiated sale of $1.15 million of convertible subordinated debentures through funds managed by Dallas-based Renaissance Capital Group. Mr. Cleveland, Renaissance Capital Group’s President and Chief Executive Officer, serves on DRI’s Board of Directors. In June 2001, prior to Mr. Cleveland’s involvement as a director of DRI, DRI issued convertible debentures in the amount of $3 million (the “2001 Debentures”) to Renaissance Capital Group containing substantially the same terms as the convertible debentures issued in 2002. Renaissance Capital Group received a closing fee of $17 thousand related to the placement of the debenture. DRI paid Renaissance Capital Group $111 thousand in interest payments on the outstanding debentures in 2004 prior to their conversion to the Company’s common stock.
      In August 2002, the Company completed a privately negotiated sale of a $250 thousand convertible subordinated debenture to Mr. Higgins, a private investor and a director of the Company. Mr. Higgins received a closing fee of $6 thousand related to the placement of the debenture, and $20 thousand in interest payments on the outstanding debenture in 2004. The debenture has an interest rate of 8% annually and matures in August 2009, if not redeemed or converted earlier.
      On April 20, 2004, we engaged Roth Capital Partners, LLC, which is one of the Selling Shareholders listed in the Selling Shareholders table elsewhere in this prospectus, to serve as our exclusive placement agent in connection with a private placement of our common stock. We have issued warrants to Roth Capital Partners as described in the Selling Shareholders and also paid that firm a cash fee in the amount of $425 thousand compensation for its services as placement agent in connection with a private placement completed pursuant to that agreement. That private placement related to the additional 750,000 shares of common stock covered by this prospectus.

BUSINESS
General
      DRI was incorporated in March 1983 and became a public company through an initial public offering in November 1994. DRI’s Common Stock, $.10 par value per share (“Common Stock”), trades on the NASDAQ SmallCap Markettm under the symbol “TBUS” and on the Boston Stock Exchange under the symbol “TBU.”
      Through its business units and wholly owned subsidiaries, DRI designs, manufactures, sells, and services information technology and audio surveillance technology products either directly or through contractors. DRI currently operates within two major business segments: (1) the Transportation Communications Segment; and (2) the Law Enforcement and Surveillance Segment.
      Transportation Communications Segment. DRI’s Transportation Communications Segment produces passenger information communication products under the DR-Talking Bus®, TwinVision®, and Mobitec® brand names, which are sold to transportation vehicle equipment customers worldwide.
      The DR-Talking Bus® and TwinVision® brands are sold in the United States (“U.S.”) and Canada. Net sales in these two countries represent 57 percent of all net sales split 75 percent in the U.S. and 25 percent in Canada. Long-lived assets within the U.S. include 18 percent of all long-lived assets and are all owned by our U.S. businesses.
      The Mobitec® brand is sold in Sweden, Norway, Denmark, Finland, Iceland and Greenland (“Nordic market”); and Germany, France, Poland, UK, Spain, Greece and Hungary (“European market”); as well as in South America, primarily Brazil; the Asian-Pacific market, primarily Australia; and the Mid-Eastern market, primarily Turkey and Kuwait. Long-lived assets within the Nordic market include 80 percent of all long-lived assets and are all owned by our business unit in Sweden; all other long-lived assets within the remaining markets account for less than two percent of the total long-lived assets.
      Transportation vehicle equipment customers generally fall into one of two broad categories, including, end-user customers, and original equipment manufacturers (“OEM”). DRI’s end-user customers include the following: municipalities; regional transportation districts; federal, state, and local departments of transportation; transit agencies; public, private, or commercial operators of vehicles; and rental car agencies. DRI’s OEM customers are the manufacturers of transportation vehicles. The relative percentage of sales to end-user customers compared to OEM customers varies widely and frequently from quarter-to-quarter and year-to-year, and within products and product lines comprising DRI’s mix of total sales in any given period.
      DRI’s Transportation Communications Segment is responsible for 96.1 percent of DRI’s annual sales and consists of the following business unit and wholly owned subsidiaries.

U.S. Based Operations.

•	Digital Recorders (“DR”), based in Durham, N.C., was established in September 1983. Now a business unit of DRI, DR products include computer aided dispatch Global Positioning Satellite (“GPS”) tracking, automatic vehicle location (“AVL”) systems; automatic vehicle monitoring (“AVM”) systems; Talking Bus® automatic voice announcement systems; and StealthMictm vandal-resistant, hands-free microphone. Some of these products include security-enhancement related functionality. DR’s customers include transit operating agencies, commercial transportation vehicle operators, and manufacturers of those vehicles in the NAFTA markets.

•	TwinVision of North America, Inc. (“TVna”), a wholly owned subsidiary of DRI based in Durham, N.C., was established by DRI in May 1996. TVna designs, manufactures, sells, and services electronic destination sign systems used on transit and transportation vehicles. Some of these products include security-enhancement related functionality. TVna’s customers include operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in the NAFTA markets.

•	RTI, Inc., a wholly owned subsidiary of DRI based in Dallas, Texas, was established in August 1994 and acquired by DRI in July 1998. With the acquisition of RTI, Inc., DRI also acquired TwinVision® business development and marketing capabilities, as well as an exclusive license to Lite Vision Corporation’s display technology. RTI, Inc. is a marketing consulting firm devoted to the public transit industry’s needs, primarily those of European-based businesses. RTI, Inc. presently generates no revenue.

International Based Operations.
      In June 2001, we completed our acquisition of Mobitec AB (“Mobitec acquisition”) as part of our strategy to grow the Company at an accelerated pace through both internal and external means. Mobitec AB is part of DRI-Europa AB, our corporate framework for international operations that also includes Transit Media-Mobitec GmbH, Mobitec Pty Ltd, and Mobitec Ltda. Together, these subsidiaries primarily serve the European, Nordic, Far Eastern, Mid Eastern, South American, Australian, and Asian-Pacific markets. The acquisition, which significantly expanded our geographical reach and cross-selling opportunities, had a purchase price of approximately $8.0 million paid in a combination of cash, Common Stock, warrants, and seller financing.

•	DRI-Europa AB is a wholly owned subsidiary of DRI that was established in February 2001 to serve as the umbrella organizational structure for DRI’s international operations at the time.

•	Transit-Media GmbH was established in 1995 and acquired by DRI in April 1996. Following the acquisition of Mobitec GmbH in June 2001, Transit-Media GmbH was merged with Mobitec GmbH in January 2002 and the combined company became Transit Media-Mobitec GmbH (“TM-M”). TM-M, based in Ettlingen, Germany, is a wholly owned subsidiary of DRI-Europa AB. TM-M produces, sells, and services TwinVision® and Mobitec® products. TM-M’s customers include operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in select European, Asian-Pacific, and Mid-Eastern markets.

•	Mobitec AB, a wholly owned subsidiary of DRI-Europa AB and based in Göteborg, Sweden, was established in 1987 and acquired by DRI in June 2001 as part of the Mobitec acquisition. Based upon our internal market share calculations, we believe Mobitec AB is the largest supplier of electronic destination sign systems in the Nordic market. In addition to serving the Nordic markets, Mobitec AB also has sales offices in Germany and Australia, as well as a 50 percent owned subsidiary in Brazil, Mobitec Brazil Ltda. Mobitec AB’s customers include operating agencies, commercial transportation vehicle operators, and the manufacturers of those vehicles in the Nordic and select European markets

•	Mobitec Pty Ltd, a wholly owned subsidiary of Mobitec AB and based in Peakhurst NSW, Australia, was established in 2000 and acquired by DRI in June 2001 as part of the Mobitec acquisition. The company imports and sells Mobitec AB’s electronic destination sign systems within the Asian-Pacific market. Based upon our internal market share calculations, we believe Mobitec Pty Ltd holds a majority market share in the Australian market.

•	Mobitec Brazil Ltda, a 50 percent owned subsidiary of Mobitec AB and based in Caxias do Sul, Brazil, was established in 1996 and our 50 percent interest was acquired by DRI in June 2001 as part of the Mobitec acquisition. The company is engaged in manufacturing and selling electronic destinations sign systems to OEM bus manufacturers primarily in Brazil. Its products are also shipped throughout South America and the Middle East. The remaining 50 percent of Mobitec Brazil Ltda is owned by the Company’s Brazilian Managing Director.
      Law Enforcement and Surveillance Segment. DRI’s Law Enforcement and Surveillance Segment, which is responsible for 3.9 percent of DRI’s annual sales, consists of Digital Audio Corporation (“DAC”), a wholly owned subsidiary of DRI based in Durham, N.C. Acquired in February 1995, DAC’s products include a line of digital audio filter systems and digital audio recorders. These products are used to improve the quality and intelligibility of both live and recorded voices. DAC serves U.S. federal, state and local law enforcement agencies and organizations, as well as some of their qualified and eligible counterparts abroad. DAC’s customers include U.S. federal, state, and local law enforcement agencies or organizations; U.S. military and intelligence organizations; comparable national and regional agencies of foreign governments; and private and industrial security and investigation firms.
Industry and Market Overview
      Transportation Communications Segment. The passenger information communications market served by DRI’s Transportation Communications Segment developed because of several factors. In the past, that market was influenced by the Americans with Disabilities Act (“ADA”), the Clean Air Act, the Intermodal Surface Transportation Efficiency Act (“ISTEA”) and successor legislation, intelligent transportation systems initiatives, and enhancing fleet flexibility. The ADA initially accelerated the trend toward such systems for automatic next-stop announcements by requiring that fixed-route transit systems announce major stops and transfer points to assist visually challenged passengers. However, a more fundamental and long-term impetus for the development of this market is the need to provide improved passenger information and customer services to operators and riders of public transit and transportation vehicles. DRI’s electronic destination sign systems and automatic voice announcement and vehicle locating systems provide transit systems’ customers with next stop, transfer point, route and destination information, vehicle location and operational condition information, and public service announcements as well as, in certain instances, security related functionality. On the public side of this market, mass transit operating authorities can normally apply to the U.S. Federal Transit Administration (“FTA”) for grants covering up to approximately 80 percent of funding for certain equipment purchases with the remainder of product acquisition funding being provided by state and local sources. Typical privately funded users of DRI’s transit communications sector products include rental car shuttle vehicles and tourist vehicle operators.
      In the U.S., the Transportation Equity Act for the 21st Century (“TEA-21”) was a $41 billion, six-year federal funding initiative. The initial term of the TEA-21 expired in third quarter 2003 but has been temporarily extended through a series of legislative continuing resolutions pending the anticipated enactment of new long-term legislation. This is the primary program funding the U.S. public surface transit market at the federal level. TEA-21 and its continuing resolutions, as well as replacement legislation under consideration by the U.S. Congress at this time, the Transportation Equity Act: A Legacy for Users (“TEA LU”), promote the development of modern, expanded, intermodal public transit systems nationwide. They also designate a wide range of tools, services, and programs intended to increase the capacity of the nation’s mobility systems. We believe the expiration of TEA-21 and its short-term extensions by continuing resolutions has created market weaknesses as our customers, accustomed to planning their capital budgets within a 6-year federal funding commitment, have been forced to plan within the short extensions provided by the continuing resolutions. TEA LU, in its current version that passed the U.S. House of Representatives Transportation and Infrastructure Committee on March 2, 2005, would, if enacted, guarantee $52.3 billion in funding for public transportation through the federal government’s fiscal year 2009. While there can be no assurance regarding the legislation’s ultimate passage, the timing, or the final amounts, the amounts contemplated in the bill’s current form, if enacted, would represent historically records levels.
      While as much as 80 percent of certain major capital expenditures can be federally funded in most instances, U.S. federal funding within DRI’s Transportation Communications Segment accounts for roughly 20 percent of all funding in the U.S. market. The remainder comes from a combination of state and local public funds and passenger fare revenues. Funding for markets outside of the U.S. comes from a variety of sources. These sources vary widely from region-to-region and from period-to-period but may include combinations of local, regional, municipal, federal, and private entities or funding mechanisms.
      The automatic voice announcement systems market served by DRI’s DR business unit emerged primarily because of ADA legislation. DR was among the pioneers to develop automatic voice announcement technology including GPS tracking and triggering. The DR-Talking Bus® system met favorable acceptance in terms of concept, design, and technology, and was acknowledged to be ADA compliant. That regulatory-driven acceptance has now grown into a basic customer service as the automatic voice systems market matures. We believe that about 40 percent of all new bus vehicles in North America contained automatic voice announcement systems in recent years. We expect this percentage to increase somewhat over the next several years as automatic voice announcement systems reduce cost, decrease maintenance costs and complexity, integrate to deliver other features and services, and become more distinctly perceived as a form of customer service. To date, DR has had minimal international sales. However, management believes future acquisitions, and the cultivation of new relationships through TM-M and Mobitec AB may enable DR to develop growth in the international market in the future. Management believes DR holds a significant market share in the stand-alone (as opposed to similar systems included in larger integrated information system installations) automatic voice announcement systems market in the U.S.
      The automatic vehicle location (“AVL”) capability of the DR-Talking Bus® system has enabled DRI to expand the market it serves to include fleet management (“Integrated Systems”) services for operators of transit vehicle systems. An outcome of this is the ability to provide more and better information to the users of transit systems by placing real-time current vehicle location information at passenger boarding locations and other strategic locations. Additionally, this capability is emerging as a form of security risk mitigation for our customers with recent orders addressing such functionality. It is in this area of our business that we form alliances with others in order to enhance our market capability and access.
      The electronic destination sign system market served by TM-M, TVna, and Mobitec AB is highly competitive and mature. The growth of this business is closely tied to overall market size, increased market share, or technological advances. Virtually all transit buses manufactured worldwide have some form of destination sign. Approximately 95 percent of the sign systems in the U.S. and 70 percent of those in major international markets are electronic. We believe that TVna holds a significant market share in the U.S., while Mobitec AB holds a majority market share in the Nordic market. Mobitec Pty Ltd and Mobitec Ltda, hold significant market shares in Australia and South America, respectively. TM-M holds a minor market share in central Europe.
      Law Enforcement and Surveillance Segment. DAC’s market consists of government organizations at the local, state, and federal level. DAC also markets its products in North America and 15 foreign countries including the United Kingdom, Hong Kong, Germany, and Canada, directly and through a network of dealers. Typically, about 30 percent of DAC’s sales are to international customers, including about nine percent to the United Kingdom and six percent to Hong Kong, although that percentage varies widely from period-to-period. DAC’s digital audio filter and digital audio recorder technology reduces background noises that might otherwise make recorded voice signals unintelligible. Additionally, customers use DAC’s products in vibration, acoustic, and communications disciplines in commercial markets.
Key Competitors
      Transportation Communications Segment. Most of the markets in which we participate are highly competitive and are subject to rapid technological advances, as well as evolving industry and regulatory standards. We believe the principal competitive factors in all markets we serve include ease of use, after-sales service and support, price, the ability to integrate products with other technologies, maintaining leading edge technology, and responding to governmental regulation.
      In DRI’s Transportation Communications Segment electronic destination sign market, management views Luminator Holding L.P., an operating unit of Mark IV Industries, Inc., as its principal competitor. Clever Devices Ltd. and Meister Electronics, LC, are two of DRI’s significant competitors in the domestic automatic voice announcement systems market. In the Integrated Systems market, management considers INIT GmbH, Siemens AG, and Orbital Sciences Corporation to be DRI’s most significant competitors. Numerous other competitors exist in the international market, most tending to serve discrete territories. Of the international competitors, those comprising the majority of competitive market shareholders are: Meister, LLE, Luminator, Hanover Displays, Gorba, INIT, Siemens, and Orbital. All of these but Orbital, Luminator, and Hanover Displays are based in Central Europe. Hanover Displays is based in the United Kingdom with the majority market share there, as well as sales in selected regions of the continental European market. Orbital and Luminator are based in the United States.
      Law Enforcement and Surveillance Segment. DAC is a leader among the small number of participants in this industry and few, if any of which, are directly competitive across the entire DAC product line. Filtering products produced for the commercial sound industry by companies such as AKG Acoustics GmbH are not specifically designed for voice filtering. As a result, we do not believe companies manufacturing those products pose significant competition. Management recognizes Adaptive Digital Systems, Inc., REI®, and Intelligent Devices as key competitors in a small industry group that compete with similar technologies.
Products and Product Design
      Transportation Communications Segment. DRI’s current transportation communications products include:

•	DR600tm, a technologically advanced vehicle logic unit for buses that provides automatic vehicle monitoring, automatic vehicle location, and automatic vehicle schedule adherence communication systems and programs, generally including GPS triggering of product features;

•	GPS tracking of vehicles;

•	Talking Bus® next stop automatic voice announcement system;

•	A Software Suite that provides modules for customized transit applications including computer-aided dispatch automatic vehicle location, wireless data exchange, and Central Recording Station;

•	Transit Arrival Signs and software;

•	Airport Shuttle Automatic Vehicle Location and Arrival Signs;

•	Integration to vehicle sub-systems including destination signs, fare collection, automatic passenger counters, engine controllers, transmission, brakes, multiplexer, etc.;

•	TwinVision® all-LED (light emitting diode) electronic destination sign systems;

•	TwinVision® Chromatic Series family of color electronic destination sign systems;

•	ELYSÉ® and Central Recording Station software; and

•	Mobitec® electronic destination sign systems.
      The DR systems enable voice-announced transit vehicle stops, GPS based automatic vehicle location, automatic vehicle monitoring, and other passenger information, such as next stop, transfer point, route and destination information, and public service announcements. The vehicle locating and monitoring aspect of this product further provides security-related capabilities. These systems can be used in transit buses, light rail vehicles, trains, subway cars, people movers, monorails, airport vehicles and tour buses, as well as other private and commercial vehicles. Compliant with industry-recognized standards, the system uses an open architecture, computer-based microprocessor electronics system design that accommodates additional new features and capabilities including interoperability with third-party equipment. The open architecture design permits expansion to customer size requirements and integration with other electronic systems. Wireless 802.11x data exchange is available. This system is designed to meet the severe operating demands of temperature, humidity, shock, vibration, and other environmental conditions found in typical transit applications.
      DRI’s electronic destination sign products, which are generally known by the TwinVision® and Mobitec® brand names, represent technologically advanced products pioneered by our subsidiaries RTI, TM-M, TVna, and Mobitec AB. The product line includes various models covering essentially all popular applications. Where applicable, these products adhere to ADA requirements and function under industry-recognized standards. They each possess an open architecture, microprocessor-based design. In 2000, TVna and TM-M introduced an all-LED, solid-state product. The all-LED product dominates sales of destination sign systems in North America, while the prior generation, a mechanical “flip-dot” product, accounts for the majority of sales by DRI’s European subsidiaries, including Mobitec AB. As the name implies, the “all-LED” product provides better illumination and eliminates moving parts, thereby delivering better readability and lowered maintenance expenses.

      In 2001, TM-M and TVna introduced the TwinVision® Chromatic Series, TwinVision® Chroma I and TwinVision® Chroma IV, which offer DRI’s customers greater color flexibility and message display options for route destination signage. These products incorporate colorized route capabilities while retaining electronic sign system message display advantages for the color-vision impaired. Initial orders for these products were received and delivered in 2002.
      Message programming for all destination sign products is accomplished via proprietary ELYSÉ® software developed by TM-M and refined by TVna, or similar companion software developed by Mobitec AB. Programming is accomplished through PCMCIA memory card download, and wireless capabilities are available.
      In January 2001, DR entered into a license agreement with the University of Washington to use certain technology developed by the Intelligent Transportation Systems Research program at the University under the names “BusView” and “MyBus.” The technology, some of which we have integrated with the DR-Talking Bus® system, enables transit system users to access information via the Internet, such as schedule data, about the vehicle they wish to board. This technology, combined with DRI’s internal developments, is extending DRI’s product offerings into automatic vehicle location, fleet management, automatic vehicle monitoring, and off-vehicle passenger information markets.
      Law Enforcement and Surveillance Segment. DAC designs, manufactures, markets, sells and services a line of digital signal processing instruments and digital recording machines to law enforcement agencies and intelligence gathering organizations worldwide. Humming sounds, room noises, acoustic resonance, muffling, background music, street traffic, and other noises often obscure such recordings. DAC products enhance the clarity of the recordings through a sequence of highly specialized adaptive audio filters. Additionally, in a similar process, DAC products can be used in live real-time applications. DAC products have major computational power with the typical digital filter employing multiple microprocessor devices.
      DAC has the following key product lines:

•	SSABR®, a state-of-the-art, covert, solid-state digital audio recorder;

•	PCAP, a comprehensive real-time forensic audio noise reduction system;

•	MicroDAC, a real-time tactical audio noise reduction system, designed specifically for live applications; and

•	QuickEnhancetm / AS, a forensic audio software processing plug-in, designed to integrate with the Avid Xpress® and dTectivetm forensic video system produced by Avid Technology, Inc. and Ocean Systems, respectively.
      In 2003 and 2004, DAC completed the following product development initiatives:

•	Major hardware and software overhaul of the PCAP, creating the new PCAP II Plus and effectively doubling the overall capabilities of the product using the Texas Instruments developed TMS320C6000-series DSP technology;

•	SSABR G2, a more compact, higher-capacity version of the SSABR solid-state digital audio recorder; and

•	QuickEnhancetm / AS Revision 2.0, which incorporated new signal processing and spectral analysis software capabilities.
      In 2004, DAC began development of its next-generation CARDINAL forensic audio processing system based upon advanced Analog Devices TigerSHARC® DSP technology. Initial purchase orders have been received for CARDINAL and the product is expected to begin shipping in 2005. Also in 2004, DAC began development of the next-generation MicroDAC V tactical filtering product that increases the number of live channels processed simultaneously, resulting in greatly improved performance. It is also expected to begin shipping in 2005.

      Since the U.S. Government established the Department of Homeland Security, there has been increased funding for security-related products and services such as those produced by DAC. We view any increase in government funding related to national security, intelligence gathering, and law enforcement initiatives as having the potential to positively influence sales of DRI’s audio processing solutions in the core traditional security markets, as well as in the Transportation Communications Segment.
Marketing and Sales Organization
      DRI’s products are marketed by in-house sales and marketing personnel or through commissioned independent sales representatives, as appropriate for each business unit and market segment. Marketing and sales activities include database marketing; selective advertising; direct contact selling; publication of customer newsletters; participation in trade shows and industry conventions; and cooperative activities with systems integrators and alliance partners on a selective basis. Additionally, DAC utilizes specialized continuing education programs to ensure end-users have multiple opportunities to learn about DAC’s technology and fully comprehend how to operate DAC’s products through hands-on instruction. These student-paid continuing education programs generate little revenue themselves, but are, instead, used primarily as a marketing tool.
      Management regularly evaluates alternative methods of promoting and marketing DRI’s products and services. Web site and Internet-based marketing techniques currently serve to assist marketing and sales efforts, but the custom-specification, request-for-quote nature of DRI’s markets does not yet lend itself to full-scale, Internet-driven marketing and sales efforts.
Customers
      We generate a significant portion of our sales from a relatively small number of key customers, the composition of which may vary from year to year. Our major customers (defined as those customers to which we made sales greater than 10 percent of DRI’s total sales) in 2004, 2003, and 2002 were transit bus original equipment manufacturers. In 2004, two customers accounted for 22.9 percent of sales. In 2003, one customer accounted for 16.2 percent of sales. In 2002, two customers accounted for 21.8 percent of sales. We sell our products to a limited set of customers. Concentration and credit risk are a function of the orders we receive in any given period of time. Loss of one or more of these key customers could have an adverse impact, possibly material, on the Company.
Seasonality and Fluctuation in Results
      DRI’s sales are not generally “seasonal” in nature. However, a significant portion of sales for each product line is made, either directly or indirectly, to government or publicly funded entities. In addition, many sales to transit original equipment manufacturers are themselves related to sales by those manufacturers to government or publicly funded entities. In general, due to budgetary and funding availability considerations, government purchasing sometimes increases during the last quarter of DRI’s fiscal year. In the U.S., the federal government and many state and local governments operate on an October to September fiscal year. Several key international government customers operate on an April to March fiscal year. In addition, government agencies occasionally have a tendency to purchase infrequently and in large quantities, creating uneven demand cycles throughout the year. These cycles generate periods of little order activity and periods of intense order activity. This fluctuation in ordering also tends to make sales patterns uneven and difficult to forecast quarter-to-quarter and year-to-year results.
      Sales to DRI customers in both the Transportation Communications Segment and the Law Enforcement and Surveillance segments are characterized by lengthy sales cycles that generally extend for a period of two months to 24 months. Once the products and services are sold, product sales are recognized upon physical shipment of products and service revenues are recognized upon completion of the service. Sales and revenues for projects involving both products and services and for which the project completion extends over a longer period of time are recognized based upon the facts and circumstances unique to each project. This generally involves recognizing sales and revenue over the life of the project based upon (1) meeting specific delivery or performance criteria, or (2) the percentage of project completion achieved in each accounting period.
      DRI’s sales tend to be made pursuant to larger contracts, contemplating deliveries over months or years. Purchases by a majority of DRI’s customers are dependent, directly or indirectly, on federal, state, and local funding, for both law enforcement activities and public transportation. Law enforcement agencies are the principal customers for DRI’s audio products, while manufacturers of transportation equipment, who in turn sell to government agencies or entities dependent on government funding, are the principal customers for DRI’s transportation products. Government funding tends to vary significantly from year to year and quarter to quarter. In addition, governmental purchases generally involve a longer lead-time than might be the case in the private sector. Further, governmental type purchases generally are required to make acquisitions through a public bidding process. The fact that much of DRI’s sales are derived from relatively large contracts with a small number of customers can result in fluctuations in DRI’s sales and, thus, operating results, from quarter-to-quarter and year-to-year.
      Due to DRI’s business dealings in foreign countries, the Company may experience foreign currency translation gains and losses in relation to the changes in functional currency, which can result in variances from quarter-to-quarter and year-to-year.
Backlog
      DRI’s backlog as of December 31, 2004, was $6.3 million compared to $6.5 million as of December 31, 2003, and $8.5 million as of December 31, 2002. Fluctuations in backlog are due to (1) timing of the receipt of orders; (2) order cycle fluctuations arising from the factors described under the heading “Seasonality, Fluctuations in Results”; (3) relatively fewer long-term orders in the marketplace; and (4) a degree of market uncertainty in connection with the status of TEA-21 and the pending TEA LU legislation, as discussed in Industry and Market Overview, above. DRI currently anticipates that it will ship all, or substantially all, of the backlog as of December 31, 2004, during the fiscal year 2005.
Research and Development
      DRI is committed to the continued technological enhancement of all its products and to the development or acquisition of products having related applications. However, continued development of any individual product is dependent upon product acceptance in the market place. DRI’s objective is to develop products that are considered high quality, technologically advanced, cost competitive, and capable of capturing a significant share of the applicable market. Product development based upon advanced technologies is one of the primary means by which management differentiates DRI from its competitors.
      Management anticipates that technological enhancements to the DR-Talking Bus® automatic voice announcement system and the TwinVision® and Mobitec® electronic destination sign system products will continue in the future. This should enhance DRI’s ability to integrate these products with other technologies, reduce unit cost of production, and advance the state-of-the-art technologies in DRI’s ongoing program to improve profit margins. The enhancements should increase available marketable product features as well as increase market share and market penetration. DRI’s plan to integrate and expand licensed portions of the technology developed by the University of Washington into the DR-Talking Bus® system will also support customers in providing Internet access to passengers. In addition to enhancing existing products, DRI currently has new generations of products under various stages of development.
      History of Research and Development — Product Pioneer. In 1996 and 1997, TM-M and TVna, respectively, introduced a new generation display element through the TwinVision® LeDot® electronic destination sign system. The new products combined known and proven benefits of LED technology with improved electromagnetic flip-dot elements to enhance product performance. These enhancements improved distance readability and reduced maintenance costs. This development, under a product display technology licensed from Lite Vision Corporation, virtually changed the entire electronic route destination sign industry and quickly became an industry standard. This generation of product has subsequently been replaced with other technological advances as noted below.

      In 2000, TVna again led an industry technology change with the widespread introduction in the USA of a commercially viable low-energy, high-brightness, all-LED display element that eliminated the mechanical, moving flip-dot typically used in prior generations of electronic route destination signs.
      In 2001, TM-M and TVna introduced the TwinVision® Chromatic Series, TwinVision® Chroma I and TwinVision® Chroma IV. These products offer customers greater color flexibility in message display options for destination signage. They incorporate colorized message display capabilities while retaining electronic sign system message display advantages for the color-vision impaired.
      Research and development activities continued in all business segments during 2004. Research and development expenses were $1.9 million in 2004, $2.1 million in 2003, and $2.5 million in 2002. These expenditures represented 4.0, 4.7, and 5.5 percent of sales in 2004, 2003 and 2002, respectively. During 2004, certain engineering personnel were used in the development of software that met the capitalization criteria of SFAS No. 86, “Capitalization of Software Development Costs”. Approximately $1.0 million of costs in 2004 were capitalized as an asset to be amortized as the expected sales of the developed software are realized over a period not to exceed three years. This compares to capitalization of $1.1 million and $501 thousand for such costs for the years ended December 31, 2003, and 2002, respectively. Had these amounts not been capitalized, research and development expenses for the years ended December 31, 2004, 2003 and 2002 would have been $2.9 million, $3.1 million, and $3.0 million, respectively. Our main research and development projects in 2004 included DR’s DR600tm vehicle logic unit for bus automatic vehicle monitoring, automatic vehicle location and automatic vehicle schedule adherence communication systems and programs, and DAC’s next generation system for digital signal processing products.
      Because we believe technological advances are necessary to maintain and improve product lines and, thus, market position, we expect to continue to invest a significant amount of capital, as a percentage of sales, on research and development for the near future. Because of our high level of research and development spending, we may experience fluctuations in operating results because costs may be incurred in periods prior to the related or resulting sales, and because research and development costs fluctuate in accordance with projects undertaken.
Manufacturing Operations
      Transportation Communications Segment. Our principal supplier for the DR business unit for most of fiscal year 2004 is an ISO 9002 certified contract-manufacturing firm that produces DR-designed equipment. DR also performs part of its assembly work in-house. Although we were solely dependent on the contract manufacturer to provide products for our DR business unit for most of fiscal year ended 2004, we do not intend to be solely dependent on them or other suppliers for major components in the longer term. In keeping with this policy, in 2004, we executed contracts with other suppliers to perform some of the services the current supplier provides.
      TM-M and TVna purchase display components and assemblies for electronic destination sign systems from multiple companies in Europe and the United States. We have contracts with domestic and foreign electronic manufacturing and/or contract assembly firms to assemble these components and assemblies. Domestic production is compliant with “Buy-America” regulations. In 2002 and again in 2004, TVna moved part of its assembly process in-house.
      Mobitec AB produces the majority of its products in Herrljunga, Sweden. It purchases raw materials and components and assembles primarily from suppliers located in the Nordic and European markets.
      Mobitec Brazil Ltda produces its products in Caxias do Sul, Brazil. It purchases raw materials and components and assemblies from companies in Europe and LED’s from DRI’s subsidiary TVna, and the remainder from various local suppliers in Brazil.
      Law Enforcement and Surveillance Segment. DAC primarily buys component parts and assembles its products internally. Printed circuit board components and enclosures are purchased from well-established vendors and small local suppliers. DAC typically works with ISO-certified suppliers.

      Other than described above, we believe alternative suppliers would be readily available for all raw materials and components for each of our businesses.
Customer Service
      We believe our commitment to customer service has enhanced the customer’s view of DRI compared to our competitors. Our plan is to continue defining and refining our sustainable competitive advantage through a service-oriented organization.
Proprietary Rights
      We currently own two design patents and have a combination of copyrights, alliances, trade secrets, nondisclosure agreements, and licensing agreements to establish and protect our ownership of, and access to, proprietary and intellectual property rights. Our attempts to keep the results of our research and development efforts proprietary may not be sufficient to prevent others from using some or all of such information or technology. The loss or circumvention of any one or more of these protective aspects would not significantly impact our current business. By “designing around” our intellectual property rights, our competitors may be able to offer similar functionality provided by our products without violating our intellectual property rights. We have licenses to certain intellectual property rights under which some of the TwinVision® products are produced. We have registered our Digital Recorders®, Talking Bus® and TwinVision® trademarks, logos, slogans, by-lines, and trade names with the U.S. Patent and Trademark Office.
      We intend to pursue new patents and other intellectual property rights protection methods covering new technologies and developments on an on-going basis. We also intend to use best efforts to maintain the integrity of our service marks, trade names and trademarks, and other proprietary names and protect them from unauthorized use, infringement, and unfair competition.
Employees
      As of December 31, 2004, DRI employed 160 people, of which 86 were employed domestically and 74 were employed internationally. DRI employees were deployed as follows: 55 in operations; 28 in engineering; 37 in sales and marketing; and 40 in administrative functions. Although European subsidiaries include some limited work-place agreements, DRI employees are not covered by any collective bargaining agreements and management believes its employee relations are good. We believe future success will depend, in part, on our continued ability to attract, hire, and retain qualified personnel.
PROPERTIES
      We do not own any real estate. Instead, we lease properties both in the United States and abroad. Following are our locations, leased areas (square feet = sf, square meters = sm), use, monthly rents and lease expirations. All monthly rental amounts are stated in United States dollars, converting monthly payments in foreign currencies, where applicable, to United States dollars based on the December 31, 2004 exchange rate.

City and State	Country	Area	Use	Monthly Rent	Expiration

Durham, NC	USA	35,588 sf	Office, Service and Repair, warehouse and assembly(a),(b),(c)	$22,357 - 27,365	April 2009
Dallas, TX	USA	3,145 sf	Office(c)	$5,883	April 2008
Peakhurst	Australia	271 sm	Office(a)	$3,810	November 2006
Caxias do Sul	Brazil	88 sm	Office and assembly(a)	$2,758	Open ended
Herrljunga	Sweden	2,000 sm	Office, warehouse and assembly(a),(d)	$9,097	March 2006
Ettlingen	Germany	242 sm	Office(a)	$2,303	June 2007

(a)	Used by Transportation Communications Segment

(b)	Used by Law Enforcement and Surveillance Segment

(c)	Used by administration — U.S. corporate

(d)	Used by administration — international
      We believe that our current facilities are adequate and suitable for our current and foreseeable use, absent acquisition. We believe additional office and manufacturing space will be available in, or near, our existing facilities at a cost approximately equivalent to, or slightly higher than, rates currently paid, if needed, to accommodate further internal growth.
LEGAL PROCEEDINGS
      The Company, in the normal course of its operations, is sometimes involved in legal actions incidental to the business. The company is involved in no such matters currently. In management’s opinion, the ultimate resolution of these matters will not have a material adverse effect upon the current financial position of the Company or future results of operations.
      The Company, to the best of its ability, at all times seeks to avoid infringing, and will not knowingly violate the intellectual property rights of others.
MARKET FOR THE REGISTRANT’S COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS
      Our common stock is quoted on the NASDAQ Small Cap Market® under the symbol “TBUS” and on the Boston Stock Exchange under the symbol “TBU.” The following table sets forth the range of high and low closing bid prices for our Common Stock, as reported by the NASDAQ Small Cap Market®, from January 1, 2003 through March 31, 2005. The prices set forth reflect inter-dealer quotations, without retail markups, markdowns, or commissions, and do not necessarily represent actual transactions.

	High	Low

Year Ended December 31, 2003
First Quarter	$2.80	$2.01
Second Quarter	3.00	2.31
Third Quarter	2.73	2.24
Fourth Quarter	3.00	2.37
Year Ended December 31, 2004
First Quarter	$3.47	$2.32
Second Quarter	14.27	2.55
Third Quarter	6.85	2.79
Fourth Quarter	5.29	3.68
Quarter Ended March 31, 2005	$3.71	$2.31
      We estimate that, as of March 31, 2005, there were more than 4,100 holders of our Common Stock, including 137 holders of record.
      We have not paid cash dividends on our common stock nor do we anticipate doing so in the foreseeable future. In addition, an outstanding convertible debenture and related purchase agreement and our current senior domestic credit facility restrict the payment of dividends upon any class of stock except on our preferred stock. We also have outstanding two series of preferred stock having dividend rights that have priority over any dividends payable to holders of common stock.
Historical Incentive Stock Option Plan and Amendments
      The Company’s original Incentive Stock Option Plan (the “Old Plan”) was adopted and became effective April 27, 1993. That plan subsequently was amended in June 1998, April 1999, and May 2000. Of the

980,000 shares approved for issuance under the Old Plan, 715,371 options remained outstanding as of December 31, 2004. Following is a summary of the outstanding options awarded under the Old Plan.

# Options	Old Plan Summary as of December 31, 2004

621,371	Old Plan Options Outstanding to Employees
89,000	Old Plan Options Outstanding to Directors
5,000	Old Plan Options Outstanding to Others

715,371	Total Old Plan Options Outstanding
      As of December 31, 2004, outstanding options issued to employees under the Old Plan had option expiration dates ranging from March 1, 2005, to August 1, 2012. As of December 31, 2004, outstanding options issued to directors under the Old Plan had option expiration dates ranging from June 1, 2005, to June 25, 2011. As of December 31, 2004, outstanding options issued to others under the Old Plan had an option expiration date of June 25, 2011.
      As of April 30, 2003, new awards no longer could be awarded under the Old Plan. When existing options awarded under the Old Plan expire, they may or may not be replaced under the Current Plan. The Company has not made or entered into any commitments, agreements, or understandings with respect to the replacement of options that have expired or subsequently expire under the Old Plan.
      The following table provides information, as of December 31, 2004, with respect to all compensation plans and individual compensation arrangements of the Company under which equity securities of the Company are authorized for issuance to directors, executive officers, and key employees.

			C.
	A.		Number of Securities
	Number of Securities	B.	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in Column A)

Old Plan Options	715,371	2.43	None
Current Plan Options	369,500	2.93	4,500

Total	1,084,871	2.60	4,500

Note:

*	The Company has no equity compensation plans that have not been approved by security holders.
2003 Stock Option Plan
      The Current Plan was adopted and became effective at the 2003 Annual Meeting of Shareholders on April 30, 2003. Initially, a total of 175,000 shares of Common Stock were proposed and approved to be reserved for issuance under the Current Plan. At the Annual Meeting of Shareholders in 2004, an additional 200,000 shares of Common Stock were proposed and approved to be reserved for issuance under the Current Plan, bringing the total number of shares of Common Stock available for issuance to 375,000. The Current Plan will terminate on the 10th anniversary date of its adoption, or April 30, 2013, after which date no new awards may be granted under the Current Plan.

MANAGEMENT
Director Biographies
      The following are biographical summaries for our directors.
      Russell C. Cleveland, age 66, was appointed as a director of the Company by the DRI Board of Directors in August 2001 pursuant to a position established by the Board under the Convertible Subordinated Debentures issued to entities with which Mr. Cleveland is affiliated in connection with the Company’s Mobitec AB acquisition. He was a principal founder of Renaissance Capital Group, Inc. in 1973 and is its majority shareholder today. Renaissance Capital provides capital to emerging publicly owned companies. Mr. Cleveland is a Chartered Financial Analyst and has specialized in investing in emerging growth companies for more than 40 years. Mr. Cleveland is a graduate of the University of Pennsylvania, Wharton School of Finance and Commerce. He has served as President of the Dallas Association of Investment Analysts and has held executive positions with major southwest regional brokerage firms. For more than 10 years, he was a contributing editor of Texas Business Magazine, for which he analyzed investment trends. Mr. Cleveland currently serves as President and Director of publicly traded Renaissance Capital Growth & Income Fund III, Inc. He also is Director and Manager of Renaissance U.S. Growth Investment Trust PLC, which is traded on the London Exchange, and U.S. Portfolio manager of BFSUS Special Opportunities Trust PLC, based in London and also publicly traded. In addition to these companies, Mr. Cleveland also currently serves on the following public company boards of directors: CaminoSoft Corp., Tutogen Medical, Inc., Integrated Securities Systems, Inc., and Cover-All Technologies, Inc. Over the years, Mr. Cleveland has served on the boards of many publicly traded emerging growth companies.
      Nuria I. Fernandez, age 45, serves as Senior Vice President of Business Development at Earth Tech, an engineering consulting firm headquartered in Long Beach, Calif., and owned by Tyco International Ltd. (NYSE: TYC). Working from Earth Tech’s Alexandria, Va., office since 2001, Ms. Fernandez is responsible for expanding Earth Tech’s transportation business opportunities in the U.S. and abroad. From 1997 to 2001, Ms. Fernandez was Deputy Administrator and Acting Administrator at the Federal Transit Administration, U.S. Department of Transportation, in Washington, D.C., where she managed and directed operations for the 500-employee agency responsible for securing funding for planning, design, construction, and technology for bus and rail systems in the U.S. and its territories. She also established policies and developed guidelines on the implementation of rules and regulations that governed federally funded mass transit programs. From 1994 to 1997, she led the design and construction division of the Washington Metropolitan Area Transit Authority in Washington, D.C. From 1989 to 1993, she served as Senior Vice President of the Chicago Transit Authority. From 1982 to 1989, she served as Coordinating Engineer of the City of Chicago’s Department of Public Works, where she was involved with the $1.2 billion expansion of O’Hare International Airport. Ms. Fernandez has received numerous transit industry awards, including the Minority Business and Professionals’ Outstanding Leadership Award, the Woman’s Transportation Seminar Woman of the Year and National Member of the Year awards, the Conference of Minority Transportation Officials’ Women in Transportation Award, and the White House Elizabeth Cady Stanton Achievement Award. Ms. Fernandez received a Bachelor of Science degree in Civil Engineering from Bradley University and a Master of Science degree in Business Administration from Roosevelt University.
      John D. Higgins, age 71, has served as a DRI director since February 1998. He also serves as a director of Sparrow Systems, Inc., a privately held developer and marketer of specialized software for use in managing physician practices. From 1990 through November 1999, Mr. Higgins was Senior Vice President of Corporate Finance for Royce Investment Group, Inc., certain assets of which were subsequently acquired by Investec Ernst & Company, an international investment and merchant banking firm. Mr. Higgins is currently retired from Investec Ernst and pursuing personal business interests. He holds B.B.A. and M.B.A. degrees from Hofstra University.
      J. Phillips L. Johnston, J.D., age 65, has served as a DRI director since April 1990. He currently is Special Counsel with Nexen Pruet Adams Kleemeier PLCC. From June 2002 to December 2004 he was Vice Chairman and Chief Legal Counsel for Remote Light, Inc., a privately held technology company located in

Research Triangle Park, N.C. From September 1999 to June 2002, he was a director, Chief Executive Officer and President of ID Technologies, a publicly held company. He served as Chief Executive Officer of Pilot Therapeutic Holdings, Inc., a publicly held company, from September 1998 to September 1999. From April 1998 to May 1998, Mr. Johnston was President and Special Programs Administrator of Digital Recorders. He served as Digital Recorders’ Special Programs Administrator from May 1998 to December 1998. Mr. Johnston served as DRI’s Chairman of the Board, President and Chief Executive Officer from April 1990 to May 1998 and served as Administrator of the North Carolina Credit Unions from September 1987 to April 1990. From October 1979 to September 1987, Mr. Johnston served as President and Chief Executive Officer of Data Pix, Inc., Norman Perry, Chantry, Ltd., and Erwin-Lambeth, Inc., all of which were privately held companies, and was President and Chief Executive Officer of Currier Piano Company from 1971 through 1979. He was founding Chairman of the North Carolina Information and Electronics Trade Association, now the largest trade association in that state, and was named the Council for Entrepreneurial Development Entrepreneur of the Year in 1997. Mr. Johnston is a director of several privately held companies, the author of two books, and a Babcock Entrepreneurial Fellow at Wake Forest University. Mr. Johnston received his A.B. degree in economics from Duke University, attended the Stern Graduate Business School at New York University, and received his law degree from the University of North Carolina.
      C. James Meese Jr., age 63, has been a DRI director since 1991. Since 1989, Mr. Meese has provided advice and assistance to high growth companies on issues of company valuations, acquisitions and divestitures, market development, capitalization, corporate governance and organizational structuring through Business Development Associates, Inc., where he serves as the President. Prior to 1989, he spent approximately 20 years in various senior corporate marketing, business development and finance positions. Mr. Meese also is a director of Gray Security Services, Inc., Electrical Equipment Company, The Railroaders Memorial Museum, and serves as the Chair of the Advisory Board of Neomonde Baking Company. Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.
      Stephanie L. Pinson, age 68, has been a DRI director since 2001. She has served as president of Gilbert Tweed Associates, Inc. (“Gilbert Tweed”), a well established, retained executive search firm based in New York City. She joined Gilbert Tweed in 1981, has been an owner since 1987, and served as principal prior to 1996. She is a member of the Gilbert Tweed Board of Directors and has responsibility for the operations of the firm. Ms. Pinson is the practice leader for Gilbert Tweed’s widely recognized Transportation Search Practice, specializing in searches for public transit authorities and their suppliers and supporting aviation and port clients. With her partner, Janet Tweed Gusman, Ms. Pinson also is engaged in the information technology, insurance and industrial practices. Her work with high technology and manufacturing companies is global in nature, and she directs Gilbert Tweed’s offices in Bombay and New Delhi, India. Prior to joining Gilbert Tweed, Ms. Pinson served as Director of Relocation Services for Real Estate World in Boulder, Colo., from 1978 to 1980. From 1972 to 1980, she studied and taught Medieval English Literature at Rutgers University. Ms. Pinson serves in a variety of association and not-for-profit board positions. She is a past member of the American Public Transportation Association (“APTA”) Executive Committee, having served as Vice Chair, Business Members, and Vice Chair, Business Members at Large. She also serves on the APTA Chairman’s Diversity Council and is a member of the WTS Advisory Board. In 2004, she was honored by WTS for “Outstanding Performance in Fostering Diversity.” Ms. Pinson received her bachelor’s and master’s degrees in English Literature from Rutgers University where she also qualified for the Ph.D.
      John K. Pirotte, age 55, has been a DRI director since 1996. He has been President of Axxiom Manufacturing, Inc., a privately held manufacturer of air blast equipment, since August 2003. He also has been Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology, since September 1990. From March 1997 to December 2003, he served as President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies. Mr. Pirotte also served as President and Chief Operating Officer of Teleion Wireless, Inc., a privately held company that develops and markets wireless data communication modules, from August 2000 to March 2002. In addition, Mr. Pirotte was Chairman and Chief Executive Officer from 1981 until 1986 and Chief Financial Officer from 1979 to 1981 of The Aviation Group, Inc., a former NASDAQ-listed company that was acquired in 1985. He is a member of the Board of

Directors of Pharmanetics, Inc., a publicly traded biotech company (OTC.BB: PHAR) specializing in theranostic management of various therapeutics affecting coagulation. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. degree from Princeton University and an M.S. degree from New York University Graduate School of Business Administration.
      Juliann Tenney, J.D., age 52, has been a DRI director since April 1991. Employed by Duke University since September 1998, she presently serves as Associate Dean, Compliance, for the Duke University School of Medicine. She has been a lecturer in Duke University’s Nonprofit Management program since 1989. From August 1990 through July 1993, she served as Executive Director of the Southern Growth Policies Board, an interstate alliance charged with designing economic development and growth strategies for southern governors and legislators. From August 1988 to August 1990, Ms. Tenney served as Director for the Economic and Corporate Development Division of the North Carolina Biotechnology Center and also as their House Legal Counsel. From November 1987 to August 1988, Ms. Tenney was Assistant Secretary at the North Carolina Department of Commerce. From August 1985 to November 1987, she was Executive Director of the North Carolina Technological Development Authority. Prior to that time, she was a practicing attorney. Ms. Tenney received a B.A. degree from the University of North Carolina and a law degree from Duke University.
Director Resignation
      J. Phillips L. Johnston has informed the Company that for personal reasons he wishes to not serve the remaining year of his elected three-year term, which expires in 2006. His voluntary resignation will become effective as of the date of the Annual Meeting of Shareholders on June 3, 2005. Mr. Johnston remains a director of the Company until that date. The Company and Mr. Johnston make note of the fact there are no disagreements causing his decision. This matter was presented to and considered by the Board on February 18, 2005, at which time the Board approved of Mr. Johnston’s continued service and compensation until June 3, 2005. The Company expresses appreciation to Mr. Johnston for his service and wishes him well in his new endeavors. The Corporate Governance and Nominating Committee has considered this matter, reviewed the present needs of the Board of Directors and its committees, and has decided against filling Mr. Johnston’s vacated Board of Directors’ position at this time.
Executive Officers and Key Management Biographies
Following are biographical summaries for the Company’s executive officers and management.
      Lawrence A. Hagemann, age 61, has 10 years’ transit industry experience, including extensive experience in advanced software and micro-processor systems. In 2000, he was appointed chief operating officer of DRI’s North Carolina Operations. Since February 1998, he has served as DRI’s executive vice president and TwinVision na, Inc.’s president and general manager. From July 1996 to February 1998, he was TwinVision’s vice president and general manager. In addition, Mr. Hagemann currently serves as a director of Transtel Communications Ltd., a developer of news media software based in London, England. He has held this position since October 1993. From July 1995 to July 1996, Mr. Hagemann was Vice President of ADDAX Sound Company, a privately held company in Illinois. From April 1991 to December 1993, he served as Assistant to the President of Vapor-Mark IV in Illinois. From 1973 to 1990, he was Vice President of Sales and Marketing for Extel Corporation in Illinois, as well as a director of Excom Communications Limited in Slough, England, and Extel Overseas Limited in Hong Kong. Mr. Hagemann earned a bachelor’s degree in Electrical Engineering from the University of Detroit in 1967. In 1972, he earned an M.B.A. from Loyola University in Chicago.
      David N. Pilotte, age 46, joined the Company as Chief Financial Officer in October 2004. Mr. Pilotte’s public-company experience gives him a solid background in corporate finance, corporate governance, Securities and Exchange Commission (“SEC”) compliance, and mergers and acquisitions. From July 2001 to August 2003, Mr. Pilotte served as Executive Vice President and Chief Financial Officer of Axtive Corporation, a publicly held, acquisition-oriented start up in Dallas that acquired software and professional service firms. From June 1998 until after its sale in November 2000, Mr. Pilotte was Vice President and Corporate Controller of American Pad & Paper Company, a publicly held manufacturer of paper-based office products headquartered in Dallas. Previously, Mr. Pilotte was Corporate Controller of chip-maker Cyrix, had Treasurer responsibilities at Baldor Electric Company, and was an auditor with Rockwell International and Arthur Andersen & Company. During the intervening periods, Mr. Pilotte has served as an independent advisor and interim Chief Financial Officer to small- and mid-sized businesses leading financial and operational restructurings and raising private capital. Mr. Pilotte holds a bachelor’s degree in Finance from the University of Florida and an M.B.A. from the University of Houston. He is a Certified Public Accountant in Texas. A member of Financial Executives International since 1995, Mr. Pilotte has served in various leadership roles, including Chapter Director and Committee Chairman. He also has been active in the National Investor Relations Institute, the DFW SEC Reporting Group, and DFW Executive Teaming.
      Lawrence A. Taylor, age 58, has more than 13 years’ experience in the transit industry, as well as extensive knowledge and experience in auditing, mergers and acquisitions, reporting, analysis, and financial information technology systems. Having served as the Company’s Secretary, Vice President and Chief Financial Officer since 1998 and as a Director since 2001, Mr. Taylor assumed the new position of Executive Vice President of Corporate Development on October 25, 2004. He continues to serve as the Company’s Secretary and as a Director. From March 1997 to June 1999, Mr. Taylor was a partner in the Dallas office of Tatum CFO, LLP, a professional partnership of career chief financial officers. From March 1995 to August 1996, he was Senior Vice President and Chief Financial Officer of Precept Business Products, Inc., a privately held holding company that distributed business forms, construction and on-demand courier services. From May 1991 to December 1994, Mr. Taylor was Vice President and Group Controller of Mark IV’s Transportation Products Group, which included nine companies, subsidiaries and operating units serving transit and transportation markets worldwide. Prior to 1991, Mr. Taylor served in various financial managerial capacities in the food processing, commercial construction and oil field supply industries, as well as other manufacturing environments. Mr. Taylor earned a B.S. degree in Accounting from Wayne State University in 1971 and successfully passed the Certified Public Accountant examination in 1972. He is a member of the American Society of Corporate Secretaries and Financial Executives International.
      David L. Turney, age 61, has been DRI’s Chairman of the Board and Chief Executive Officer since May 1998 and a DRI director since May 1996. Mr. Turney was co-founder, Chairman and CEO of Robinson Turney International, Inc. (“RTI”), which was merged into DRI in April 1998. A consulting firm, RTI engaged in business development, marketing services, advisory services, and merger, acquisition and financing assignments for selected clients. Until the merger, DRI was an RTI client and all RTI clients were in the transit and transportation equipment industries. From March 1994 to December 1995, Mr. Turney was also engaged in strategic planning and development consulting services for his former employer, Mark IV Industries, Inc. (“Mark IV”), a New York Stock Exchange listed company prior to its acquisition by a private investor. Mr. Turney founded the Mark IV Transportation Products Group, a group of nine companies, subsidiaries and operating units serving transit and transportation markets worldwide, and served as its Group Executive from February 1991 to February 1994. From 1984 to 1991, Mr. Turney was President of the Luminator division of Gulton Industries, Inc., which became a wholly owned subsidiary of Mark IV in 1987. Prior to 1984, he served in various managerial and engineering capacities in four corporations spanning the telecommunications, industrial hard goods, consumer electronics and electromagnetic components industries. Mr. Turney is active in APTA. A former chair of APTA’s Business Members group, he presently serves on the APTA Business Member Board of Governors, as well as other industry elected and appointed positions. He also is a corporate member of the National Association of Corporate Directors. Mr. Turney received his B.S. degree in industrial management from the University of Arkansas in Fayetteville, and he has participated in numerous postgraduate study courses in finance, mergers and acquisitions, public company administration, and operations.
Nepotism
      There are no relationships by blood, marriage or adoption between any of the Company’s directors, director nominees, or executive officers.

BOARD OF DIRECTORS’ COMMITTEES
      The Board of Directors has delegated certain of its authority to its Audit, Corporate Governance and Nominating, Executive and Human Resource, Technology, and Compensation committees. The following table summarizes each current director’s committee involvement.
Digital Recorders, Inc.
Summary of the Committees on Which Directors Serve

				Corporate				Human
	Independent			Governance and				Resource and
Name	Director(2)	Audit		Nominating		Executive		Compensation		Technology

David L. Turney	No					X	(1)
Russell C. Cleveland	Yes					X
John D. Higgins	Yes	X		X	(1)
Nuria I. Fernandez	Yes									X	(1)
J. Philips L. Johnston, J.D.	Yes					X		X		X
C. James Meese Jr.	Yes	X		X
Stephanie L. Pinson	Yes			X				X
John K. Pirotte	Yes	X	(1)			X				X
Lawrence A. Taylor	No
Juliann Tenney, J.D.	Yes							X	(1)
Lawrence A. Hagemann(2)	—									X

Notes:

1.	Committee Chairperson

2.	At the invitation of the Board, Mr. Hagemann, an executive vice president of DRI and chief operating officer of its North Carolina Operations, serves as a non-director member of the Technology Committee.
Audit Committee
      The Committee is appointed by the Company’s Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee to assist the Board of Directors in monitoring (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal, regulatory, and stock exchange or NASDAQ listing requirements and (3) the independence and performance of the Company’s independent auditors. We select the Company’s independent auditors subject to ratification by the Board of Directors and shareholders. We further directly manage the relationship with the audit firm, including setting of all related fees.
      The Committee has three members, all of whom are “independent” directors as defined in the listing standards of NASDAQ and in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act. At least two Committee members, C. James Meese Jr. and John K. Pirotte, meet the requirements of “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K. Each Committee member is financially literate as required by the pronouncements of the Commission and NASDAQ, possesses appropriate accounting or equivalent financial expertise, and maintains up-to-date knowledge related to the duties appropriate for the Committee.
Human Resource and Compensation Committee Report on Executive Compensation
Our Role
      The role of the Human Resource and Compensation Committee, acting with oversight and approval of the Board, is to set the general policy framework and guiding philosophy related to compensation, benefits, employee relations and perquisites for all of the Company’s employees. We directly evaluate the performance of the Chief Executive Officer (“CEO”) and set his compensation. We review, for purposes of monitoring conformance to performance-based and market-practice compensation considerations, the compensation of the Chief Financial Officer (“CFO”) . As we carry out this work, we are mindful of the guiding philosophy that our employees are our greatest assets and that compensation structures should be linked to building long-term Shareholder value. The policy for compensation of all employees, including executive officers and key management, is primarily based on reward for performance while remaining mindful of prevailing industry and market competitive compensation practice. We strive to align strategy, values, and management initiatives with Shareholder interests. We require and encourage fostering a highly desirable workplace of the highest standards of ethical behavior devoid of conflicts of interest, and even the appearance of impropriety.
      We act with the Corporate Governance and Nominating Committee to monitor performance and continuing education initiatives of Board Members.
Report on Our Fiscal Year 2004 Activities
      We reviewed management’s plan and framework for compensation and benefits as included in the 2004 business operating plans. We specifically evaluated the performance of the CEO and set his compensation. We reviewed the general compensation plans for the CFO and found such to be in conformance with our guiding policy and philosophy. We monitored continuing education initiatives of the Board of Directors. In this work, we note the following more specific information and details.
Compensation for Non-Executive Employees
      Compensation for all non-executive employees includes the following elements, depending upon level of responsibility and authority of the individual: base salary compensation, incentive compensation, availability of a 401(k) savings plan, which is for all employees (no Company contribution was made to that plan in fiscal year 2004), and typical local-market specific competitive health insurance coverage partially paid by the employee. There was no incentive compensation paid to non-executive employees related to the fiscal year 2004; overall financial performance fell below minimum thresholds for such.
Chief Executive Officer Compensation
      The Human Resource and Compensation Committee, acting in a manner consistent with the compensation policy described above, determined and authorized all compensation paid to Company CEO, David L Turney. The Human Resource and Compensation Committee has the power and discretion, subject to approval of the Board of Directors, to increase or decrease the CEO’s compensation. As Chief Executive Officer, David L. Turney was paid $258,500 in total cash compensation for fiscal year 2004; there was no compensation paid under the Executive Incentive Compensation Plan for performance related to fiscal year 2004. His annual base compensation is subject to consideration for merit performance increase from time to time. Accordingly, the Human Resource and Compensation Committee reviewed Mr. Turney’s performance in fourth quarter 2004, and determined and authorized a five percent increase retroactive to January 1, 2004, in consideration of performance and the prevailing competitive market as evaluated through online data market survey services.
      The Company provides Mr. Turney with a mid-range priced leased automobile for both personal and Company use. Consistent with Company policy for all employees who travel on Company business, the Company reimburses or directly pays Mr. Turney’s reasonable expenses that are incurred on Company business. Mr. Turney participated in award of stock options receiving 20,000 options priced at $2.90 per share during the year. There are no compensation programs for the Chief Executive Officer other than what is described here. Compensation history for Mr. Turney and the terms of his employment are set forth in an employment agreement more fully described in “Executive Compensation — Employment Contracts and Termination of Employment and Change-In-Control Arrangements.”
      The Human Resource and Compensation Committee annually conducts an evaluation of the Chief Executive Officer’s performance. Written documentation related to various performance areas, critique of performance, and recommendations for improved performance are all part of this review process. All non-

employee directors contribute to this formal review process. This review is the basis for considering any merit increase in compensation for the Chief Executive Officer and is both qualitative and quantitative. The qualitative review includes evaluation of improved operating results. For example, in evaluating the Chief Executive Officer’s performance, the Human Resource and Compensation Committee took into account the Company’s long term indicated trend of generally improved operating results taking into consideration unusual and one-time charges. The qualitative evaluation considers relations with Shareholders, strategic planning, reporting, operational planning, relations with the Board of Directors and, generally, any area the Human Resource and Compensation Committee may deem to be appropriate from time-to-time. The evaluation criteria change from year-to-year to allow the Human Resource and Compensation Committee, and the Board of Directors, to place emphasis on areas deemed to be in the best interest of the Company and its Shareholders.
Executive Incentive Compensation Plan
      All executives and key management in a position to directly affect Shareholder value participate in an Executive Incentive Compensation Plan. Participants in the plan receive cash bonuses in amounts determined on the basis of performance criteria established by the Human Resource and Compensation Committee. That plan is primarily based on profit and asset management results of Company operations within the business unit to which the individual is assigned. In 2003, to be effective as of January 1, 2004, we further refined this aspect of compensation practice to embrace limitation on payment of incentive compensation unless the company achieves certain overall total company-wide, pre-defined earnings targets. Business plans prepared by Company management and approved by the Company’s Board of Directors establish most of the goals in the Executive Incentive Compensation Plan. The Human Resource and Compensation Committee reserves the right to include, or exclude from, consideration in the Executive Incentive Compensation Plan, matters it considers to be of “windfall” or “non-recurring” nature, as well as to make other adjustments, all based on evaluation of the matter in context of what best reflects performance toward improving Shareholder value.
      Additionally, as a special component of the established Executive Incentive Compensation Plan, the Human Resource and Compensation Committee includes a limited discretionary incentive compensation consideration for the Chief Executive Officer and Chief Financial Officer only, assuming that certain minimum overall performance criteria are met for the year in question. That discretionary incentive compensation consideration is based on factors such as:

•	Public equity market management actions and effectiveness;

•	Strategic planning and execution;

•	Organizational, people management skills, and operating infrastructure matters;

•	Evidence of effective management of Company relationships with third-party partners such as service providers, associations, financing institutions, and advisors, with the objective of strengthening the Company overall; and

•	Effective and appropriate management of the growth of the Company’s earnings over the longer term through both internal and external means such as mergers, acquisitions, and strategic alliances.
      For fiscal year 2004, there was no compensation payment authorized or disbursed under the Executive Incentive Compensation Plan.
Incentive Stock Option Plan
      The Human Resource and Compensation Committee administers the Company’s Incentive Stock Option Plan. Typical criteria for the grant of incentive awards include: performance, potential for impact on the Company’s performance and Shareholder value, and competitive employment practice. Awards are made by the Human Resource and Compensation Committee to employees, non-employee directors, and under certain special circumstances, to other associates directly involved in the Company. Following management’s recommendation and upon ratification by the Board of Directors, the Human Resource and Compensation

Committee awarded a total of 212,500 options during fiscal year 2004. Of this total, 147,500 options were awarded to 16 key and/or executive management personnel and 65,000 options were granted to eight non-employee members of the Board of Directors.
Succession Planning
      We seek to ensure the existence of succession plans for executive management including specific review and approval of a succession plan for the Chief Executive Officer. The Human Resource and Compensation Committee annually reviews succession planning and progression in the Company. To the extent practicable given the Company’s size, management is encouraged by the Human Resource and Compensation Committee to maintain orderly succession plans for key positions.
Code of Conduct and Ethics
      Acting in cooperation with the Corporate Governance and Nominating Committee, we actively participated in the preparation and the adoption of a Code of Conduct and Ethics, including ethical practice, for and by all employees, officers and directors. We monitored the existing procedure, which ensures non-retaliation by which all employees may bring any matter that might constitute a breach of Company policy, ethics or acceptable conduct to the attention of appropriate higher authority. Such higher authority extends to and includes the Board of Directors, if necessary.
Professionalism and Continuing Education
      The Board of Directors adopted a Professionalism and Continuing Education Policy under guidance of the Human Resource and Compensation Committee. In fiscal year 2004, all directors continuing in service through the full year attended continuing education courses. The coursework through which they accumulated between three and 21 continuing education hours was directly related to their Board duties.
Human Resource and Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      None.
The foregoing Human Resource and Compensation Committee report has been furnished by the following members of the Board of Directors of the Company who comprise the Human Resource and Compensation Committee:

Juliann Tenney, J.D. (Chair)
J. Phillips L. Johnston, J.D.
Stephanie L. Pinson
April 4, 2005
BOARD OF DIRECTORS’
TOTAL COMPENSATION PACKAGE
Monetary Compensation
      Effective in December 2004, the Company instituted the following compensation program for non-employee directors.

Digital Recorders, Inc.
Board Compensation

Cash Retainer
Payable at the End of Each Month	$2,000
Premium for the Lead Director	$250
Cash Meeting Fees
Base (Board and Committee)	$1,000
Premium: Committee Chair (Except Audit)	$500
Audit Committee Chair	$1,000
Audit Committee Member	$750
Equity

Option Grant	At 100% of market value on date of grant with awards vesting immediately in amounts to bring: (1) each of John D. Higgins, J. Phillips L. Johnston, J.D., C. James Meese Jr., and John K. Pirotte to a total of 43,000 shares underlying their respective awards; (2) Juliann Tenney, J.D. to a total of 41,000 shares underlying the award; and (3) Russell C. Cleveland and Stephanie L. Pinson to a total of 25,000 shares each underlying their respective awards; (4) Nuria Fernandez to a total of 15,000 shares underlying the award.(1)

(1)	The amounts of each option grant were determined based on duration of service on the Board of Directors.
      This policy is restricted to non-employee directors who attended at least 75 percent of all meetings, including meetings of all committees of which they were members from January 1, 2004 through December 31, 2004.
      Employee directors receive no salary or fringe benefits for their services as directors, although travel or other out-of-pocket expenses incurred by all directors, including employee directors, in attending meetings of the Board of Directors and committee meetings are reimbursed on an actual but reasonable basis.
Stock Options
      During fiscal year 2004, the Board of Directors granted options to purchase 65,000 shares of Common Stock to eight Board members under the Current Plan (see table below). Stock options totaling 20,000 shares were exercised by three non-employee directors during the fiscal year that ended December 31, 2004. The awards listed in the table were granted on May 26, 2004 and August 13, 2004, and vested immediately.

DIGITAL RECORDERS, INC.
STOCK OPTIONS AWARDED TO NON-EMPLOYEE DIRECTORS
DURING FISCAL YEAR 2004

	Individual Grants

		% of Total
		Options/SARs
	Number of	Granted to Non-
	Securities	Employee
	Underlying	Directors in
	Options/SARs	Fiscal Year	Exercise/Base
Name	Granted (#)	2004	Price ($/Share)	Expiration Date

Russell C. Cleveland	5,000	7.7%	2.90	August 13, 2009
Nuria Fernandez	10,000	15.4%	6.75	May 26, 2009
Nuria Fernandez	5,000	7.7%	2.90	August 13, 2009
John D. Higgins	8,000	12.3%	2.90	August 13, 2009
J. Phillips L. Johnston, J.D.	8,000	12.3%	2.90	August 13, 2009
C. James Meese Jr.	8,000	12.3%	2.90	August 13, 2009
Stephanie L. Pinson	5,000	7.7%	2.90	August 13, 2009
John K. Pirotte	8,000	12.3%	2.90	August 13, 2009
Juliann Tenney, J.D.	8,000	12.3%	2.90	August 13, 2009
EXECUTIVE COMPENSATION
      The following Summary Compensation Table sets forth the compensation during the last three fiscal years ended December 31 of the Company’s chief executive officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company during the year ended December 31, 2004.

				Long-Term
				Compensation
				Awards*

		Annual Compensation		Securities
				Underlying	All Other
Name and Position	Year	Salary	Bonus	Options/SARs	Compensation

David L. Turney,	2004	$258,500	—	20,000	$9,913
Chairman, Chief Executive	2003	$258,500	—	—
Officer and President, DRI, and Chairman and Managing Director, DRI-Europa AB	2002	$219,375	$32,500	—
David N. Pilotte,	2004	$34,670	—	30,000
Vice President and Chief	2003	—	—	—
Financial Officer	2002	—	—	—
Lawrence A. Taylor,	2004	$184,000	—	15,000
Secretary, Executive Vice	2003	$184,000	—	10,000
President, Corporate Development, and Director, DRI, and Director, DRI-Europa AB	2002	$163,000	$20,000	10,000
Lawrence A. Hagemann,	2004	$188,500	—	15,000
Executive Vice President, DRI,	2003	$178,750	—	10,000
and Chief Operating Officer,	2002	$157,083	—	10,000
North Carolina Operations

Notes:

•	All options awarded in fiscal year 2003 and 2004 were granted under the Company’s Current Plan.

•	All Other Compensation consists of automobile lease payments.
Option Grants in Fiscal Year 2004
      The following table provides information about Current Plan stock options awarded to the Named Executive Officers in fiscal year 2004. The table shows the potential value of each grant assuming that the market value of the Common Stock appreciates in the ten years from the date of grant to the date of expiration at annual rates of five percent and 10 percent, compounded annually. These assumed rates of appreciation have been specified by the Commission for illustrative purposes only and are not intended to predict future prices of the Common Stock, which will depend upon various factors, including market conditions and the Company’s future performance and prospects.
OPTION GRANTS IN FISCAL YEAR 2004 (1)

	Individual Grants

	Number of	% of Total			Potential Realizable
	Securities	Options			Value at Assumed
	Underlying	Granted			Annual Rates of Stock
	Options	to	Exercise		Price Appreciation for
	Granted	Employees	or Base		Option Term(2)
	in	in	Price	Expiration
Name and Position	2004	2004(3)	($/Share)	Date	5%	10%

David L. Turney,	20,000	13.6%	2.90	August 13, 2014	$36,476	$92,437
Chairman, Chief Executive Officer and President, DRI, and Chairman and Managing Director, DRI-Europa AB
David N. Pilotte,	30,000	20.3%	3.70	October 25, 2014	$69,807	$176,905
Vice President and Chief Financial Officer
Lawrence A. Taylor,	15,000	10.2%	2.90	August 13, 2014	$27,357	$69,328
Secretary, Executive Vice President, Corporate Development, and Director, DRI, and Director, DRI-Europa AB
Lawrence A. Hagemann,	15,000	10.2%	2.90	August 13, 2014	$27,357	$69,328
Executive Vice President, DRI, and Chief Operating Officer, North Carolina Operations
Notes:
1. No stock options granted during fiscal year 2004 were exercisable by employees.

2.	No stock options granted during fiscal year 2004 were in the money on the grant date.

3.	Based on 147,500 total options granted to employees in fiscal year 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides summary information regarding the stock options exercised during fiscal year 2004 and the stock options held as of December 31, 2004 by the Named Executive Officers.
DIGITAL RECORDERS, INC.
AGGREGATED OPTION/ SAR EXERCISES IN FISCAL YEAR 2004 AND
FISCAL YEAR-END OPTION/ SAR VALUES FOR THE NAMED EXECUTIVE OFFICERS

			Number of Securities
			Underlying Unexercised		Value of Unexercised, In-the-
	Shares		Options/SARs at Fiscal		Money(1) Options/SARs At
	Acquired		Year-End(#)		Fiscal Year-End
	on	Value
Name and Position	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable(2)

David L. Turney, Chairman, Chief Executive Officer and President, DRI, and Chairman and Managing Director, DRI-Europa AB	—	—	250,000	20,000	$311,000	$20,000
David N. Pilotte, Vice President and Chief Financial Officer	—	—	—	30,000	—	$6,000
Lawrence A. Taylor, Secretary, Executive Vice President, Corporate Development, and Director, DRI, and Director, DRI-Europa AB	—	—	83,333	21,667	$124,600	$24,000
Lawrence A. Hagemann, Executive Vice President, DRI, and Chief Operating Officer, North Carolina Operations	—	—	93,333	21,667	$140,312	$24,000
Notes:

1.	Options or free-standing SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The closing market price of the Common Stock on December 31, 2004 was $3.90.

2.	All unexercisable stock options are in-the-money.
401(k) Plan
      In January 1996, the Company implemented a defined contribution savings plan for all eligible employees (as defined). The savings plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Under the savings plan, a participant may contribute from one percent to 15 percent of his or her compensation, not to exceed an amount that would cause the plan to violate Section 401(k) and other applicable sections of the Internal Revenue Code. The Company has not made any matching contributions to the savings plan. All participants’ contributions are invested, in accordance with the participant’s election, in various investment funds managed by the plan trustee.
      The savings plan permits withdrawals in the event of disability, death, attainment of age 59 1/2, termination of employment or proven financial hardship. The Company pays all the costs of administering the savings plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
Chief Executive Officer
      David L. Turney serves as the Company’s Chief Executive Officer and President. His employment agreement, which was extended as of December 17, 2001 (the “Employment Agreement”), is for a period of four years ending December 17, 2005, with annual one-year renewal each year thereafter unless either the Company or Mr. Turney provides notice of an intention to terminate at least 180 days prior to the expiration of the then current term. The Employment Agreement provides for a minimum annual base salary of $235,000, effective as of January 1, 2002, subject to annual adjustment by the Human Resource and Compensation Committee, with discretionary bonus and incentive stock option compensation, as determined by the Human Resource and Compensation Committee. The agreement can be terminated by the Company or Mr. Turney with or without cause with 90 days’ notice, requires Mr. Turney to keep confidential certain technology and trade secrets of the Company, and prohibits Mr. Turney from engaging in business competing with the Company during his employment and for one year after termination, if initiated by him or the Company with cause, or six months after termination, if initiated by the Company without cause. If Mr. Turney is terminated by the Company without cause or terminates his employment either with or without cause, he is entitled to (a) receive compensation for earned vacation not taken and salary for 180 days (or 90 days if he terminates his employment without cause); (b) continue participating for a period of six months, at the Company’s cost, in all existing benefit plans provided to executive employees at the time of termination or resignation; (c) purchase within 90 days of termination or resignation any life insurance policy maintained by the Company on the life of Mr. Turney at a purchase price equal to 105 percent of the cash surrender value of the policy; and (d) immediate vesting of all outstanding options granted to Mr. Turney under any employee stock option plan. In the event that (a) a “Triggering Event,” occurred, which includes a change in ownership of the Company of at least 50 percent, or a merger, consolidation, reorganization or liquidation of the Company; and (b) if Mr. Turney’s employment was terminated or he was unable to reach a satisfactory new agreement, then Mr. Turney would be entitled to receive 2.9 times his annual salary, incentive and bonus payments during the most recent 12 month period.
Chief Financial Officer
      David N. Pilotte serves as the Company’s Chief Financial Officer and Vice President. His employment agreement, entered into on October 25, 2004, provides for a minimum annual base salary of $186,500 and extends for one year with subsequent one-year extensions. The agreement also provides for discretionary additional compensation and/or bonuses or stock options. Mr. Pilotte has received a grant of stock options to purchase 30,000 shares of the Company’s common stock, subject to certain vesting provisions. In the event of (a) the occurrence of a “triggering event,” which includes a change in ownership of the Company of at least 50 percent, or a merger, consolidation, reorganization or liquidation of the Company; and (b) if Mr. Pilotte’s employment is terminated or his duties or authority are substantially diminished following such triggering event, then Mr. Pilotte would be entitled to receive a lump sum payment in an amount equal to one times his annual salary, incentive and bonus payments during the most recent 12 month period. The agreement may be terminated by the Company with or without cause, or by Mr. Pilotte without cause upon 90 days’ prior written notice to the Company. The Company will be obligated to pay Mr. Pilotte a severance allowance equal to nine months’ salary if he is terminated without cause within the initial two years of employment, or, if he is terminated without cause following the initial two years of his employment, a severance allowance equal to six months’ salary. If Mr. Pilotte terminates the agreement upon 90-day notice and without cause, he will receive compensation for earned vacation time not taken and salary for the 90-day notice period. The agreement requires Mr. Pilotte to keep confidential certain of the Company’s technology and trade secrets, and prohibits Mr. Pilotte from engaging in business competing with the Company during his employment and for one year after termination.

Other Named Executive Officers
      Effective July 6, 1999, the Company entered into employment agreements with each of Lawrence A. Hagemann and Lawrence A. Taylor to serve as its Executive Vice President and Chief Financial Officer, respectively, for a period of one year, subject to periodic extensions for like periods, and have been so extended each year. The agreements provide for an annual salary of $130,000 for Mr. Hagemann and $132,000 for Mr. Taylor, initially, and bonuses or stock options, at the discretion of the Human Resource and Compensation Committee. In the event of (a) the occurrence of a “Triggering Event,” which includes a change in ownership of the Company of at least 30 percent, or a merger, consolidation, reorganization or liquidation of the Company; and (b), if their employment is terminated or they are unable to reach a satisfactory new agreement, then Mr. Hagemann and Mr. Taylor would be entitled to receive one times their annual salary, incentive and bonus payments during the most recent 12 month period. The agreements may be terminated by the Company or Mr. Hagemann and Mr. Taylor, as applicable, with or without cause. If either is terminated by the Company without cause, he is entitled to receive severance pay equal to 180 days’ worth of his base salary, payable in a lump sum. If either terminates his employment without cause and upon 90-day’s notice, he shall be entitled to receive compensation for earned vacation time not taken and severance pay equal to 90-day’s worth of his base salary pursuant to normal pay practices. The agreements require Mr. Hagemann and Mr. Taylor to keep confidential certain technology and trade secrets of the Company, and prohibit Mr. Hagemann and Mr. Taylor from engaging in business competing with the Company during their employment for one year after termination.
      The Company’s Current Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all the Company’s assets, any outstanding unexercised option shall become exercisable at any time prior to the effective date of such agreement. Upon the consummation of the merger or sale of assets, such options shall terminate unless they are assumed or other options are substituted by the successor corporation.
Code of Conduct and Ethics
      The Corporate Governance and Nominating Committee has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct and Ethics promotes (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (2) full, fair, accurate and timely and understandable disclosure in periodic reports required to be filed by the Company with the SEC and in other public communications made by the Company; (3) compliance with applicable laws, rules and regulations that govern the Company; (4) prompt internal reporting to appropriate persons of violations of the Code of Conduct and Ethics; and (5) accountability for adherence to that code. The Code of Conduct and Ethics is available in the Corporate Governance section of the Company’s Web site, www.digrec.com. Upon request, a copy of the Code of Conduct and Ethics will be provided without charge. Such a request may be made by contacting: Digital Recorders, Inc.; Corporate Administration; 5949 Sherry Lane, Suite 1050; Dallas, Texas 75225; E-Mail: ir@digrec.com.
Involvement in Certain Legal Proceedings
      The Company’s Vice President and CFO, David N. Pilotte, served as Vice President and Corporate Controller for American Pad & Paper Company for the period beginning June 1998 and continuing through January 2001. That company filed for Chapter 11 Bankruptcy Protection on January 10, 2000.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 31, 2005 by each person known by the Company to own beneficially more than five percent of the Common Stock, other than David L. Turney and John D. Higgins, who are listed below under “Security Ownership of Named Executive Officers and Directors.” The information with respect to institutional investors is derived solely from statements filed with the Commission under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, sole voting and sole investment or dispositive power is possessed with respect to the shares shown.

	Common Stock

Beneficial Owners	Beneficially Owned(1)	% of Class(2)

Barclays Global Investors, N.A.(3)	661,374	6.9%
Riverview Group, LLC(4)	1,449,275	15.1%
Notes:

1.	Beneficial ownership includes both outstanding Common Stock and shares issuable upon the conversion of convertible securities or the exercise of options or warrants that are currently convertible or exercisable or will become convertible or exercisable within 60 days after the date hereof. Unless otherwise noted, sole voting and dispositive power is possessed with respect to all Common Stock shown.

2.	Based on 9,660,848 shares of Common Stock outstanding as of March 31, 2005, plus, in the case of each Shareholder, shares of Common Stock that such Shareholder has the right to acquire within 60 days thereafter.

3.	Consists of 661,374 shares of outstanding Common Stock owned outright. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA, 94105.

4.	Consists of 1,207,729 shares of outstanding Common Stock owned outright and 241,546 shares of Common Stock issuable upon the exercise of presently exercisable warrants. The address of Riverview Group, LLC is 666 Fifth Avenue, New York, New York, 10103.

Security Ownership of Named Executive Officers and Directors
      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 31, 2005 by: (1) each director; (2) each Named Executive Officer; and (3) all executive officers and directors as a group. Unless otherwise noted, sole voting and sole investment or dispositive power is possessed with respect to the shares shown. None of the individuals listed in the following table owns any shares of any series of preferred stock of the Company.
SECURITY OWNERSHIP OF
NAMED EXECUTIVE OFFICERS AND DIRECTORS (1)
As of March 31, 2005

	Common Stock

	Beneficially
Named Executive Officers	Owned(1)	% of Class(2)

David L. Turney(3)	321,650	3.2%
David N. Pilotte(4)	0	0%
Lawrence A. Taylor(5)	140,970	1.4%
Lawrence A. Hagemann(6)	113,670	1.2%
Non-Executive Directors
Russell C. Cleveland(7)	304,001	3.1%
Nuria I. Fernandez(8)	15,000	0.2%
John D. Higgins(9)	158,667	1.6%
J. Phillips L. Johnston(10)	106,949	1.1%
C. James Meese Jr.(11)	30,667	0.3%
Stephanie L. Pinson(12)	24,667	0.3%
John K. Pirotte(13)	45,362	0.5%
Juliann Tenney(14)	47,649	0.5%

Executive Officers and Non-Executive Directors as a Group (12 persons)	1,309,252	12.6%

Notes:

1.	Beneficial ownership includes both outstanding Common Stock and shares issuable upon the conversion of convertible securities or the exercise of options or warrants that are currently convertible or exercisable or will become convertible or exercisable within 60 days after the date hereof. Unless otherwise noted, sole voting and dispositive power is possessed with respect to all Common Stock shown. All percentages are calculated based on the number of outstanding shares at March 31, 2005, plus shares which a person or group has the right to acquire within 60 days thereafter.

2.	Based on 9,660,848 shares of Common Stock outstanding as of March 31, 2005.

3.	Mr. Turney’s ownership consists of 71,650 shares of Common Stock owned outright as joint tenant with right of survivorship with Mr. Turney’s wife and 250,000 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof. The address for Mr. Turney is: 5949 Sherry Lane, Suite 1050; Dallas, TX 75225.

4.	Mr. Pilotte owns no shares of Common Stock.

5.	Mr. Taylor’s ownership consists of 54,300 shares of Common Stock owned outright as joint tenant with right of survivorship with Mr. Taylor’s wife, and 86,670 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

6.	Mr. Hagemann’s ownership consists of 17,000 shares of Common Stock owned outright and 96,670 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

7.	Mr. Cleveland’s ownership consists of 0 shares of common stock owned outright and 20,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof. He also may be deemed to beneficially own 141, 667 shares held by Renaissance U.S. Growth Investment Trust PLC, of which he serves as director and manager, and 141,667 shares held by BFSUS Special Opportunities Trust PLC, for which he serves as US portfolio manager.

8.	Ms. Fernandez’s ownership consists of 0 shares of Common Stock owned outright and 15,000 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

9.	Mr. Higgins’ ownership consists of 4,000 shares of Common Stock owned outright and 29,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof, and 125,000 shares of Common Stock issuable upon conversion of debentures.

10.	Mr. Johnston’s ownership consists of 27,282 shares of Common Stock owned outright, 29,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof, and 50,000 shares of Common Stock issuable upon conversion of warrants.

11.	Mr. Meese’s ownership consists of 1,000 shares of Common Stock owned outright, 29,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

12.	Ms. Pinson’s ownership consists of 4,000 shares of Common Stock owned outright as joint tenant with right of survivorship with Ms. Pinson’s husband and 20,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

13.	Mr. Pirotte’s ownership consists of 15,695 shares of Common Stock owned outright and 29,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.

14.	Ms. Tenney’s ownership consists of 17,982 shares of Common Stock owned outright and 29,667 shares of Common Stock issuable upon the exercise of options presently exercisable or exercisable within 60 days after the date hereof.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
Fiscal Year 2004 Change in Audit Firms
      On September 3, 2004, upon the determination and approval of the Audit Committee of its Board of Directors, the Company terminated its relationship with McGladrey & Pullen, LLP (“McGladrey”) as its independent auditor. McGladrey began serving as the Company’s independent auditors in September 1998. The dismissal of McGladrey as independent auditors is consistent with the Board of Directors’ and Audit Committee’s belief that occasional rotation of the Company’s independent auditors may benefit the Company as it changes and grows.
      McGladrey’s audit reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2002 and 2003, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended December 31, 2002 and 2003, and the subsequent interim period preceding the decision to change independent auditors, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to McGladrey’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company’s consolidated financial statements for such years, except as noted in the following paragraph.
      In its Statement on Auditing Standards No. 61 Report to the Audit Committee dated April 13, 2004, relating to McGladrey’s audit of the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2003, McGladrey reported that it encountered “disagreements with management over the application of significant accounting principles, the basis for management’s judgments on these significant matters, and/or the scope of the audit or significant disclosures to be included in the financial statements.” These disagreements related to the valuation of beneficial conversion attributes of a series of the Company’s preferred stock, the characterization of a modification of the terms of such series and the deferred tax asset valuation allowance. The Company’s Audit Committee and Board of Directors discussed the subject matter of these disagreements with McGladrey. These matters were resolved in a manner deemed acceptable to McGladrey, as subsequently reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2003, and its quarterly filings on Form 10-Q for the 2004 fiscal year to date.
      Effective September 10, 2004, the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s independent public accounting and auditing firm. The Company has authorized McGladrey to respond fully to the inquiries of the successor accountant concerning the subject matter of each of the above-mentioned disagreements.
      During the fiscal years ended December 31, 2002 and 2003, and the subsequent interim period preceding the decision to change independent auditors, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) except for McGladrey’s statement in its April 13, 2004, Report to the Audit Committee and further presented in Item 9A to the Company’s Form 10-K for the year ended December 31, 2004, and subsequent amendments, and disclosed in the subsequent interim period filings, that there was a material weakness in internal control over financial reporting and certain reportable conditions — including the lack of organized documentation for capitalized software, formal procedures to reconcile inter-company accounts and transactions, a lack of segregation of duties in certain foreign subsidiaries and that there were insufficient internal control policies and procedures over financial reporting for non-routine and complex transactions to ensure the reliability and accuracy of the Company’s financial statements and schedules.
      The Company provided McGladrey with a copy of the disclosures and requested that McGladrey provide a letter addressed to the SEC stating whether or not it agreed with these statements. A copy of such letter was filed as an exhibit and incorporated by reference in a Form 8-K filed September 10, 2004.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act requires the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock to file reports of their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership with the SEC and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this Prospectus any failure to file, or late filing, of such reports with respect to fiscal year 2004. To the Company’s knowledge, based solely on a review of the copies of reports furnished to the Company and written representations with respect to filing of such reports, the Company believes that all Section 16(a) forms were timely filed by the Company’s executive officers, directors and greater than 10 percent beneficial owners for the fiscal year ended December 31, 2004, with the exception of the following: (1) Stephanie L. Pinson, who failed to file three Form 4 Reports covering six transactions; (2) David N. Pilotte, who failed to timely file one Form 4 covering a single transaction; (3) Floyd Diaz, who failed to timely file one Form 4 covering one transaction; (4) Nuria I. Fernandez, who failed to timely file one Form 3 and one Form 4 covering two transactions; (5) Lawrence Hagemann, who failed to timely file one form 4 covering a single transaction; (6) John D. Higgins, who failed to timely file two Form 4 Reports covering a total of four transactions; (7) James C. Meese, Jr., who failed to timely file one form 4 Report covering a single transaction; (8) Bedford D. Moss, who failed to timely file a Form 4 Report covering a single transaction; (9) John K. Pirotte, who failed to timely file a Form 4 Report covering a single transaction; (10) John P.

Schefke, who failed to file a Form 4 Report covering a single transaction; (11) Gerald W. Sheehan, who failed to timely file a Form 4 Report covering a single transaction; (12) Lawrence A. Taylor, who failed to timely file a Form 4 Report covering a single transaction; (13) Juliann Tenney, who failed to timely file a Form 4 Report covering a single transaction; (14) Donald E. Tunstall, Jr., who filed to timely file a Form 4 Report covering a single transaction; (15) David L. Turney, who failed to timely file a Form 4 Report covering a single transaction; (16) Russell Cleveland, who failed to timely file a Form 4 Report covering a single transaction; (17) J. Phillips L. Johnston, who failed to timely file a Form 4 covering a total of two transactions; (18) Transit Vehicle Technology Investments, Inc., which failed to timely file a Form 4 Report covering two transactions; and (19) Riverview Group LLC, which failed to timely file a Form 3 Report and a Form 4 Report covering a total of five transactions.

COMPARISON OF CUMULATIVE TOTAL RETURN *
AMONG THE COMPANY’S COMMON STOCK, THE NASDAQ INDEX AND THE
INFORMATION TECHNOLOGY INDEX
      The following graph and table compare the cumulative total Shareholder return on the Common Stock from December 31, 1999, through December 31, 2004, with the Standard & Poor’s 500 Information Technology Index and the NASDAQ Index. The comparison reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1999, and the reinvestment of all dividends.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

*	This chart was prepared by the Total Return Service of Standard & Poor’s Investment Services.
TOTAL RETURN TO SHAREHOLDERS
(Includes Reinvestment of Dividends)

	Annual Return Percentage Years Ending

Company/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04

Digital Recorders, Inc.	(59.68)	53.60	0.00	14.17	42.34
S&P 500 Information Technology	(40.90)	(25.87)	(37.41)	47.23	2.56
NASDAQ Index	(39.69)	(20.68)	(30.86)	49.51	8.83

	Base	Indexed Returns Years Ending
	Period
	Dec	Dec	Dec	Dec	Dec	Dec
Company/Index	99	00	01	02	03	04

Digital Recorders, Inc.	100	40.32	61.94	61.94	70.71	100.65
S&P 500 Information Technology	100	59.10	43.81	27.42	40.37	41.40
NASDAQ Index	100	60.31	47.84	33.07	49.45	53.81
* This table was prepared by the Total Return Service of Standard & Poor’s Investment Services.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      We are subject to certain risks arising from transactions in the normal course of our business, and from debt instruments. Such risk is principally associated with interest rate and foreign currency exchange fluctuations, as explained below.
Interest Rate Risk
      We utilize both long-term fixed rate and short-term variable rate borrowings to finance the working capital and capital requirements of our business.
      We utilize variable rate debt through a revolving credit facility to support working capital needs. Borrowings bear interest at the bank’s prime rate plus 1.75 percent. If the bank’s prime rate on December 31, 2004, increased by 100 basis points on that date and then remained constant at the higher rate throughout 2005, our interest costs on our outstanding variable rate borrowings at December 31, 2004 of $3.7 million would increase by approximately $37 thousand for the year ending December 31, 2005. Similarly, if the bank’s prime rate on December 31, 2004 decreased by 100 basis points on that date and then remained constant at the lower rate throughout 2005, our interest costs on our outstanding variable rate borrowings at December 31, 2004, of $3.7 million would decrease by approximately $37 thousand for the year ending December 31, 2005. The Company currently does not use derivative instruments to manage its interest rate risk.
      At December 31, 2004, we had outstanding long-term fixed rate borrowings (including current portions) of $3.0 million. We believe the carrying amount of our fixed rate borrowings approximates the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings at December 31, 2004. We do not expect changes in the fair value of our long-term fixed rate borrowings to have a significant effect upon our operations, cash flow, or financial position.
      The table below provides information about the Company’s financial instruments that are sensitive to changes in interest rates, consisting solely of debt obligations. The table presents principal cash flows and related weighted average interest rates by expected maturity dates. The information is presented in U.S. dollar equivalents, which is the Company’s reporting currency. The instruments’ actual cash flows are denominated in either U.S. dollars ($US) or Swedish krona (SEK), as indicated in parentheses.

	Expected Maturity Date

Liabilities	2005	2006	2007	2008	2009	Thereafter	Total

	(In thousands)
Long-term debt:
Fixed rate ($US)	$1,727	$27	$24	$21	$166	$—	$1,965
Average interest rate	9.99%	8.00%	8.00%	8.00%	8.00%	—%
Fixed rate (SEK)	666	333	—	—	—	—	999
Average interest rate	5.35%	5.35%	—%	—%	—%	—%

							$2,964

Foreign Currency Exchange Rate Risk
      Our international subsidiaries operate in Europe (particularly the Nordic countries), South America, and Australia and use local currencies as the functional currency and the U.S. dollar as the reporting currency. Though exceptions are made, transactions between the Company and the international subsidiaries are generally denominated in the international subsidiaries’ functional currency. Approximately 40 percent of our sales are denominated in international currencies. As a result, we have certain exposures to foreign currency risk. However, management believes that such exposure does not present a significant long-term risk due to the relative stability of the European and Nordic countries and Australia. Risk in South America is mitigated due to those sales representing only approximately 5 percent of our consolidated sales.
      Our international operations represent a substantial portion of our overall operating results and asset base. Our identifiable foreign currency exchange rate exposures result primarily from accounts receivable from customer sales, anticipated purchases of product from third-party suppliers, and the repayment of intercompany loans with foreign subsidiaries denominated in foreign currencies. The Company primarily manages its foreign currency risk by making use of naturally offsetting positions. These natural hedges are accomplished, for example, by using local manufacturing facilities that conduct business in local currency and the use of borrowings denominated in local currencies.
      Transaction gains and losses on U.S. dollar denominated transactions are recorded within other income and expense in the consolidated statements of operations and the net gain totaled $55 thousand and $322 thousand in 2004 and 2003, respectively. The gain primarily was due to the increase in value in the Swedish krona (SEK) from a December 31, 2003 rate of 7.2449 (SEK per U.S. dollar) to a December 31, 2004 rate of 6.7137 (SEK per U.S. dollar); and from a December 31, 2002 rate of 8.746 (SEK per U.S. dollar) to a December 31, 2003 rate of 7.2449 (SEK per U.S. dollar). The Company currently does not use derivative instruments to manage its foreign currency risk.
      The table below provides information about our financial instruments and firmly committed sales transactions by functional currency and presents such information in U.S. dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, consisting solely of (SEK) denominated debt obligations. The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

	Expected Maturity Date

On-Balance Sheet Financial Instruments	2005	2006	2007	2008	2009	Thereafter

	(In thousands)
Long-term debt:
Fixed rate (SEK)	$666	$333	$—	$—	$—	$—
Average interest rate	5.35%	5.35%	—%	—%	—%	—%

SELLING SHAREHOLDERS
      The following table sets forth, as of March 31, 2005, information as to the shares of common stock that may be sold in this offering by the Selling Shareholders. Because the Selling Shareholders may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, we cannot predict the number of shares that each Selling Shareholder may retain upon completion of this offering. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Shareholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership includes both outstanding common stock and shares issuable upon the exercise of warrants. Except as indicated in the footnotes to the table, all such warrants are exercisable presently or within 60 days after the date of this prospectus. The percentages for each shareholder are calculated based on the number of outstanding shares at March 31, 2005 (9,660,848) plus the additional shares that the shareholder is deemed to beneficially own as set forth in the table, which includes some of the shares offered by this prospectus. The exercise prices of the warrants pursuant to which those additional securities are issuable are subject to adjustment in certain circumstances. The number of shares of common stock covered by this prospectus is subject to change in the event that the outstanding shares of our common stock are subdivided or increased or decreased by stock split or stock dividend. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.
      Under the terms of the warrants, a Selling Shareholder may not exercise the warrants, to the extent such exercise would cause such Selling Shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99 percent of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. In addition, the warrants provide that a Selling Shareholder may not exercise the warrants if the issuance of shares of common stock upon exercise would exceed the number of shares that we can issue without exceeding certain limitations contained in the rules of The NASDAQ Stock Market. That maximum number of shares currently issuable under the warrants, or that are likely to become issuable under the warrants, do not exceed such limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership			Beneficial Ownership
	Before this Offering			After this Offering
			Shares
	Number		Being	Number
Name	of Shares	Percentage	Offered	of Shares	Percentage

Bonanza Master Fund Ltd.(1)	20,000	*	20,000	0	—
Cohanzick Absolute Return Master Fund, Ltd.(2)	18,000	*	18,000	0	—
Cranshire Capital, LP(3)	10,000	*	10,000	0	—
Elliott Associates, L.P.(4)	8,000	*	8,000	0	—
Elliott International, L.P.(5)	12,000	*	12,000	0	—
Gabriel Capital, L.P.(6)	42,000	*	42,000	0	—
Heimdall Investments Ltd.(7)	20,000	*	20,000	0	—
Langley Partners, L.P.(8)	10,000	*	10,000	0	—
Omicron Master Trust(9)	18,000	*	18,000	0	—
Portside Growth and Opportunity Fund(10)	4,000	*	4,000	0	—
Smithfield Fiduciary LLC(11)	13,000	*	13,000	0	—
Roth Capital Partners, LLC(12)	62,500	*	62,500	0	—

*	Less than one percent

(1)	The shares beneficially owned and being offered by Bonanza Master Fund Ltd. consist of 20,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share.

(2)	The shares beneficially owned and being offered by Cohanzick Absolute Return Master Fund, Ltd. consist of 3,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share, and 15,000 shares of our common stock held outright.

(3)	The shares beneficially owned and being offered by Cranshire Capital, LP consist of 10,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share.

(4)	The shares beneficially owned and being offered by Elliott Associates, L.P. consist of 8,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share.

(5)	The shares beneficially owned and being offered by Elliott International, L.P. consist of 12,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share.

(6)	The shares beneficially owned and being offered by Gabriel Capital, L.P. consist of 7,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share, and 35,000 shares of our common stock held outright.

(7)	The shares beneficially owned and being offered by Heimdall Investments Ltd. consist of 20,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80. HBK Investments L.P. may be deemed to have sole voting and dispositive power over the shares held by Steelhead Investments Ltd., pursuant to an investment management agreement between HBK Investments L.P. and Heimdall Investments Ltd. The following individuals have control over HBK Investments L.P.: Jamiel A. Akhtar, David C. Haley, Kenneth M. Hirsh, Lawrence H. LeBowitz, and William E. Rose. Each of Messrs. Akhtar, Haley, Hirsh, LeBowitz and Rose disclaim beneficial ownership of these shares.

(8)	The shares beneficially owned and being offered by Langley Partners, L.P. consist of 10,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share.

(9)	The shares beneficially owned and being offered by Omicron Master Trust consist of 18,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 12, 2005, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Omicron and Winchester are not “affiliates” of one another, as that term is defined by the Exchange Act, or of any other person named in this prospectus as a Selling Shareholder. No person or “group” (as that term is used in Section 13(d) or Regulation 13D-G of the Exchange Act) controls Omicron and Winchester.

(10)	The shares beneficially owned and being offered by Portside Growth and Opportunity Fund consist of 4,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share. Ramius Capital Group, LLC is the investment advisor of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside Growth and Opportunity Fund. Ramius Capital Group, LLC disclaims beneficial ownership of the shares held by Portside Growth and Opportunity Fund. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital Group, LLC. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(11)	The shares beneficially owned and being offered by Smithfield Fiduciary LLC consist of 13,000 shares issuable upon the exercise of presently exercisable warrants with an exercise price of $8.80 per share. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(12)	The shares beneficially owned and being offered by Roth Capital Partners, LLC consist of 62,500 shares issuable upon the exercise of warrants with an exercise price of $10.25 per share, which are exercisable during a period beginning October 26, 2004.
      On April 20, 2004, we engaged Roth Capital Partners, LLC, which is one of the Selling Shareholders listed above, to serve as our exclusive placement agent in connection with a private placement of our common stock. We issued the warrant described in footnote 12 to the table above to Roth Capital Partners, LLC and also paid that firm a cash fee in the amount of $425,000 as compensation for its services as placement agent in connection with a private placement completed pursuant to that agreement. That private placement related to 750,000 of the shares of common stock covered by this prospectus, including the 625,000 shares that are presently outstanding and the 125,000 shares issuable upon the exercise of the warrants described in footnotes 1 through 11 to the table above.
      We have agreed with the Selling Shareholders to file with the Commission, under the Securities Act of 1933, a registration statement of which this prospectus forms a part, with respect to the resale of the shares beneficially owned by them, and have agreed to prepare and file such amendments, including post-effective amendments, to the registration statement as may be necessary to keep the registration statement continuously effective until the earlier of (i) two years after its effective date, (ii) such time as all of the shares beneficially owned by such Selling Shareholders and covered by this registration statement have been sold pursuant to this registration statement or otherwise publicly sold by the Selling Shareholders, or (iii) such time as all of the shares covered by this registration statement and beneficially owned by the Selling Shareholders may be sold by them pursuant to Rule 144(k) as determined by the counsel to our company pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the Selling Shareholders.
      Except as set forth in the preceding paragraphs, the Selling Shareholders and the officers and directors of the Selling Shareholders have not held any positions or offices or had any other material relationship with us or any of our affiliates within the past three years.
      All of the securities being offered by this prospectus were or will be issued and sold to the Selling Shareholders pursuant to exemptions from the registration requirements of the Securities Act of 1933 as provided by Rule 506 of Regulation D or Section 4(2) of the Securities Act, or otherwise.
PLAN OF DISTRIBUTION
      We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
      The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
      If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
      The Selling Shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      The Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
      We have advised each Selling Shareholder that under current interpretations it may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a Selling Shareholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.
There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
      The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
      We will not receive any proceeds from the sale of our common stock pursuant to this prospectus. We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
      One of the Selling Shareholders, Roth Capital Partners, LLC, is a broker-dealer registered with the National Association of Securities Dealers, Inc. The shares being offered by it pursuant to this prospectus are being offered for sale for its own account, and such firm is not serving as an underwriter, broker or dealer, and is not receiving any compensation, in connection with the offer or sale of any of the securities being offered pursuant to this prospectus. We issued the 120,773-share warrant described in footnote 2 to the Selling Shareholder table above to Roth Capital Partners, LLC and also paid that firm a cash fee in the amount of $400,000 as compensation for its services as placement agent in connection with a private placement of our common stock, including shares of common stock that are now being offered for resale by this prospectus.
DESCRIPTION OF SECURITIES
      The following discussion is not meant to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, and our bylaws, which are exhibits to the registration statement of which this prospectus is a part, and to the description of our preferred stock purchase rights and Rights Agreement. You should read this summary together with our Amended and Restated Articles of Incorporation, as amended, our bylaws, and the description of our Rights Agreement, and the applicable provisions of North Carolina statutory law.
      Our authorized capital stock currently consists of 30,000,000 shares of capital stock. The authorized capital stock is divided into common stock and preferred stock. The common stock consists of 25,000,000 shares, par value $.10 per share. The preferred stock consists of 5,000,000 shares, par value $.10 per share, 20,000 shares of which are designated as Series AAA Redeemable Nonvoting Preferred Stock, 10,000 shares of which are designated as Series D Junior Participating Preferred Stock, 500 shares of which are designated as Series E Redeemable Nonvoting Preferred Stock, 400 shares of which are designated as Series F Convertible Preferred Stock, and 4,969,000 shares of which remain undesignated. As of March 31, 2005, we had outstanding 9,660,848 shares of common stock, 178 shares of Series AAA stock and 207 shares of Series E stock. There are no shares of Series F stock outstanding.
Description of Common Stock
      Voting. The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. No Cumulative Voting Rights. The holders of our common stock are not entitled to cumulative voting in the election of directors.
      Dividends. Subject to the rights of our outstanding preferred stock and subject to restrictions imposed by certain other agreements, dividends on our common stock may be declared and paid when and as determined by our board of directors.
      Liquidation, Dissolution or Winding Up. If we liquidate, dissolve or wind up operations, the holders of our common stock are entitled to share equally on a per share basis in any assets remaining after all prior claims are satisfied, all our outstanding debt is repaid and the liquidation preferences on our outstanding preferred stock are paid in full.
      Other Rights. Holders of our common stock do not have any preemptive or similar rights to subscribe for shares of our capital stock, or for any rights, warrants, options, bonds, notes, debenture or other securities convertible into or carrying options or warrants to subscribe, purchase or otherwise acquire shares of our capital stock. Our Amended and Restated Articles of Incorporation, as amended, do not contain any provisions providing for the redemption of our common stock or the conversion of our common stock into other securities.
      Effect of Preferred Stock, Debenture, and Credit Facilities on our Common Stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our outstanding preferred stock or any series of preferred stock that we may issue in the future, the debenture that we have issued or that we may issue in the future, and our credit facilities. Certain provisions of the instruments that may adversely affect the rights of holders of our common stock are described in the following paragraphs.

Preferred Stock
      Our board of directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, and the qualifications, limitations or restrictions, of the shares of each series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the common stock.
      Our outstanding shares of Series AAA stock and Series E stock all have rights in preference to holders of our common stock in connection with any liquidation of our company. The aggregate liquidation preference is $890,000 for the Series AAA stock and $1,035,000 for the Series E stock, in each case plus accrued but unpaid dividends. Holders of the Series AAA stock and Series E stock are entitled to receive cumulative quarterly dividends at the rate of 5 percent per annum and 7 percent per annum, respectively, in cash, on the liquidation value of those shares in preference to the holders of our common stock. The preferential rights of the holders of our preferred stock could substantially limit the amount, if any, that the holders of our common stock would receive upon any liquidation of our company.
      All previously outstanding shares of Series F stock were converted into shares of our common stock on April 30, 2004. We do not contemplate issuing any additional shares of Series F stock.
      Under North Carolina law, the approval of the holders of shares of each series of our outstanding preferred stock, voting as a separate class, may be required for certain matters, such as mergers and amendments to the articles of incorporation. These voting rights of our preferred shareholders dilute the voting power of holders of our common stock and could prevent the approval of certain matters that holders of our common stock might approve.
Debenture
      We currently have outstanding an 8.0% convertible subordinated debenture with an aggregate principal amount of $250,000. We would have to repay the entire principal amount, plus accrued interest, before holders of our common stock would be entitled to receive any amounts in connection with any liquidation of our company. The agreement with a director and shareholder pursuant to which we issued our outstanding 8.0 percent convertible subordinated debenture prohibits the payment of dividends to holders of our common stock. The holder of the debenture has the right to require us to redeem the debenture upon the occurrence of certain events, including certain changes in control of our company or our failure to continue to have our stock listed on The NASDAQ Stock Market or another stock exchange. The preferential rights of the holder of the debenture could limit the amount, if any, that the holders of our common stock would receive upon any liquidation of our company.
Credit Facilities
      During the fourth quarter of 2003, we entered into a $10.0 million revolving credit facility with LaSalle Business Credit, LLC. The credit facility has an initial term of three years and is secured by substantially all of our domestic assets. The credit agreement also has affirmative, negative and financial covenants with which we must comply. The credit facility prohibits the payment of dividends on our common stock. We would have to repay all our outstanding debt, including principal and interest outstanding under our revolving credit facilities, before holders of our common stock would be entitled to receive any amounts in connection with any liquidation of our company.
Anti-Takeover Provisions
      Our board of directors could use the issuance of preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Our articles of incorporation also provide that our board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or changes in our management because less than a majority of the existing directors are up for election at each annual meeting. In addition, our bylaws require that certain shareholder proposals, including proposals for the nomination of directors, be submitted specified periods of time in advance of our annual shareholders’ meetings. These provisions could make it more difficult for shareholders to effect corporation actions such as a merger, asset sale or other change of control of our company.
      We are also subject to two North Carolina statutes that may have anti-takeover effects. The North Carolina Shareholder Protection Act generally requires, unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of 95 percent of our voting shares to approve certain business combination transactions with an entity that is the beneficial owner, directly or indirectly, of more than 20 percent of our voting shares, or with one of our affiliates if that affiliate has previously been a beneficial owner of more than 20 percent of our voting shares. The North Carolina Control Share Acquisition Act, which applies to public companies that have substantial operations and significant shareholders in the state of North Carolina, eliminates the voting rights of shares acquired in transactions (referred to as “control share acquisitions”) that cause the acquiring person to own a number of our voting securities that exceeds certain threshold amounts, specifically, one-fifth, one-third and one-half of our total outstanding voting securities. There are certain exceptions. For example, this statute does not apply to shares that an acquiring person acquires directly from us. The holders of a majority of our outstanding voting stock (other than those shares held by such acquiring person, our officers, and our directors who are also employed by us) may elect to restore voting rights that would be eliminated by this statute. If voting rights are restored to a shareholder that has made a control share acquisition and holds a majority of all voting power in the election of our directors, then our other shareholders may require us to redeem their shares at fair value. These statutes could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. They also might limit the price that certain investors might be willing to pay in the future for our shares of common stock, and they may have the effect of delaying or preventing a change of control.
LEGAL MATTERS
      The legality of the shares of common stock offered by this prospectus has been passed upon for us by Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. of Gastonia, North Carolina.
      David M. Furr is a partner in the law firm Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. Mr. Furr beneficially owns 60,148 shares of our common stock, including shares held of record, shares issuable upon conversion or exercise of preferred stock and warrants and shares beneficially owned by family members. Mr. Furr disclaims ownership of 21,666 of such shares, which are beneficially owned by his wife.
EXPERTS
      The financial statements as of December 31, 2004 and for the year in the period ended December 31, 2004, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      The financial statements set forth in this registration statement and prospectus as of December 31, 2002 and 2003 and for each of the two years in the period ended December 31, 2003, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, which is set forth herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.
      You may read and copy the registration statement, the related exhibits and schedules without charge at the Security and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The other information we file with the Securities and Exchange Commission is not part of the registration statement of which this prospectus forms a part.
      We file annual, quarterly and other reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public via: (1) commercial document retrieval services; (2) the SEC’s Web site, www.sec.gov; and (3) the Company’s Web site, www.digrec.com.

Item 8.	Financial Statements and Supplementary Data
DIGITAL RECORDERS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

Report of Independent Registered Public Accounting Firm
To The Board of Directors and Shareholders
of Digital Recorders, Inc.:
      In our opinion, the consolidated financial statements and related schedule listed in the accompanying index present fairly, in all material respects, the financial position of Digital Recorders, Inc. and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related 2004 consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 31, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Digital Recorders, Inc.
Dallas, Texas
      We have audited the consolidated balance sheets of Digital Recorders, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Recorders, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
      As described in Note 1 to the financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”
      Our audits, as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements, as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.
/s/ MCGLADREY & PULLEN, LLP
Raleigh, North Carolina
March 31, 2004, except for the 6th paragraph of
Note 7(a), and the 5th and 7th paragraph of
Note 7(b), as to which the date is April 14, 2004
and the 7th paragraph of Note 9, as to which
the date is April 1, 2004

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands, except
	shares)
ASSETS
Current Assets
Cash and cash equivalents	$841	$970
Trade accounts receivable, net	10,208	6,975
Other receivables	259	379
Inventories	9,187	9,798
Prepaids and other current assets	381	555

Total current assets	20,876	18,677

Property and equipment, net	3,562	2,435
Goodwill, net	11,636	10,666
Intangible assets, net	1,490	1,527
Deferred tax assets	148	841
Other assets	329	406

Total assets	$38,041	$34,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Lines of credit	$3,717	$5,983
Current maturities of long-term debt	2,394	1,249
Accounts payable	4,525	6,457
Accrued expenses	2,241	2,334
Preferred stock dividends payable	52	118

Total current liabilities	12,929	16,141

Long-term debt and capital leases, less current maturities	653	6,647

Deferred tax liabilities	377	194

Minority interest in consolidated subsidiary	441	338

Commitments and contingencies (Notes 6, 7 and 18)	—	—
Shareholders’ Equity
Series AAA Redeemable, Nonvoting Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 20,000 shares authorized; 246 and 354 shares issued and outstanding at December 31, 2004, and December 31, 2003, respectively; redeemable at the discretion of the Company	1,230	1,770
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 500 shares authorized; 207 and 363 shares issued and outstanding at December 31, 2004, and December 31, 2003, respectively, redeemable at the discretion of the Company	615	1,440
Series F Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 300 shares authorized; zero and 300 shares issued and outstanding at December 31, 2004, and December 31, 2003, respectively; redeemable at the discretion of the Company	—	1,500
Common stock, $.10 par value, 25,000,000 shares authorized; 9,599,036 and 3,944,475 shares issued and outstanding at December 31, 2004, and December 31, 2003 , respectively	960	394
Additional paid-in capital	29,815	13,260
Accumulated other comprehensive income — foreign currency translation	3,617	2,272
Accumulated deficit	(12,596)	(9,404)

Total shareholders’ equity	23,641	11,232

Total liabilities and shareholders’ equity	$38,041	$34,552

See accompanying notes to consolidated financial statements.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(In thousands, except share and per
	share amounts)
Net sales	$47,773	$44,026	$45,138
Cost of sales	29,827	27,150	28,929

Gross profit	17,946	16,876	16,209

Operating expenses
Selling, general and administrative	17,472	15,239	12,992
Research and development	1,916	2,057	2,493

Total operating expenses	19,388	17,296	15,485

Operating income (loss)	(1,442)	(420)	724

Other income (expense)	178	105	61
Foreign currency gain	55	322	309
Interest expense	(908)	(1,107)	(1,183)

Total other income and interest expense	(675)	(680)	(813)

Loss before income tax benefit (expense)	(2,117)	(1,100)	(89)
Income tax expense	(973)	(110)	(42)

Loss before minority interest in income of consolidated subsidiary	(3,090)	(1,210)	(131)
Minority interest in income of consolidated subsidiary	(102)	(93)	(59)

Net loss	(3,192)	(1,303)	(190)
Returns to preferred shareholders
Beneficial conversion charge	—	(703)	—
Preferred stock dividends	(284)	(227)	(177)

Net loss applicable to common shareholders	$(3,476)	$(2,233)	$(367)

Net loss per share
Basic and diluted	$(0.49)	$(0.58)	$(0.10)

Weighted average number of common share and common share equivalents outstanding
Basic and diluted	7,149,544	3,873,133	3,746,119

See accompanying notes to consolidated financial statements.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock
							Accumulated
	Number		Number		Additional		Other		Total
	of Shares	Book	of Shares	Par	Paid-In	Accumulated	Comprehensive	Comprehensive	Shareholders’
	Issued	Value	Issued	Value	Capital	Deficit	Income (Loss)	Income (Loss)	Equity

	(In thousands, except shares)
Balance as of January 1, 2002	—	$—	3,704,475	$370	$12,237	$(7,209)	$(416)	$—	$4,982
Issuance of common stock			100,000	10	290				300
Preferred stock dividends					(177)				(177)
Comprehensive income (loss):
Net income (loss)						(190)		$(190)	(190)
Translation adjustment							837	837	837

Total comprehensive income								$647

Balance as of December 31, 2002	—	$—	3,804,475	$380	$12,350	$(7,399)	$421	$—	$5,752
Issuance of common stock			140,000	14	336				350
Reclassification of Series AAA to equity	354	1,770							1,770
Issuance of Series E Preferred stock	363	1,440							1,440
Issuance of Series F Preferred stock
cash proceeds	300	1,500							1,500
Effect of beneficial conversion					703	(703)			—
Issuance of warrants					98				98
Preferred stock dividends					(227)				(227)
Comprehensive income (loss)
Net income (loss)						(1,302)		(1,302)	(1,302)
Translation adjustment							1,851	1,851	1,851

Total comprehensive income								$549

Balance as of December 31, 2003	1,017	$4,710	3,944,475	$394	$13,260	$(9,404)	$2,272		$11,232
Issuance of common stock			1,906,358	191	8,597				8,788
Common stock warrant exercise			473,812	47	1,292				1,339
Conversion of notes payable to common stock			2,075,000	208	3,942				4,150
Issuance of Series E Preferred stock	67	290			(20)				270
Issuance of Series F Preferred stock	4	20			(75)				(55)
Issuance of warrants for service					48				48
Preferred stock dividends					(284)				(284)
Conversion of Series AAA preferred stock	(108)	(540)	67,500	7	533				—
Conversion of Series F preferred stock	(304)	(1,520)	760,232	76	1,444				—
Conversion of Series E preferred stock	(223)	(1,115)	371,659	37	1,078				—
Comprehensive income (loss)
Net loss						(3,192)		$(3,192)	(3,192)
Translation adjustment							1,345	1,345	1,345

Total comprehensive loss								$(1,847)

Balance as of December 31, 2004	453	$1,845	9,599,036	$960	$29,815	$(12,596)	$3,617		$23,641

See accompanying notes to consolidated financial statements.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Cash flows from operating activities:
Net (loss)	$(3,192)	$(1,303)	$(190)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	856	56	(141)
Depreciation of property and equipment	752	713	360
Amortization of intangible assets	158	162	126
Bad debt expense	110	(31)	31
Write-down of inventory obsolescence	1,446	116	105
Other non-cash expenses	214	(367)	(309)
Minority interest	102	93	59
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(3,352)	3,672	(2,028)
(Increase) decrease in other receivables	140	67	(5)
(Increase) decrease in inventories	(835)	(478)	446
(Increase) decrease in prepaids and other current assets	8	(73)	(123)
(Increase) decrease in other assets	160	(326)	(328)
Increase (decrease) in accounts payable	(1,932)	(1,014)	771
Decrease in accounts payable, related party	—	—	(369)
Increase (decrease) in accrued expenses	59	(116)	54

Net cash provided by (used in) operating activities	(5,306)	1,171	(1,541)

Cash flows from investing activities:
Purchases of property and equipment	(855)	(315)	(222)
Investments in software development	(922)	(1,069)	(501)
Proceeds from sale of assets	5	5	39
Purchase of intangibles	—	(1)	(20)
Purchase of Mobitec, net of cash and cash equivalents acquired	—	—	(15)

Net cash used in investing activities	(1,772)	(1,380)	(719)

Cash flows from financing activities:
Proceeds from bank borrowings and lines of credit	64,017	44,584	38,704
Principal payments on bank borrowings and lines of credit	(67,289)	(46,520)	(36,811)
Proceeds for issuance of common stock, net of issuance costs	10,127	—	—
Proceeds for issuance of preferred stock, net of issuance costs	215	2,940	—
Cost of financing	146	130	59
Payment of dividends on preferred stock	(330)	(198)	(133)

Net cash provided by financing activities	6,886	936	1,819

Effect of exchange rate changes on cash and cash equivalents	63	(262)	435

Net increase (decrease) in cash and cash equivalents	(129)	465	(6)
Cash and cash equivalents at beginning of year	970	505	511

Cash and cash equivalents at end of year	$841	$970	$505

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$887	$1,111	$1,080

Cash paid during the year for income taxes	$117	$118	$115

Supplemental disclosures of non-cash investing and financing activities:
Equipment acquired through issuance of capital lease	$107	$—	$126

Conversion of debt to common stock	$4,150	$—	$—

Conversion of preferred stock to common stock	$3,175	$—	$—

Fair value of warrants issued as part of financing	$2,486	$88	$—

Reclassification of Series AAA Preferred stock to equity	$—	$1,770	$—

Exchange of common and preferred stock for reduction in debt and trade and accounts payable-related party	$—	$525	$300

Reduction of goodwill from adjustment of restructuring reserve	$—	$—	$76

Acquisition of Mobitec:
Adjustment to cash purchase price	$—	$—	$15

See accompanying notes to consolidated financial statements.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Summary of Significant Accounting Policies

(a)	Organization
      Digital Recorders, Inc. (“DRI”, “Company”, “we”, “our”, or “us”) was incorporated in 1983 and became a public company through an initial public offering in November 1994. DRI’s Common Stock, $.10 par value per share, trades on the NASDAQ SmallCap Markettm under the symbol “TBUS” and on the Boston Stock Exchange under the symbol “TBU.”
      Through its business units and wholly owned subsidiaries, DRI manufactures, sells, and services information technology and audio surveillance technology products either directly or through contractors. DRI currently operates within two major business segments: (1) the Transportation Communications Segment, and (2) the Law Enforcement and Surveillance Segment. Customers include municipalities, regional transportation districts, federal, state and local departments of transportation, bus manufacturers, and law enforcement agencies and organizations. The Company markets primarily to customers located in North and South America, Far East, Middle East, Asia, Australia, and Europe.

(b)	Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

(c)	Use of Estimates
      The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      The Company’s operations are affected by numerous factors including, but not limited to, changes in laws and governmental regulations and technological advances. The Company cannot predict if any of these factors might have a significant impact upon the transportation communications and the law enforcement and surveillance industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have upon the Company’s operations and cash flows. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the obsolescence of certain inventory, the estimated useful lives of long-lived and intangible assets, the recoverability of such assets by their estimated future undiscounted cash flows, the fair value of reporting units and indefinite life intangible assets, the fair value of equity instruments and warrants, the allowance for warranty claim reserves, and the purchase price allocations used in the Company’s acquisitions.

(d)	Cash Equivalents
      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At times, the Company places temporary cash investments with high credit quality financial institutions in amounts that may be in excess of FDIC insurance limits. During 2004, temporary cash investments were as high as $1.0 million, and funds maintained in certain of our LaSalle lockboxes were as high as $757 thousand.

(e)	Revenue Recognition
      Revenue from product sales is recognized upon the shipment of products to customers, based upon purchase agreement, established pricing, and defined shipping and delivery terms. Even though the Company

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
receives customer sales orders that may require scheduled product deliveries over several months, sales are only recognized upon physical shipment of the product to the customer.
      Revenue from more complex or time-spanning projects within which there are multiple deliverables including products, services, and software are accounted for in accordance with Statement of Position 97-2, “Software Revenue Recognition” and Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” depending upon the facts and circumstances unique to each project. Under each of these Statements of Position revenue is recognized over the life of the project based upon (1) meeting specific delivery or performance criteria, or (2) based upon the percentage of project completion achieved in each accounting period, respectively.
      Service revenues are recognized upon completing the service. Service revenues include product repair not under a warranty agreement, city route mapping, product installation, training, consulting to transit authorities, and funded research and development projects. Service revenues were less than 3% of revenue for 2004, 2003, and 2002, but may increase in future periods due to higher post warranty repairs, retrofit installation, and other service-related revenues not offered in previous years.
      The Company’s standard customer sales agreements do not provide any post-sales service, support, subsequent upgrade rights, or right of return but such may be negotiated on a case-by-case basis.

(f)	Largest Customers
      We generate a significant portion of our sales from a relatively small number of key customers, the identity of which may vary from year to year. Our major customers (defined as those customers to which we made sales greater than 10 percent of DRI’s total sales) in 2004, 2003, and 2002 were transit bus original equipment manufacturers. In 2004, two customers accounted for 22.9 percent of sales. In 2003, one customer accounted for 16.2 percent of sales. In 2002, two customers accounted for 21.8 percent of sales. We sell our products to a limited, fixed set of customers. Concentration and credit risk are a function of the orders we receive in any given period of time. Loss of one or more of these key customers could have an adverse impact, possibly material, on the Company.

(g)	Trade Accounts Receivable
      The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade receivable credit risk exposure is limited. Trade receivables are carried at original invoice amount less an estimate provided for doubtful receivables, based upon a review of all outstanding amounts on a monthly basis. An allowance for doubtful accounts is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. No interest is charged on customer accounts.

(h)	Inventories
      Inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

(i)	Property and Equipment
      Property and equipment are stated at cost and are primarily depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. The Company periodically evaluates the recoverability of its property and equipment. If facts and circumstances suggest that the property and equipment will not be recoverable, as determined based upon the undiscounted cash flows over the

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
remaining depreciable period, the carrying value of property and equipment will be reduced to its fair value using prices for similar assets. To date, management has determined that no impairment of property and equipment exists.

(j)	Goodwill and Indefinite Life Intangible Assets
      Beginning January 1, 2002, goodwill and indefinite life intangible assets are not amortized but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that the assets might be impaired. Management has determined the Company does not have indefinite life intangible assets. In assessing the recoverability of goodwill, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets.
      Assumptions about future sales and cash flows require significant judgment because of the current state of the economy, the fluctuation of actual sales, and the timing of expenses. The Company’s management develops future sales estimates based upon sales trends, customer commitments, and other available data. Unless there is evidence to the contrary, estimates of future cash flows assume that expenses will grow at rates consistent with historical rates. If the expected cash flows are not realized, or if market conditions result in lower valuation multiples, impairment losses may be recorded in the future. Critical assumptions to the evaluation of goodwill impairment for the Mobitec goodwill include continued increases in sales levels and profitability resulting from execution of cost saving plans.
      For goodwill, the impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit’s fair value. If the reporting unit’s estimated fair value exceeds the reporting unit’s carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit’s carrying value, then an additional analysis is performed to allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if that unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the excess of the fair value of the reporting unit over the fair value of the identifiable assets and liabilities is less than the carrying value of the unit’s goodwill, an impairment charge is recorded for the difference. To date, management has determined that no impairment of goodwill exists.

(k)	Intangible Assets
      Intangible assets recorded as part of the acquisitions of Transit-Media and Digital Audio Corporation consist of certain deferred costs, tooling and related costs, and costs incurred to apply for and obtain patents on internally developed technology. Intangible assets also consist of a listing of customer relationships recorded as part of the acquisition of Mobitec. Intangible assets are amortized using a straight-line method over three to 15 years. The Company periodically evaluates the recoverability of its intangible assets. If facts and circumstances suggest that the intangible assets will not be recoverable, as determined based upon the undiscounted cash flows of the entity acquired and the patented products over the remaining amortization period, the carrying value of the intangible assets will be reduced to its fair value (estimated discounted future cash flows). To date, management has determined that no impairment of intangible assets exists.

(l)	Research and Development Costs
      Research and development costs relating principally to product development in our transportation communications and law enforcement and surveillance segments are charged to operations as incurred. Research and development costs were $1.9 million, $2.1 million, and $2.5 million in 2004, 2003, and 2002, respectively.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)	Advertising Costs
      Advertising costs are charged to operations as incurred. Advertising costs were $101 thousand, $105 thousand, and $73 thousand in 2004, 2003, and 2002, respectively.

(n)	Shipping and Handling Fees and Costs
      The Company includes in net sales all shipping and handling fees billed to customers. Shipping and handling costs associated with inbound and outbound freight are included in cost of sales and totaled $1.0 million, $903 thousand, and $1.0 million in 2004, 2003, and 2002, respectively.

(o)	Per Share Amounts
      The basic net income (loss) per common share has been computed based upon the weighted average number of shares of Common Stock outstanding. Diluted net income (loss) per common share has been computed based upon the weighted average number of shares of Common Stock outstanding and shares that would have been outstanding assuming the issuance of Common Stock for all potentially dilutive securities outstanding. The Company’s convertible preferred stock and debt and outstanding stock options and warrants represent the only potentially dilutive securities outstanding. The amount of net loss used in the calculations of diluted and basic income (loss) per common share was the same for each respective year presented. Diluted net loss per common share is equal to the basic net loss per common share for the years ended December 31, 2004, 2003, and 2002 as common equivalent shares from stock options, stock warrants and convertible debentures would have a dilutive effect because of the loss from continuing operations. As of December 31, 2004, 2003 and 2002, there were approximately 2,531,940, 5,374,525, and 3,810,756, respectively, of potentially dilutive securities from convertible debt and equity securities, vested options and warrants, and warrants related to Series F Stock.

(p)	Stock-Based Compensation
      Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board No. 25, “Accounting for Stock Issued To Employees,” and related interpretations. This method does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the Common Stock to be received at the measurement date. Under the requirements of SFAS No. 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Had compensation cost for the stock option plans been determined consistent with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the pro forma basic and diluted net loss per common share would have been as follows:

	2004	2003	2002

	(In thousands, except per share
	amounts)
Net loss applicable to common shareholders	$(3,476)	$(2,233)	$(367)
Deduct: Stock based employee compensation expense determined under fair value method	(154)	(65)	(76)

Pro forma net loss applicable to common shareholders	$(3,630)	$(2,298)	$(443)

Basic and diluted net loss:
As reported	$(0.36)	$(0.58)	$(0.10)
Pro forma	$(0.38)	$(0.59)	$(0.12)
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under certain employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Compensation cost for SBP transactions will be measured at fair value using a Black-Scholes or similar bi-nomial model. SFAS No. 123R requires us to adopt the new accounting provisions beginning in our third quarter of 2005. As of December 31, 2004, the Company has not completed an evaluation of the impact of applying the various provisions of SFAS No. 123R.
      The deduction for stock based compensation for 2003 and 2002 in the table above, as well as pro forma net loss applicable to common shareholders and the basic and diluted pro forma net loss, have been adjusted from the amounts previously reported due to a miscalculation assumption about the vesting schedule of the stock options.

(q)	Translation of Foreign Currency
      The local currency of each of the countries of the operating foreign subsidiaries is considered to be the functional currency. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rate prevailing throughout the year. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment included in accumulated comprehensive income (loss) in shareholders’ equity. Realized gains and losses on foreign currency transactions, if any, are included in operations for the period.
      These gains and losses resulted from trade and intercompany accounts receivable denominated in foreign currencies and a foreign note denominated in U.S. dollars. The amounts for the years ended December 31, 2004, 2003, and 2002 were $55 thousand, $322 thousand, and $309 thousand, respectively.

(r)	Income Taxes
      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(s)	Fair Value of Financial Instruments
      The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments:

•	Cash and Cash Equivalents — the carrying amount approximates fair value due to the relatively short-term period to maturity of these instruments.

•	Short- and Long-Term Borrowings — the carrying amount approximates the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

(t) Product Warranties
      The Company provides a limited warranty for its products, generally for a period of one to three years. The Company’s standard warranties require the Company to repair or replace defective products during such warranty period at no cost to the customer. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product sales are recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

		Additions
	Balance at	Charged to			Balance at
	Beginning	Costs and			End of
	of Year	Expenses	Deductions		Year

	(In thousands)
Warranty Reserve
Year ended December 31, 2004	170	62	—		232
Year ended December 31, 2003	141	111	(82)		170
Year ended December 31, 2002	143	—	(2	)(a)	141

(a)	Write-off of warranty claims

(u) Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under certain employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Compensation cost for SBP transactions will be measured at fair value using a Black-Scholes or similar bi-nomial model. SFAS No. 123R requires us to adopt the new accounting provisions beginning in our third quarter of 2005. As of December 31, 2004, the Company has not completed an evaluation of the impact of applying the various provisions of SFAS No. 123R.
      The American Job Creation Act of 2004 (“the Act”) was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. The Act provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision, but do not anticipate that the repatriation of

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until the U.S. Congress or the U.S. Treasury Department provides additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position, or liquidity.

(v)	Reclassifications
      Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the presentation used in the 2004 financial statements. These reclassifications have no effect on net loss or shareholders’ equity as previously presented.

Financial Statement Reclass	Description	Account	2003	2002

			(In thousands)
Statement of Operations:	Amortization of costs related to	Cost of sales	$374	$66
	internally developed software	SG&A	(374)	(66)
	Interest income	Other income (expense)	$13	$32
		Interest expense	(13)	(32)
Statement of Cash Flows:	Write-off of obsolete inventory	Inventory	$(116)	$(105)
		Inventory obsolescence	116	105
	Amortization of deferred	Other Assets	$(130)	$(59)
	financing costs related to LOC	Cost of financing	130	59
	and subordinated debt.

(2)	Goodwill and Other Intangible Assets
      The Company has recorded goodwill in connection with its acquisition of DAC and Mobitec. The carrying values of these reporting units are determined by allocating all applicable assets (including goodwill) and liabilities based upon the unit in which the assets are employed and to which the liabilities relate, considering the methodologies utilized to determine the fair value of the reporting units.
      The Company completed its annual goodwill and indefinite life intangible asset impairment evaluations as of December 31, 2004 and 2003, and has concluded that no impairment exists. Therefore, as a result of these impairment evaluations, no impairment charges were recorded during the years ended December 31, 2004 and 2003.
      The change in the carrying amount of goodwill for each of the Company’s operating segments for the years ended December 31, 2004 and 2003 is as follows:

		Law
	Transportation	Enforcement and
	Communications	Surveillance	Total

	(In thousands)
Balance as of January 1, 2003	$7,999	$961	$8,960
Effect of exchange rates	1,706	—	1,706

Balance as of December 31, 2003	9,705	961	10,666
Effect of exchange rates	970	—	970

Balance as of December 31, 2004	$10,675	$961	$11,636

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The composition of the Company’s acquired intangibles assets and the associated accumulated amortization as of December 31, 2004 and 2003 is as follows:

		December 31, 2004			December 31, 2003
	Weighted
	Average	Gross		Net	Gross		Net
	Remaining Life	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount	Amount	Amortization	Amount

	(In thousands)
Intangible assets subject to amortization:
Patents and development costs	2.3	$513	$410	$103	$473	$329	$144
Customer lists	11.5	1,801	414	1,387	1,653	270	1,383

		$2,314	$824	$1,490	$2,126	$599	$1,527

      The aggregate amount of amortization expense for the years ended December 31, 2004, 2003, and 2002 was $158 thousand, $162 thousand, and $126 thousand, respectively. Amortization expense for the five succeeding years is estimated to be from between $179 thousand for year ending December 31, 2005 and $125 thousand for the year ending December 31, 2009.

(3)	Accounts Receivable

	December 31,

	2004	2003

	(In thousands)
Trade accounts receivable	$10,380	$7,090
Less: allowance for doubtful accounts	(172)	(115)

	$10,208	$6,975

(4)	Property and Equipment

	Estimated	December 31,
	Depreciable
	Lives (Years)	2004	2003

		(In thousands)
Leasehold improvements	5 - 9	$164	$88
Automobiles	5	3	—
Computer and telecommunications equipment	3	1,068	885
Software	3	2,623	1,588
Test equipment	5	252	224
Furniture and fixtures	3 - 7	2,070	1,627
Software projects in progress	3	635	374

		6,815	4,786
Less accumulated depreciation and amortization		3,253	2,351

		$3,562	$2,435

      The aggregate amount of accumulated depreciation and amortization for the years ended December 31, 2004, 2003, and 2002 was $752 thousand, $713 thousand, and $360 thousand, respectively.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Inventories

	December 31,

	2004	2003

	(In thousands)
Raw materials and system components	$5,969	$6,624
Work in process	177	234
Finished goods	3,041	2,940

Total Inventories	$9,187	$9,798

(6)	Leases
      The Company leases its premises and certain office equipment under various operating leases that expire at various times through 2009. Rent and lease expense under these operating leases was $802 thousand, $742 thousand, and $741 thousand for, 2004, 2003, and 2002, respectively. The Company records rent on a straight-line basis.
      The Company also has two lease commitments under capital lease obligations for a tradeshow booth and a machining center that expire in 2006 and 2009, respectively.
      At December 31, 2004, future minimum lease payments under the non-cancelable operating leases and the future minimum lease payments and the present value of the capital lease are as follows:

	Capital	Operating
	Leases	Leases

	(In thousands)
Year Ending December 31,
2005	$76	$671
2006	28	494
2007	26	401
2008	26	314
2009	15	100
Thereafter	—	—

Total future minimum lease payments	171	$1,980

Less amount representing interest (8.6% interest)	40

Present value of future minimum capital lease payments	131
Less current portion	48

Long-term portion	$83

(7)	Lines of Credit and Long-Term Debt

a) Lines of Credit
      U.S. Working Capital Line of Credit. The Company has a three-year asset-based lending agreement with (the “Credit Agreement”) with LaSalle Business Credit LLC (“LBC”). Borrowings under the Credit Agreement are classified as a current liability in accordance with EITF 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement. However, it is management’s intention to manage the Credit

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Agreement as long-term debt with a final maturity date of November 15, 2006, as provided for in the Credit Agreement.
      At December 31, 2004, the Credit Agreement, as amended, provides up to $10.0 million in borrowings to be used for acquisitions, working capital, and general corporate purposes. The borrowing is inclusive of $2.0 million for Letters of Credit and $500 thousand for term loans. The interest rate on loans under this agreement is the published prime lending rate (5.25 percent at December 31, 2004) plus 1.75 percent. There is an annual fee equal to ..75 percent on the aggregate undrawn face amount, less letters of credit outstanding. The Credit Agreement includes customary covenants and conditions relating to the conduct and operation of the Company’s business.
      At December 31, 2004, the Company was not in compliance with the fixed charge coverage ratio within the Credit Agreement but obtained a waiver for violation of the covenant. The Company further received revisions to the covenants in the form of Amendment 2 described below.
      Amendment 2 was dated December 29, 2004, and increased the escalating Minimum Tangible Net Worth covenant to $6.0 million for the period of December 31, 2004, through December 30, 2005. The covenant increases by $600 thousand per year for the remaining life of the loan and thereafter. The escalating fixed charge coverage ratio was reduced and reset to: 0.60 for the three month period ending March 31, 2005, 1.00 for the six and nine month periods ending June 30 and September 30, 2005, 1.05 for the twelve month period ending December 31, 2005, 1.10 for the twelve month period ending March 31, 2006, and 1.15 for the twelve month period ending June 30, 2006, and each twelve month period ending on the last day of each fiscal quarter thereafter. Additionally, the reserve on borrowings was increased to $900 thousand from $600 thousand until receipt of the certified 2005 financial statements reflecting an EBITDA to fixed charge coverage ratio of at least 1.15:1.00, which will reduce the reserve to $300 thousand.
      At December 31, 2004, borrowing availability based on the value of eligible trade accounts receivable and inventory was $5.6 million and the outstanding debt balance under the Credit Agreement was $1.1 million. Subtracting the required reserve of $900 thousand, availability under the Credit Agreement at December 31, 2004, was $3.6 million. The outstanding debt under the Credit Agreement is secured by substantially all U.S.-based assets of the Company.
      At December 31, 2003, the Company was not in compliance with its financial covenants within the bank agreement except for the capital expenditure covenant, but received waivers for violation of the covenants. On April 14, 2004, the Company further received from the lender revisions to the escalating tangible net worth and escalating fixed charge coverage ratio loan covenant parameters taking into effect the results of the three months ended December 31, 2003, that affected the initial covenant computations to which the Credit Agreement was based and negotiated.
      International Lines of Credit. Mobitec AB, the Company’s wholly owned Swedish subsidiary, has an agreement with a bank in Sweden from which it may currently borrow up to a maximum of 10 million krona, or $1.5 million U.S. based on the December 31, 2004, exchange rate of 0.1514. At December 31, 2004, 8.7 million krona, or $1.3 million U.S., was outstanding, resulting in additional borrowing availability of 1.3 million krona, or $189 thousand U.S. The maximum borrowing in the amount of 10 million krona is secured by cash on deposit with the bank in the amount of 2.2 million krona, or $333 thousand U.S. The terms of this agreement require payment of an unused credit line fee equal to 0.50 percent of the unused portion and an average interest rate of 3.34 percent of the outstanding balance. This agreement is secured by certain assets of Mobitec AB. The line of credit agreement expires December 31, 2005. On or before expiration, the Company expects to renew this credit agreement with an agreement substantially similar in terms and conditions.
      Mobitec AB also has an agreement with the bank in Sweden from which it may borrow up to 6.0 million krona, or $908 thousand U.S. At December 31, 2004, 5.7 million krona, or $870 thousand U.S. was

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
outstanding, resulting in additional borrowing availability of 5.2 million krona, or $777 thousand U.S. The line of credit bore an average interest rate in 2004 of 5.29 percent and was collateralized by accounts receivable of Mobitec AB. The agreement has an expiration date of December 31, 2005. On or before expiration, the Company expects to renew this credit agreement with an agreement substantially similar in terms and conditions.
      Transit Media-Mobitec GmbH, the Company’s wholly owned subsidiary in Germany, has an agreement with a German bank from which TM-M may currently borrow up to a maximum of 512 thousand Euros or $699 thousand U.S. based on the December 31, 2004, exchange rate of 1.3644. At December 31, 2004, 346 thousand Euros, or $472 thousand U.S. was outstanding, resulting in additional borrowing availability of 166 thousand Euros, or $227 thousand U.S. The line of credit bore an average interest rate in 2004 of 3.28 percent and was collateralized by accounts receivable and inventories of Transit Media-Mobitec GmbH. This agreement has an open-ended term.

	December 31,

	2004	2003

	(In thousands)
Line of credit with LaSalle Business Credit, dated November 6, 2003, as amended, payable in full November 15, 2006, secured by accounts receivable, inventory and all assets of the U.S. based domestic entities of the Company.	$1,050	$4,222
Line of credit with Swedish bank dated December 31, 2004, secured by certain assets of the Swedish subsidiary, Mobitec AB, and a cash deposit, with an average interest rate of 2.96%.	1,324	1,357
Line of credit with Swedish bank dated December 31, 2004, secured by accounts receivable of the Swedish subsidiary, Mobitec AB, with an average interest rate of 3.92%.	871	404
Line of credit with German bank dated June 23, 2004, secured by accounts receivable and inventory of the German subsidiary, Transit Media - Mobitec GmbH, with an average interest rate of 3.28%.	472	—

Total lines of credit	$3,717	$5,983

b) Long-Term Debt
      Long-term debt at December 31, 2004 and 2003 consists of the following notes and obligations, the proceeds of which were used to finance the Mobitec acquisition and for working capital requirements.
      An unsecured note in the amount of $1.7 million is payable to the former owner of Mobitec AB. The note, as amended, requires three incrementally increasing quarterly payments due at the end of each successive quarter beginning with the third quarter of 2004 in the amounts of $50 thousand, $75 thousand, and $100 thousand with the remaining balance in the amount of $1.5 million due June 30, 2005. The quarterly payment due December 31, 2004, in the amount of $75 thousand was paid subsequent to the balance sheet date. The unsecured note had an annual interest rate of 9.0 percent paid annually, which increased to 10.0 percent on July 1, 2004. A second unsecured obligation due to the individual in the amount of $225 thousand was paid in full on July 30, 2004.
      A term loan from a Swedish bank dated June 28, 2001, having a balance of 6.6 million krona, or $999 thousand U.S. (based on the December 31, 2004 exchange rate of 0.1514), is payable in six (6) remaining quarterly payments of 1.1 million krona, or $167 thousand U.S. at an annual interest rate of 5.35 percent and is secured by stock of DRI’s Swedish holding company subsidiary, DRI-Europa AB, and its consolidated subsidiary, Mobitec AB.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Two convertible debentures dated June 22, 2001, and two convertible debentures dated July 31, 2002, having carrying amounts on December 31, 2003 of $2.8 million and $1.2 million, respectively, were converted into an aggregate of 2,075,000 common shares on April 23, 2004.
      At December 31, 2003, the Company was not in compliance with its financial covenants per the loan agreement under which the convertible debentures were issued, but received waivers on April 14, 2004, for violation of certain interest coverage and current ratio.
      A convertible subordinated debenture in the amount of $250 thousand dated August 26, 2002, is payable to a shareholder and member of the Board of Directors, and is due in full August 26, 2009, if not sooner redeemed or converted, with annual interest at 8.0 percent paid monthly. It also provides for monthly principal redemption installments commencing August 26, 2005, each of such installments to be in the dollar amount of ten dollars ($10) per one thousand dollars ($1,000) of the then remaining principal amount. The loan agreement under which the convertible debenture was issued subjects the Company to a 1:1 ratio of Earnings Before Interest, Depreciation, and Amortization (EBITDA) to interest to be calculated quarterly on a rolling four-quarter basis and a 1.3:1 current ratio to be calculated at each quarter end. Both ratios were waived by the debt holder for calendar year 2004.
      At December 31, 2003, the Company was not in compliance with its financial covenants per the loan agreement under which the convertible debenture was issued, but received waivers on April 14, 2004, for violation of certain interest coverage and current ratio.
      Long-term debt at December 31, 2004, and 2003 consists of the following:

	December 31,

	2004	2003

	(In thousands)
Unsecured note to the former owner of Mobitec AB, dated June 28, 2001, payable in full June 30, 2005, with an interest rate of 9% in 2003, increasing to 10% in July 2004.	$1,715	$1,765
Unsecured obligation to the former owner of Mobitec AB, dated June 28, 2001, payable in 12 quarterly installments, with no interest.	—	225
Note payable to a Swedish bank, dated June 28, 2001, payable in 20 quarterly installments of $166.5 thousand including interest at 5.35%. Note collateralized by stock of Swedish holding company and consolidated subsidiary.	999	1,668
Convertible debentures dated June 22, 2001, payable in full June 22, 2008, with interest at 8%, net of unamortized discount arising from warrants	—	2,838
Convertible debentures dated July 31, 2002, payable in full June 27, 2009, with interest at 8%.	—	1,150
Convertible debenture dated August 26, 2002, payable in full August 26, 2009, with interest at 8%.	250	250

Total long-term debt	2,964	7,896
Less current maturities	2,394	1,249

	570	6,647
Long-term portion of capital lease (See Note 6)	83	—

	$653	$6,647

      Interest expense was $908 thousand, $1.1 million, and $1.2 million for the years ended December 31, 2004, 2003, and 2002, respectively. Net interest expense for the year ended December 31, 2004, included $153

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
thousand in amortized debt discount related to the conversion of the convertible debentures dated June 22, 2001.
      The repayment amounts of long-term debt are due as follows:

Amount

(In thousands)
Year ending December 31,
2005	$2,394
2006	360
2007	24
2008	21
2009	165
Thereafter	—

Total	$2,964

(8)	Accrued Expenses

	December 31,

	2004	2003

	(In thousands)
Salaries, commissions, and benefits	$1,104	$1,216
Taxes — payroll, sales, income, and other	531	369
Warranties	232	170
Current portion of capital leases	48	66
Interest payable	60	235
Other accrued expenses	266	278

	$2,241	$2,334

(9)	Preferred Stock
      The Company’s preferred stock consists of 5,000,000 shares, par value $.10 per share, 20,000 shares of which are designated as Series AAA Redeemable Nonvoting Preferred Stock, 500 shares of which are designated as Series E Redeemable Nonvoting Preferred Stock, 400 shares of which are designated as Series F Convertible Preferred Stock, and 4,969,000 shares of which remain undesignated. As of December 31, 2004, we had outstanding 246 shares of Series AAA stock and 207 shares of Series E stock. There are no shares of Series F stock outstanding.

Series AAA Preferred Stock
      On March 6, 2003, the Company announced that at a special meeting of the Series AAA Preferred Stock shareholders, the holders of the Series AAA Preferred Stock approved an amendment to the Articles of Incorporation to remove the mandatory redemption date, which would have occurred in December 2003. The Company may now redeem the Series AAA Preferred Stock at its sole discretion upon providing preferred shareholders with appropriate written notice. Had the holders of the Series AAA Preferred Stock not approved the amendment, the Company would have had to pay the redemption price, which is equal to the liquidation preference, in December 2003. The liquidation preference is $5 thousand per share plus all accrued and unpaid dividends or $1.3 million at December 31, 2004.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Between April 22, 2004 and May 12, 2004, holders of Series AAA preferred stock converted 108 preferred shares at an aggregate value of $540 thousand to 67,500 common shares. As result of this conversion, we reclassified $540 thousand from Series AAA preferred stock to Common Stock, which will reduce the annual dividends expense by $54 thousand.
      Subsequent Event. At a meeting of Series AAA Preferred Stock holders held on February 10, 2005, the Series AAA shareholders voted to amend the Company’s Articles of Incorporation to: (1) reduce the annual dividend rate for each share of Series AAA Preferred Stock from 10 percent to 5 percent, and (2) reduce the conversion rate for each share of Series AAA Preferred Stock from $8.00 per share to $5.50 per share which will result in the number of Common Shares issuable upon the conversion of a single share of Series AAA Preferred Stock increasing from 625 shares to 909 shares and result in the issuance of 223,614 shares if all Series AAA Preferred shares were converted.

Series E Preferred Stock
      As of December 31, 2004, the Company had sold 430 shares of the Series E Stock for an aggregate purchase price of $2.1 million to 24 private investors. Series E Stock is convertible at any time into shares of the Common Stock at a conversion price of $3.00 per share of Common Stock, subject to certain adjustments, and, prior to conversion, does not entitle the holders to any voting rights, except as may be required by law. The Company does not have the right to require conversion. Holders of Series E Stock are entitled to receive cumulative quarterly dividends, when and if declared by the Board of Directors, at the rate of 7 percent per annum on the liquidation value of $5 thousand per share. Series E Stock is redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the liquidation value plus accrued and unpaid dividends or $1.1 million at December 31, 2004. Holders of Series E Stock do not have the right to require redemption.
      During 2004, holders of Series E redeemable convertible preferred stock converted 223 preferred shares at an aggregate value of $1.1 million to 371,654 shares of Common Stock. As a result of this conversion, we reclassified $1.1 million from Series E redeemable preferred stock to Common Stock, which will reduce the annual dividends expense by $78 thousand.

Series F Preferred Stock
      On November 10, 2003, the Company closed the sale of 300 shares of Series F Stock to Dolphin Partners, L.P. (“Dolphin”) for a purchase price of $1.5 million. On April 1, 2004, the Company and Dolphin agreed to revise and reform the terms of the Series F Stock and related agreements in certain respects, and to terminate a related warrant, in order to comply with certain requirements of NASDAQ listing standards. The Series F Stock, as amended and reformed, is convertible at any time into shares of Common Stock at a conversion price of $2.00 per share of Common Stock, subject to certain adjustments for stock splits or similar events (the “Conversion Price”). Prior to conversion, the Series F Stock votes as a single class with holders of Common Stock, with each share of Series F Stock entitled to a number of votes equal to the liquidation value, which is $5 thousand per share, divided by $2.35. The shares are mandatorily convertible into shares of Common Stock if the Common Stock hits certain targeted trading prices or upon the conversion of certain subordinated debentures beneficially owned by Renaissance U.S. Growth Investment Trust PLC and BFSUS Special Opportunities Trust PLC. See Note 7(b) “Long-Term Debt” of the Notes to Consolidated Financial Statements.” The holder of the Series F Stock is entitled to receive cumulative quarterly dividends, in preference to the holders of Common Stock, at the rate of 3.0% per annum on the liquidation value of those shares, which dividends are currently payable in additional shares of Series F Stock having a liquidation value equal to the dividend amount. The Series F Stock dividend rate will increase to 10 percent per annum beginning in November 2008 if the Common Stock does not meet certain market price objectives before then. The Company also granted to Dolphin a right of first refusal to purchase, in connection with future equity

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
offerings by the Company, for a period of five years after the Series F Stock issuance date, a sufficient number of the securities issued in such equity offering to maintain its proportionate ownership interest in the Company, on a diluted basis, and this right has not been modified. The Company also granted to Dolphin certain rights to have the shares of Common Stock underlying the Series F Stock registered with the SEC.
      In April 2004, the holder of the Series F convertible preferred stock converted all 304 preferred shares to 760,232 shares of Common Stock. As a result, $1.5 million of Series F convertible preferred stock has been reclassified as Common Stock. All previously outstanding shares of Series F stock were converted into shares of our Common Stock on April 30, 2004. We do not currently contemplate issuing any additional shares of Series F Stock.
      The Series E Stock and the Series F Stock have equal priority with respect to liquidation, and shares of both series have liquidation preferences prior to the Company’s outstanding shares of Series AAA Preferred Stock and Common Stock.

(10)	Common Stock Warrants
      In conjunction with the October 6, 2004, Private Placement of Common Stock, the Company granted an institutional investor a warrant to acquire 241,546 shares of Common Stock at an exercise price of $6.00, exercisable beginning April 6, 2005, for a period of five years from the original issue date. Additionally, the Company granted the placement agent a warrant to acquire 120,773 shares of Common Stock at an exercise price of $5.28, exercisable beginning April 6, 2005, for a period of five years from the original issue date. The warrants were valued at $967 thousand and $492 thousand, respectively, using the Black-Scholes model.
      In conjunction with the April 26, 2004, Private Placement of Common Stock, the Company granted the investors warrants to acquire 125,000 shares of Common Stock at an exercise price of $8.80 per share, exercisable for a period of five years. Additionally, the Company granted the placement agent a warrant to acquire 62,500 shares of Common Stock at an exercise price of $5.28 per share, exercisable beginning October 26, 2004, for a period of five years from the original issue date. The warrants were valued at $675 thousand and $325 thousand, respectively, using the Black-Scholes model.
      In the first quarter of 2004, warrants to acquire 11,167 shares of Common Stock at an exercise price of $2.50 per share, exercisable for a period of five years, were issued to a placement agent in connection with the Series E Preferred Stock Placement. The warrants were valued at $14 thousand using the Black-Scholes model and are being amortized over a five-year period. The value of the warrants were charged to Additional Paid-in Capital.
      Between April 22, 2004 and June 4, 2004, warrant holders exercised their rights to acquire Common Stock. We received total cash in the amount of $1,291,603 for issuing 473,812 shares under the warrant agreements.
      During 2003, the Company granted warrants to one individual and one registered broker dealer that allow the holders to purchase 68,000 shares of Common Stock. The value of those warrants was approximately $99 thousand. Of this amount, $11 thousand was charged to selling, general and administrative expenses, while the balance of $88 thousand was charged to issuance costs in connection with the sale of Series E Preferred Stock. The warrants have an exercise price of $2.50 and expire in April 2008. Of the initial 68,000 warrants issued, 7,500 remain unexercised at December 31, 2004.
      In addition, during 2003, the Company granted warrants to Dolphin Offshore Partners, L.P. (“Dolphin”) that allowed the holder to purchase 319,149 shares of the Company’s Common Stock at an exercise price of $3.00 per share, subject to certain adjustments. The Dolphin warrants were exercisable at any time, for a period of seven years after issuance. The Dolphin warrants were subsequently terminated.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In 2001, the Company granted warrants that allow the holder to purchase 350,000 shares of Common Stock. Of those warrants, 300,000 were granted as part of the Mobitec acquisition and financing. Of that amount, 100,000 warrants are exercisable at $4 per share, valued at approximately $95 thousand on the date of acquisition, and 200,000 are exercisable at $2.18 per share, valued at approximately $252 thousand on the date of acquisition. Those amounts were capitalized as part of the acquisition financing. The remaining 50,000 warrants were issued to an individual and are exercisable at $2.15 per share. The value of those warrants was approximately $35 thousand and was charged to selling, general, and administrative expenses. These warrants are fully vested and expire in 2006. Of these warrants, only the 100,000 exercisable at $4 per share remain outstanding at December 31, 2004.

(11)	Common Stock Options

(a)	Incentive Stock Option Plan
      The Company has an incentive stock option plan for employees whereby options to purchase Common Stock are granted at no less than the stock’s estimated fair market value at the date of the grant and may be exercised during specified future periods.

	Year Ended December 31,

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	766,500	$2.40	714,800	$2.44	674,300	$2.42
Granted	147,500	3.19	85,000	2.54	50,000	2.55
Exercised	(31,629)	2.26	—	—	—	—
Forfeited	(2,667)	2.20	—	—	—	—
Expired	(29,833)	2.55	(33,300)	2.56	(9,500)	1.97

Outstanding at end of year	849,871	2.17	766,500	2.44	714,800	2.44

Weighted-average fair value of options granted during the year		$2.00		$2.05		$0.72

	Options Outstanding			Options Exercisable

	Number	Weighted-Average		Number
Range of	Outstanding	Remaining	Weighted-Average	Exercisable	Weighted-Average
Exercise Price	at 12/31/04	Contractual Life	Exercise Price	at 12/31/04	Exercise Price

$1.94 - 2.38	309,059	4.4 years	$2.03	305,726	$2.03
2.50 - 3.00	505,812	6.0 years	$2.83	342,650	$2.84
3.70 - 6.75	35,000	9.8 years	$4.14	—	—

	849,871			648,376

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Non-Qualified Stock Options
      The Company has issued options to purchase Common Stock, primarily to non-employee members of the Board of Directors or committees of the Board of Directors, which are exercisable at times and in increments as specified by the individual agreements.

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	244,000	$2.16	259,987	$2.25	259,987	$2.25
Granted	65,000	3.49	76,000	2.35	6,000	2.50
Exercised	(42,000)	1.95	—	—	—	—
Expired	(32,000)	1.78	(91,987)	2.56	(6,000)	2.38

Outstanding at end of year	235,000	$2.62	244,000	$2.16	259,987	$2.25

Weighted-average fair value of options granted during the year		$1.94		$2.08		$1.19

	Options Outstanding			Options Exercisable

	Number	Weighted-Average		Number
Range of	Outstanding	Remaining	Weighted-Average	Exercisable	Weighted-Average
Exercise Prices	at 12/31/04	Contractual Life	Exercise Price	at 12/31/04	Exercise Price

$2.00 - 2.35	126,000	2.2 years	$2.21	75,338	$2.12
2.5 - 6.75	109,000	5.4 years	$3.09	109,000	$3.09

	235,000			184,338

(c)	Stock-Based Compensation
      The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and, accordingly, no compensation cost has been recognized for stock options issued under the stock option plans. As disclosed in Note 1, SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method. Under SFAS 123, the fair value of the stock-based awards to employees is calculated through the use of option-pricing models. These models require subjective assumptions, including future stock price, volatility, and expected time to exercise, which greatly affect the calculated value. Significant assumptions used by the Company for the pro forma calculations disclosed in Note 1 are as follows:

	2004	2003	2002

Risk-free interest rate	3.4% to 4.2%	4.27%	3.83%
Expected life	5 or 10 years	10 years	1 to 10 years
Expected volatility	115%	64%	54%
Expected dividends	None	None	None
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under certain employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards over the period during which an employee is required to provide service in exchange for the award, usually the vesting period.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Compensation cost for SBP transactions will be measured at fair value using a Black-Scholes or similar bi-nomial model. SFAS No. 123R requires us to adopt the new accounting provisions beginning in our third quarter of 2005. As of December 31, 2004, the Company has not completed an evaluation of the impact of applying the various provisions of SFAS No. 123R.

(12)	Income Taxes
      The pretax loss for the years ended December 31, 2004, 2003, and 2002 was taxed by the following jurisdictions:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Domestic	$(1,760)	$(786)	$(304)
Foreign	(357)	(314)	215

	$(2,117)	$(1,100)	$(89)

      The income tax provision charged (benefit credited) for the years ended December 31, 2004, 2003, and 2002 were as follows:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Current
U.S. federal	$—	$—	$—
State	—	—	(32)
Foreign	97	(1)	216

	97	(1)	184

Deferred
U.S. federal	801	80	(87)
State	131	5	(117)
Foreign	(56)	26	62

	876	111	(142)

	$973	$110	$42

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The income tax expense (benefit) differs from the expected amount of income tax expense (benefit) determined by applying the U.S. federal income tax rates to the pretax income (loss) for the years ended December 31, 2004, 2003, and 2002 due to the following:

	Year Ended December 31,

	2004		2003		2002

		Percentage		Percentage		Percentage
		of Pretax		of Pretax		of Pretax
	Amount	Earnings (Loss)	Amount	Earnings (Loss)	Amount	Earnings (Loss)

	(In thousands)
Computed “expected” tax benefit	$(741)	35.0%	$(385)	(35.0)%	$(31)	(35.0)%
Increase (decrease) in income taxes resulting from:
Nondeductible expenses	14	(0.7)	136	12.4	309	349.4
Nontaxable income	(86)	4.1	(95)	(8.7)	(123)	(138.8)
Foreign subsidiary losses	199	(9.4)	173	15.7	244	276.1
Lower rates on earnings of foreign operations	(25)	1.2	(9)	(0.8)	(154)	(174.8)
State taxes, net of federal benefit	(59)	2.8	(54)	(4.9)	(58)	(65.4)
Changes in valuation allowance	1,671	(78.9)	344	31.3	(92)	(104.0)
Refunds of prior years taxes	—	—	—	—	(53)	(58.3)

	$973	(45.9)%	$110	10.0%	$42	49.2%

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities that give rise to the deferred income taxes as of December 31, 2004 and 2003:

	December 31,

	2004	2003

	(In thousands)
Deferred tax assets
Federal and state loss carryforwards	$1,380	$1,022
Federal tax credits	379	88
Foreign loss carryforwards	1,257	1,058
Inventory reserve and capitalization	725	193
Other accruals and reserves	127	9

Total gross deferred tax assets	3,868	2,370
Less valuation allowance	(3,720)	(1,529)

	148	841

Deferred tax liabilities
Property and equipment	(63)	—
Intangible assets	(101)	—
Untaxed foreign reserves	(213)	(194)

Total deferred tax liabilities	(377)	(194)

Net deferred tax assets (liabilities)	$(229)	$647

      The Company reduces its deferred tax assets by a valuation allowance when, based upon the available evidence, it is more likely than not that a significant portion of the deferred tax assets will not be realized. At December 31, 2004, the Company’s deferred tax valuation allowance was attributable to operating loss carryforwards from its various domestic jurisdictions and one of its foreign subsidiaries.
      The components giving rise to the net deferred tax assets described above have been included in the accompanying consolidated balance sheets as of December 31, 2004 and 2003 as follows:

	December 31,

	2004	2003

	(In thousands)
Noncurrent assets	$148	$841
Noncurrent liabilities	(377)	(194)

	$(229)	$647

      At December 31, 2004, the Company has net operating loss carryforwards for federal income tax purposes of $3.6 million, which are available to offset future federal taxable income, if any, which expire beginning in 2009 through 2024. In addition, two of the Company’s domestic subsidiaries have net economic loss carryforwards for state income tax purposes of $2.7 million, which are available to offset future state taxable income, if any, through 2012 and 2014. Further, one of the Company’s foreign subsidiaries also has loss carryforwards for German tax purposes of $3.8 million, which are available to offset future foreign taxable income.
      The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the net operating loss carryforwards are limited, and the Company has taxable income, which exceeds the permissible

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
yearly net operating loss, the Company would incur a federal income tax liability even though net operating losses would be available in future years.
      The Company also has research and development tax credits for federal income tax purposes of $380 thousand at December 31, 2004 that expire in various years from 2007 through 2023.
      The American Job Creation Act of 2004 (“the Act”) was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. The Act provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision, but do not anticipate that the repatriation of foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until the U.S. Congress or the U.S. Treasury Department provides additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position, or liquidity.

(13)	Other Comprehensive Income (Loss)
      The following is a summary of the components of other comprehensive income (loss), net of tax expense, consisting solely of foreign currency translation adjustments, reported in the statements of shareholders’ equity for the years 2004, 2003, and 2002:

	Pre-Tax		Net of Tax
	Amount	Tax Expense	Amount

	(In thousands)
Year ended December 31, 2004
Foreign currency translation adjustment	$1,345	$—	$1,345

Year ended December 31, 2003
Foreign currency translation adjustment	$1,851	$—	$1,851

Year ended December 31, 2002
Foreign currency translation adjustment	$1,053	$(216)	$837

(14)	Largest Customers
      Because of the nature of the business, the Company’s largest customers may vary between years. Net sales to customers comprising at least 10% of consolidated net sales for the years ended December 31, 2004, 2003, and 2002 were within the transportation communications segment to the following major customers:

	Year Ended December 31,

Customer	2004	2003	2002

	(In thousands)
Customer A	$5,053	$7,118	$4,671
Customer B	5,886	*	5,208

	$10,939	$7,118	$9,879

*	The net sales to this customer were less than 10 percent of net sales for the years indicated.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Accounts receivable balances for the customers listed above were as follows at December 31, 2004 and 2003:

	December 31,

	2004	2003

	(In thousands)
Customer A	$852	$1,448
Customer B	736	**

	$1,588	$1,448

**	Balances for this customer were not presented for years in which their net sales were not significant.

(15)	Related Party Transactions
      In July 2004, the Company retained Gilbert Tweed Associates, Inc., an executive search firm located in New York City to conduct a search to fill the position of Chief Financial Officer. Ms. Pinson, a director of DRI, is President and COO of Gilbert Tweed Associates, Inc. and her firm was paid $68 thousand in recruiting fees and out-of-pocket expenses in 2004.
      In August 2002, DRI completed a privately negotiated sale of $1.15 million of convertible subordinated debentures through funds managed by Dallas-based Renaissance Capital Group. Mr. Cleveland, Renaissance Capital Group’s President and Chief Executive Officer, serves on DRI’s Board of Directors. In June 2001, prior to Mr. Cleveland’s involvement as a director of DRI, DRI issued convertible debentures in the amount of $3 million (the “2001 Debentures”) to Renaissance Capital Group containing substantially the same terms as the convertible debentures issued in 2002. Renaissance Capital Group received a closing fee of $17 thousand related to the placement of the debenture. DRI paid Renaissance Capital Group $111 thousand in interest payments on the outstanding debentures in 2004 prior to their conversion to the Company’s Common Stock.
      In the past, the Company purchased electronic components supporting the transportation communications segment from a major shareholder, Lite Vision Corporation (“Lite Vision”), a Taiwan-based company. Lite Vision held 12.7 percent (500,000) of the outstanding shares of Common Stock of the Company at December 31, 2003. Subsequently, that stock was acquired by an individual investor on January 16, 2004. The components purchased from Lite Vision consisted primarily of LED printed circuit display boards and LED/Flip-Dot printed circuit boards. The Company purchased from Lite Vision approximately $3.5 million and $4.4 million in components and assemblies during 2002 and 2001, respectively, but did not make any purchases from Lite Vision during 2003 or 2004. There were not any amounts due to Lite Vision as of December 31, 2003 or 2004. Mr. Joseph Tang, previously President of Lite Vision and affiliated with Lite Vision in early 2003, while also pursuing other private business interests, served on the Company’s Board of Directors through October 4, 2003. During 2002, the Company issued 100,000 shares of restricted, unregistered Common Stock to Lite Vision at $3.00 per share in exchange for a $300 thousand reduction in accounts payable.
      In August 2002, the Company completed a privately negotiated sale of a $250 thousand convertible subordinated debenture to Mr. Higgins, a private investor and a director of the Company. Mr. Higgins received a closing fee of $5,850 related to the placement of the debenture, and $20 thousand in interest payments on the outstanding debenture in 2004. The debenture has an interest rate of 8% annually and matures in August 2009, if not redeemed or converted earlier.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(16)	Segment Information
      The Company has two principal business segments, which are based upon differences in products and technology: (1) transportation communications segment; and (2) law enforcement and surveillance segment. The transportation communications segment produces automated announcement and passenger information systems and electronic destination sign products for municipalities, regional transportation districts, and departments of transportation and bus vehicle manufacturers. The law enforcement and surveillance segment produces digital signal processing products for law enforcement agencies and intelligence gathering organizations.
      Operating income (loss) for each segment is total sales less operating expenses applicable to the segment. Certain corporate overhead expenses including executive salaries and benefits, public company administrative expenses, legal and audit fees, and interest expense are not included in segment operating income (loss). Segment identifiable assets include accounts receivable, inventories, net property and equipment, net intangible assets and net goodwill. Sales, operating income (loss), identifiable assets, capital expenditures, long-lived assets, depreciation and amortization, and geographic information for the operating segments are as follows:

	2004	2003	2002

	(In thousands)
Net loss after income taxes
Transportation communications	$3,576	$3,605	$4,099
Law enforcement and surveillance	244	88	152
Parent entities	(7,296)	(5,926)	(4,618)

	$(3,476)	$(2,233)	$(367)

Net sales
Transportation communications	$45,913	$42,569	$43,551
Law enforcement and surveillance	1,860	1,457	1,587
Parent entities	—	—	—

	$47,773	$44,026	$45,138

Operating income (expense)
Transportation communications	$4,223	$4,317	$4,641
Law enforcement and surveillance	244	88	151
Parent entities	(5,909)	(4,825)	(4,068)

	$(1,442)	$(420)	$724

Interest expense
Transportation communications	$(109)	$(101)	$(142)
Law enforcement and surveillance	—	—	—
Parent entities	(799)	(1,005)	(1,041)

	$(908)	$(1,106)	$(1,183)

Depreciation and amortization
Transportation communications	$602	$469	$361
Law enforcement and surveillance	101	209	38
Parent entities	207	197	87

	$910	$875	$486

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002

	(In thousands)
Capital expenditures
Transportation communications	$1,440	$1,055	$356
Law enforcement and surveillance	151	270	206
Parent entities	186	59	161

	$1,777	$1,384	$723

Income taxes
Transportation communications	$(396)	$(169)	$(95)
Law enforcement and surveillance	—	—	—
Parent entities	(577)	59	53

	$(973)	$(110)	$(42)

Long-lived assets
Transportation communications	$15,165	$13,309	$10,749
Law enforcement and surveillance	1,282	1,232	1,225
Parent entities	569	493	366

	$17,016	$15,034	$12,340

Total assets
Transportation communications	$26,500	$29,699	$29,441
Law enforcement and surveillance	2,330	2,034	2,144
Parent entities	9,211	2,819	1,798

	$38,041	$34,552	$33,383

Geographic information — net sales*
NAFTA	$27,692	$25,909	$30,261
Nordic	5,397	5,011	7,115
European	9,164	8,509	4,501
Asian-Pacific	2,086	1,937	1,751
Middle-Eastern	616	572	—
South American	2,818	2,088	1,510

	$47,773	$44,026	$45,138

Long-lived assets**
NAFTA	$4,193	$3,699	$3,291
Nordic	12,553	11,071	8,810
European	129	167	169
Asian-Pacific	35	25	25
South American	106	72	45

	$17,016	$15,034	$12,340

*	Geographic information regarding net sales was determined based on sales to each geographic area.

**	Geographic information regarding long-lived assets was determined based on the recorded value of those assets on the balance sheets of each of the geographic locations.

(17)	Shareholders’ Rights
      On December 13, 1999, the Board of Directors approved a rights agreement that established a shareholder rights plan designed to prevent any potential acquirer from obtaining control of the Company without negotiating the terms of the transaction with the Board of Directors. Under the rights plan, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of the Company’s

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
outstanding Common Stock, holders of the Common Stock had been granted the right to purchase a fraction of a share of the Company’s Series D Junior Participating Preferred Stock or shares of the Common Stock having a market value of twice the exercise price of the rights. If, after any person acquired the specified percentage of the Common Stock, the Company is involved in a merger, consolidation, sale of assets or similar acquisition transaction, and it is not the acquiring or surviving corporation, then each right would entitle its holder to purchase, at the exercise price, shares of the acquiring or surviving company having a market value of twice the exercise price, and the acquiring or surviving company would be obligated to assume the Company’s obligations under the rights plan.
      The Board of Directors voted to amend the shareholder rights plan to change the expiration date of the purchase rights issued under the Rights Agreement to July 15, 2004. The Rights Agreement was terminated on July 15, 2004, upon expiration of the purchase rights.

(18)	Legal Proceedings
      The Company, in the normal course of its operations, is involved in legal actions incidental to the business. In management’s opinion, the ultimate resolution of these matters will not have a material adverse effect upon the current financial position of the Company or future results of operations.
      On or about September 17, 2002 the Company received a letter from Clever Devices, Ltd. (“Clever”), a New York corporation with its principal place of business located in Syosset, New York. That letter alleged that the StealthMic product of the Company, as introduced to the market in 1999, would infringe U.S. patent number 6,522,754 (“754 Patent”) entitled “Digital Vehicle Microphone System and Method,” which subsequently was issued to Clever by the U.S. Patent Office on February 18, 2003. Upon investigation, and further review by intellectual property counsel of the Company, the Company and its intellectual property counsel were unable to find any basis whatsoever for this allegation of infringement and so informed Clever on several occasions. Nevertheless, Clever proceeded to assert its position without being willing to engage in constructive dialogue to identify the basis for its allegations or to advance understanding of the issues.
      The Company entered into a settlement agreement with Clever Devices, and all claims and causes of action were dismissed with prejudice on June 3, 2004. The terms of the settlement are not material to the Company
      The Company, to the best of its ability, at all times seeks to avoid infringing, and will not knowingly violate the intellectual property rights of others. The Company believes the allegations of Clever are totally without merit and will proceed to defend its rights to conduct business freely while not infringing upon the legitimate intellectual property rights of Clever.

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(19)	Quarterly Financial Data (Unaudited)
      The following is a summary of unaudited quarterly results of operation for the years ended December 31, 2004 and 2003, respectively.

	Year Ended December 31, 2004

	Q1	Q2	Q3	Q4	Total

	(In thousands, except share and per share amounts)
Net sales	$12,136	$11,746	$11,508	$12,383	$47,773
Gross profit	5,084	5,037	4,756	3,069	17,946
Operating income (loss)	595	242	308	(2,587)	(1,442)
Net income (loss) applicable to common shareholders	86	(98)	(623)	(2,841)	(3,476)
Net income (loss) applicable to common shareholders per common share:
Basic	$0.02	$(0.01)	$(0.08)	$(0.40)	$(0.49)
Diluted	$0.02	$(0.01)	$(0.08)	$(0.40)	$(0.49)
Weighted average number of common shares and common share equivalents outstanding
Basic	3,944,475	6,858,851	8,202,786	9,491,736	7,149,544
Diluted	4,110,127	6,858,851	8,202,786	9,491,736	7,149,544

	Year Ended December 31, 2003

	Q1	Q2	Q3	Q4	Total

	(In thousands, except share and per share amounts)
Net sales	$10,917	$12,521	$10,612	$9,976	$44,026
Gross profit	4,344	5,007	4,170	3,355	16,876
Operating income (loss)	131	638	518	(1,707)	(420)
Net income (loss) applicable to common shareholders	(211)	216	104	(2,342)	(2,233)
Net income (loss) applicable to common shareholders per common share
Basic	$(0.06)	$0.06	$0.03	$(0.60)	$(0.58)
Diluted	$(0.06)	$0.04	$0.02	$(0.60)	$(0.58)
Weighted average number of common shares and common share equivalents outstanding Basic	3,804,475	3,812,167	3,944,475	3,944,475	3,873,133
Diluted	3,804,475	6,198,130	6,320,130	3,944,475	3,873,133
      During the third quarter of 2004, the Company recorded a full valuation allowance against its deferred tax assets representing a non-cash charge of $787 thousand to tax expense. SFAS No. 109 “Accounting for Income Taxes (“FAS 109”), requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In addition, the Company expects to provide a full valuation allowance on future domestic tax benefits until the Company can sustain a level of profitability that demonstrates its ability to utilize the deferred tax assets. Also during the quarter, the Company’s domestic

DIGITAL RECORDERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations recorded a charge for obsolete inventory, representing a non-cash charge of $135 thousand in cost of sales, to recognize its net realizable value.
      During the fourth quarter of 2004, the Company’s domestic and foreign operations recorded an additional charge for obsolete inventory, representing a non-cash charge of $1.4 million, against cost of sales to recognize its net realizable value.
      During the fourth quarter of 2003, the Company closed the sale of 300 shares of Series F Convertible Preferred Stock, par value $.10 to Dolphin Offshore Partners, L.P. for a purchase price of $1.5 million. In connection with the sale of the Series F Stock to Dolphin, the Company issued warrants to Dolphin to purchase 319,419 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to certain adjustments. In connection with the issuance of the Series F Stock and related warrants, the Company recorded the beneficial conversion feature, representing a non-cash charge of $703 thousand, against income available for common shareholders based on the relative fair value of the stock and warrants.
      During the fourth quarter of 2003, the Company recorded a partial valuation allowance against its deferred tax assets representing a non-cash charge of $616 thousand to tax expense.

(20)	Subsequent Events
      At a meeting of Series AAA Preferred Stock shareholders held on February 10, 2005, the Series AAA shareholders voted to amend the Company’s Articles of Incorporation to: (1) reduce the annual dividend rate for each share of Series AAA Preferred Stock from 10 percent to 5 percent, and (2) reduce the conversion rate for each share of Series AAA Preferred Stock from $8.00 per share to $5.50 per share, which will result in the number of Common Shares issuable upon the conversion of a single share of Series AAA Preferred Stock increasing from 625 shares to 909 shares and result in the issuance of 223,614 shares if all Series AAA Preferred shares were converted.
      On March 29, 2005, 68 shares of Series AAA Preferred Stock with a liquidation value of $340 thousand was converted into 61,812 shares of the Company’s Common Stock.
      On March 30, 2005, the Company received waivers for violation of financial covenants as of March 31, 2005 under the Company’s working capital line of credit with LaSalle and under the Company’s $250 thousand 8 percent convertible debenture.
      On March 30, 2005, the Company received amendments to the convertible debenture including: (1) elimination of the mandatory principal installments; and (2) change in financial ratios to the tangible net worth and escalating fixed charge coverage ratios as those set forth in the LaSalle Credit Agreement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The expenses we expect to incur in connection with the registration of the shares covered by this registration statement are listed below. All fees, except the SEC registration fee, are estimated.

SEC Registration Fee	$522
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$80,000
Printing Expenses	$6,000
Miscellaneous	$10,000

Total	$146,522

Item 14.	Indemnification of Directors and Officers
      Under our Amended and Restated Articles of Incorporation, as amended, our directors will have no personal liability to us or to our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of any duty as a director. This provision does not apply to a director’s (i) acts or omissions that a director knows or believes were clearly in conflict with our best interests, (ii) approval of an unlawful dividend or distribution, (iii) approval of any transaction from which the director derives an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this provision. In addition, our Amended and Restated Articles of Incorporation provide that if North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of our directors will be limited or eliminated to the fullest extent permitted by the applicable law. This provision does not limit or eliminate the rights of any shareholder to obtain non-monetary relief such as an injunction or recission in the event of a breach of a director’s duty.
      Under the North Carolina Business Corporation Act (the “North Carolina Act”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents, and those who serve, at the corporation’s request, in such capacities with another enterprise, in accordance with applicable law. Our Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.
      The Company purchases insurance under a Director and Officer policy to indemnify its directors, officers and other key management.

Item 15.	Recent Sales of Unregistered Securities
      Each issuance set forth below was made in reliance upon the available exemptions from registration requirements of the Securities Act, contained in Section 4(2), on the basis that such transactions did not involve a public offering. DRI determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in DRI’s securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.
      In July 2002 the Company issued $300,000 of restricted, unregistered common stock to Lite Vision Corporation (“Lite Vision”), a Taiwan-based company, in exchange for a reduction of the same amount in their accounts payable balance. Lite Vision holds 13.1 percent of the outstanding shares of common stock. We purchase electronic components supporting our transportation communications segment from Lite Vision.

      On August 2, 2002, we completed a privately negotiated sale of $1.15 million of convertible subordinated debentures through funds managed by Dallas-based Renaissance Capital Group. Russell C. Cleveland, Renaissance Capital Group’s President and Chief Executive Officer, serves on our Board of Directors. In June 2001, prior to Mr. Cleveland’s involvement as one of our directors, we issued convertible debentures in the amount of $3 million (the “2001 Debentures”) to Renaissance Capital Group containing substantially the same terms as the convertible debentures issued in 2002.
      On August 26, 2002, we completed a privately negotiated sale of a $250,000 convertible subordinated debenture to John D. Higgins, a private investor and one of our directors. Mr. Higgins received a closing fee of $5,850 related to the $250,000 convertible subordinated debenture and Renaissance Capital Group received a closing fee of $17,250 related to the $1.15 million convertible subordinated debentures.
      Beginning in the second quarter of 2003 and concluding during the first quarter of 2004, DRI issued, in private placements, shares of Series E Redeemable Nonvoting, Convertible, Preferred Stock (“Series E Stock”). As of December 31, 2004, DRI had sold 430 shares of the Series E Stock for an aggregate gross purchase price of $2.15 million ($5 thousand per share) to 34 private investors. Series E Stock is convertible at any time into shares of the Common Stock at a conversion price of $3.00 per share of Common Stock, subject to certain adjustments, and, prior to conversion, does not entitle the holders to any voting rights, except as may be required by law. As of December 31, 2004, 223 shares of Series E stock had been converted into shares of DRI’s Common Stock. DRI does not have the right to require conversion. Holders of Series E Stock are entitled to receive cumulative quarterly dividends when, and if, declared by the Board of Directors, at the rate of 7 percent per annum on the liquidation value of $5 thousand per share. Series E Stock is redeemable at the option of DRI at any time, in whole or in part, at a redemption price equal to the liquidation value plus accrued and unpaid dividends. Holders of Series E Stock do not have the right to require redemption. The Series E Stock has liquidation preferences prior to our outstanding shares of Series AAA Preferred Stock and Common Stock.
      On April 26, 2004, we sold 625,000 shares of our Common Stock to investors for $8.00 per share. We received aggregate consideration for the sale in the amount of $5.0 million. We also granted the investors warrants to acquire 125,000 shares of our Common Stock at an exercise price of $8.80 per share, exercisable for a period ending five years after the date of issuance. Additionally, we granted a placement agent warrants to acquire 62,500 shares of our Common Stock at an exercise price of $10.25, exercisable for a period ending five years after the date of issuance. These warrants first became exercisable on October 26, 2004. In connection with the above transaction, we granted registration rights for the common shares purchased in the private placement and issuable upon exercise of the warrants. We subsequently filed a registration statement with the SEC registering such shares of Common Stock, which was declared effective on July 8, 2004.
      On October 6, 2004, DRI completed a $5 million private placement of its Common Stock to an institutional investor. The Company sold 1,207,729 shares of Common Stock to the investor for $4.14 per share. In connection with the sale of its Common Stock to the investor, the Company issued warrants to the investor to purchase 241,546 shares of the Company’s Common Stock at an exercise price of $6.00 per share. The warrants are exercisable at any time beginning on April 6, 2005, the six-month anniversary of the date of issuance, and have a term of five years. The Company paid a cash fee of $400 thousand and issued warrants to Roth Capital Partners, its placement agent in the private placement, to purchase 120,773 shares at an exercise price of $5.28 per share. These warrants are also exercisable at any time beginning on April 6, 2005, the six-month anniversary of the date of issuance, and have a term of five years expiring on October 6, 2009. A registration statement registering the Common Stock and warrants has been filed and is under review by the Securities and Exchange Commission.
      The aggregate proceeds from the sale of the Series E and Common Stock, after payment of offering expenses, were used for general working capital and other corporate purposes.

Item 16.	Exhibits and Financial Statement Schedules
      (a) Exhibits
      The following documents are filed herewith or have been included as exhibits to previous filings with the SEC and are incorporated herein by this reference:

Exhibit
No.	Document

3.1	Amended and Restated Articles of Incorporation of the Company(1)
3.2	Articles of Amendment to Articles of Incorporation of the Company containing Certificate of Designation of Series E Redeemable Nonvoting Convertible Stock(2)
3.3	Articles of Amendment to Articles of Incorporation of the Company containing Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock(3)
3.4	Amended and Restated Bylaws of the Company(4)
3.5	Amendment to Amended and Restated Bylaws of the Company(5)
3.6	Articles of Amendment to the Articles of Incorporation of the Company containing Series AAA Preferred Stock Change in Quarterly Dividend Accrual and Conversion Price (19)
4.1	Form of specimen certificate for Common Stock of the Company(6)
4.2	Form of Underwriter’s warrants issued by the Company to the Underwriter(6)
4.3	Warrant Agreement between the Company and Continental Stock Transfer & Trust Company(6)
5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. regarding legality(20)
10.1	Executive Employment Agreement, dated January 1, 1999, between the Company and Larry Hagemann(5)
10.2	Executive Employment Agreement, dated January 1, 1999, between the Company and Larry Taylor(5)
10.3	Form of Office Lease, between the Company and Sterling Plaza Limited Partnership(7)
10.4	Lease Agreement, between the Company and The Prudential Savings Bank, F.S.B., dated December 18, 1998(6)
10.5	Extended Employment Agreement, dated December 17, 2001, between the Company and David Turney(8)
10.6	Form of Loan Agreement, dated as of August 26, 2002, between the Company and John D. Higgins(9)
10.7	Form of Digital Recorders, Inc., Convertible Debenture, dated August 26, 2002, issued to John D. Higgins(9)
10.8	Form of Security Agreement, dated August 26, 2002, between the Company and John D. Higgins(9)
10.9	Form of Pledge Agreement, dated August 26, 2002, between the Company and John D. Higgins(9)
10.10	Form of Subsidiary Guarantee, dated August 26, 2002, by Subsidiaries of the Company in favor of John D. Higgins(9)
10.11	Form of Subsidiary Security Agreement, dated August 26, 2002, among the Company, TwinVision® of North America, Inc. and John D. Higgins(9)
10.12	Share Purchase Agreement, dated as of October 13, 2003, by and between Dolphin Offshore Partners, L.P. and the Company(10)
10.13	Stock Purchase Warrant, dated as of October 13, 2003, issued by the Company to Dolphin Offshore Partners, L.P. (terminated)(10)
10.14	Amended and Restated Registration Rights Agreement, dated as of April 1, 2004, by and between Dolphin Offshore Partners, L.P.(3)
10.15	Securities Purchase Agreement, dated as of November 5, 2003, by and between LaSalle Business Credit, LLC, as lender, and the Company, as borrower(10)
10.16	Loan and Security Agreement, dated as of November 6, 2003, by and between LaSalle Business Credit, LLC, as lender, and the Company, as borrower(10)

Exhibit
No.	Document

10.17	Warrant Agreement, dated March 23, 2004, between Digital Recorders, Inc. and Fairview Capital Ventures LLC(11)
10.18	Securities Purchase Agreement dated as of April 21, 2004, among Digital Recorders, Inc. and the investors named therein(12)
10.19	Registration Rights Agreement dated as of April 21, 2004, among Digital Recorders, Inc. and the investors named therein(12)
10.20	Form of Warrant dated as of April 21, 2004, issued by Digital Recorders, Inc. to each of the Investors named in the Securities Purchase Agreement filed as Exhibit 10.18 hereto(12)
10.21	Warrant, dated April 26, 2004, issued by the Company to Roth Capital Partners, LLC(13)
10.22	Amendment No. 2 to Rights Agreement, dated July 8, 2004, between Digital Recorders, Inc. and Continental Stock Transfer & Trust Company(14)
10.23	Securities Purchase Agreement, dated October 5, 2004, between the Company and Riverview Group LLC(15)
10.24	Registration Rights Agreement, dated October 5, 2004, between the Company and Riverview Group LLC(15)
10.25	Warrant, dated October 6, 2004, issued by the Company to Riverview Group, LLC (15)
10.26	Amended and Restated Warrant, dated October 6, 2004, issued by the Company to Roth Capital Partners, LLC(17)
10.27	Executive Employment Agreement, between the Company and David N. Pilotte, dated October 25, 2004(16)
10.28	First Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated December 11, 2002 (18)
10.29	Second Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated June 18, 2003 (18)
10.30	Third Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated August 21, 2003 (18)
10.31	Fourth Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated September 8, 2003 (18)
10.32	First Amendment, between the Company and Sterling Plaza Limited Partnership, d/b/a Dallas Sterling Plaza Limited Partnership, dated August 25, 2003 (18)
10.33	Second Amendment, between Sterling Plaza Limited Partnership, d/b/a Dallas Sterling Plaza Limited Partnership and the Company, dated September 17, 2004 (18)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of McGladrey & Pullen, LLP (filed herewith)
23.3	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. (included in Exhibit 5.1)

(1)	Incorporated herein by reference from the Company’s Registration Statement on Form S-3, filed with the SEC on December 23, 2003.

(2)	Incorporated herein by reference from the Company’s Report on Form 8-K, filed with the SEC on November 12, 2003.

(3)	Incorporated herein by reference from the Company’s Report on Form 8-K, filed with the SEC on April 14, 2004.

(4)	Incorporated herein by reference from the Company’s Registration Statement on Form SB-2.

(5)	Incorporated herein by reference from the Company’s Proxy Statement for the Annual Meeting of Shareholders for fiscal year 2000, filed with the SEC on June 6, 2001.

(6)	Incorporated herein by reference from the Company’s Registration Statement on Form SB-2, filed with the SEC (SEC File No. 33-82870-A).

(7)	Incorporated herein by reference from the Company’s Form 10-KSB/ A, filed with the SEC on May 21, 2001.

(8)	Incorporated herein by reference from the Company’s Form 10-KSB, filed with the SEC on March 27, 2002.

(9)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on August 30, 2002.

(10)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on November 12, 2003.

(11)	Incorporated herein by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on April 16, 2004.

(12)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on April 22, 2004.

(13)	Incorporated herein by reference to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004.

(14)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on July 8, 2004.

(15)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on October 7, 2004.

(16)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on October 22, 2004.

(17)	Incorporated herein by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004.

(18)	Incorporated herein by reference to the Company’s Registration Statement of Form S-1, filed with the SEC on January 4, 2005.

(19)	Incorporated by reference to the Company’s report on Form 10-K for the year ended December 31, 2004.

(20)	Incorporated by reference to the Company’s report on Form S-3, filed with the SEC on May 26, 2004.
      (b) Financial Statement Schedule
      Schedule II — Valuation and Qualifying Accounts **

**	Set forth in the Financial Statements and Supplemental Data included in the prospectus.
Item 17.     Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 21, 2005.

DIGITAL RECORDERS, INC.

/s/ David L. Turney

David L. Turney
Chairman, Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David L. Turney David L. Turney	Chairman, Chief Executive Officer, President and Director (principal executive officer)	April 21, 2005

/s/ David N. Pilotte David N. Pilotte	Vice President and Chief Financial Officer (principal financial and accounting officer)	April 21, 2005

/s/ Lawrence A. Taylor Lawrence A. Taylor	Director	April 21, 2005

/s/ Stephanie L. Pinson Stephanie L. Pinson	Director	April 21, 2005

/s/ Julian Tenney Julian Tenney	Director	April 21, 2005

/s/ C. James Meese, Jr. C. James Meese, Jr.	Director	April 21, 2005

/s/ John K. Pirotte John K. Pirotte	Director	April 21, 2005

/s/ Russell Cleveland Russell Cleveland	Director	April 21, 2005

/s/ John D. Higgins John D. Higgins	Director	April 21, 2005

Signature	Title	Date

/s/ J. Phillips L. Johnson J. Phillips L. Johnson	Director	April 21, 2005

/s/ Nuria I. Fernandez Nuria I. Fernandez	Director	April 21, 2005

SCHEDULE II
DIGITAL RECORDERS, INC.
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002

		Additions
	Balance at	Charged to
	Beginning of	Costs and			Balance at
	Year	Expenses	Deductions(a)		End of Year

	(In thousands)
Allowance for Doubtful Accounts
Year ended December 31, 2004	$115	$110	$(53	)(a)	$172
Year ended December 31, 2003	146	32	(63	)(a)	115
Year ended December 31, 2002	115	88	(57	)(a)	146

(a)	Write-off of uncollectible accounts.

EXHIBIT INDEX

Exhibit
No.	Document

3.1	Amended and Restated Articles of Incorporation of the Company(1)
3.2	Articles of Amendment to Articles of Incorporation of the Company containing Certificate of Designation of Series E Redeemable Nonvoting Convertible Stock(2)
3.3	Articles of Amendment to Articles of Incorporation of the Company containing Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock(3)
3.4	Amended and Restated Bylaws of the Company(4)
3.5	Amendment to Amended and Restated Bylaws of the Company(5)
3.6	Articles of Amendment to the Articles of Incorporation of the Company containing Series AAA Preferred Stock Change in Quarterly Dividend Accrual and Conversion Price (19)
4.1	Form of specimen certificate for Common Stock of the Company(6)
4.2	Form of Underwriter’s warrants issued by the Company to the Underwriter(6)
4.3	Warrant Agreement between the Company and Continental Stock Transfer & Trust Company(6)
5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. regarding legality (20)
10.1	Executive Employment Agreement, dated January 1, 1999, between the Company and Larry Hagemann(5)
10.2	Executive Employment Agreement, dated January 1, 1999, between the Company and Larry Taylor(5)
10.3	Form of Office Lease, between the Company and Sterling Plaza Limited Partnership(7)
10.4	Lease Agreement, between the Company and The Prudential Savings Bank, F.S.B., dated December 18, 1998(6)
10.5	Extended Employment Agreement, dated December 17, 2001, between the Company and David Turney(8)
10.6	Form of Loan Agreement, dated as of August 26, 2002, between the Company and John D. Higgins(9)
10.7	Form of Digital Recorders, Inc., Convertible Debenture, dated August 26, 2002, issued to John D. Higgins(9)
10.8	Form of Security Agreement, dated August 26, 2002, between the Company and John D. Higgins(9)
10.9	Form of Pledge Agreement, dated August 26, 2002, between the Company and John D. Higgins(9)
10.10	Form of Subsidiary Guarantee, dated August 26, 2002, by Subsidiaries of the Company in favor of John D. Higgins(9)
10.11	Form of Subsidiary Security Agreement, dated August 26, 2002, among the Company, TwinVision® of North America, Inc. and John D. Higgins(9)
10.12	Share Purchase Agreement, dated as of October 13, 2003, by and between Dolphin Offshore Partners, L.P. and the Company(10)
10.13	Stock Purchase Warrant, dated as of October 13, 2003, issued by the Company to Dolphin Offshore Partners, L.P. (terminated)(10)
10.14	Amended and Restated Registration Rights Agreement, dated as of April 1, 2004, by and between Dolphin Offshore Partners, L.P.(3)
10.15	Securities Purchase Agreement, dated as of November 5, 2003, by and between LaSalle Business Credit, LLC, as lender, and the Company, as borrower(10)
10.16	Loan and Security Agreement, dated as of November 6, 2003, by and between LaSalle Business Credit, LLC, as lender, and the Company, as borrower(10)
10.17	Warrant Agreement, dated March 23, 2004, between Digital Recorders, Inc. and Fairview Capital Ventures LLC(11)
10.18	Securities Purchase Agreement dated as of April 21, 2004, among Digital Recorders, Inc. and the investors named therein(12)
10.19	Registration Rights Agreement dated as of April 21, 2004, among Digital Recorders, Inc. and the investors named therein(12)

Exhibit
No.	Document

10.20	Form of Warrant dated as of April 21, 2004, issued by Digital Recorders, Inc. to each of the Investors named in the Securities Purchase Agreement filed as Exhibit 10.18 hereto(12)
10.21	Warrant, dated April 26, 2004, issued by the Company to Roth Capital Partners, LLC(13)
10.22	Amendment No. 2 to Rights Agreement, dated July 8, 2004, between Digital Recorders, Inc. and Continental Stock Transfer & Trust Company(14)
10.23	Securities Purchase Agreement, dated October 5, 2004, between the Company and Riverview Group LLC(15)
10.24	Registration Rights Agreement, dated October 5, 2004, between the Company and Riverview Group LLC(15)
10.25	Warrant, dated October 6, 2004, issued by the Company to Riverview Group, LLC (15)
10.26	Amended and Restated Warrant, dated October 6, 2004, issued by the Company to Roth Capital Partners, LLC(17)
10.27	Executive Employment Agreement, between the Company and David N. Pilotte, dated October 25, 2004(16)
10.28	First Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated December 11, 2002 (18)
10.29	Second Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated June 18, 2003 (18)
10.30	Third Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated August 21, 2003 (18)
10.31	Fourth Lease Amendment, between the Company and Property Reserve, Inc., f/k/a The Prudential Savings Bank, F.S.B., dated September 8, 2003 (18)
10.32	First Amendment, between the Company and Sterling Plaza Limited Partnership, d/b/a Dallas Sterling Plaza Limited Partnership, dated August 25, 2003 (18)
10.33	Second Amendment, between Sterling Plaza Limited Partnership, d/b/a Dallas Sterling Plaza Limited Partnership and the Company, dated September 17, 2004 (18)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of McGladrey & Pullen, LLP (filed herewith)
23.3	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. (included in Exhibit 5.1)

(1)	Incorporated herein by reference from the Company’s Registration Statement on Form S-3, filed with the SEC on December 23, 2003.

(2)	Incorporated herein by reference from the Company’s Report on Form 8-K, filed with the SEC on November 12, 2003.

(3)	Incorporated herein by reference from the Company’s Report on Form 8-K, filed with the SEC on April 14, 2004.

(4)	Incorporated herein by reference from the Company’s Registration Statement on Form SB-2.

(5)	Incorporated herein by reference from the Company’s Proxy Statement for the Annual Meeting of Shareholders for fiscal year 2000, filed with the SEC on June 6, 2001.

(6)	Incorporated herein by reference from the Company’s Registration Statement on Form SB-2, filed with the SEC (SEC File No. 33-82870-A).

(7)	Incorporated herein by reference from the Company’s Form 10-KSB/ A, filed with the SEC on May 21, 2001.

(8)	Incorporated herein by reference from the Company’s Form 10-KSB, filed with the SEC on March 27, 2002.

(9)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on August 30, 2002.

(10)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on November 12, 2003.

(11)	Incorporated herein by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on April 16, 2004.

(12)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on April 22, 2004.

(13)	Incorporated herein by reference to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004.

(14)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on July 8, 2004.

(15)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on October 7, 2004.

(16)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed with the SEC on October 22, 2004.

(17)	Incorporated herein by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004.

(18)	Incorporated herein by reference to the Company’s Registration Statement of Form S-1, filed with the SEC on January 4, 2005.

(19)	Incorporated by reference to the Company’s report on Form 10-K for the year ended December 31, 2004.

(20)	Incorporated by reference to the Company’s report on Form S-3, filed with the SEC on May 26, 2004.